      As filed with the Securities and Exchange Commission on May 12, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                              ICONIXX CORPORATION
             (Exact name of Registrant as specified in its charter)

         Delaware                     7371                  58-241497
     (State or other           (Primary Standard         (I.R.S. Employer
     jurisdiction of               Industrial          Identification No.)
     incorporation or         Classification Code
      organization)                 Number)

                                ----------------
                              8300 Boone Boulevard
                                   Suite 250
                                Vienna, VA 22182
                                 (703) 790-9008
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                ----------------
                               Graham B. Perkins
        Vice President, Chief Financial Officer, Secretary and Treasurer
                              ICONIXX CORPORATION
                              8300 Boone Boulevard
                                   Suite 250
                                Vienna, VA 22182
                                 (703) 790-9008
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:
          Steven A. Museles                     Joseph E. Mullaney III
            Kevin L. Vold                    Mintz, Levin, Cohn, Ferris,
        Hogan & Hartson L.L.P.                 Glovsky and Popeo, P.C.
     555 Thirteenth Street, N.W.                 One Financial Center
     Washington, D.C. 20004-1109                   Boston, MA 02111
            (202) 637-5600                          (617) 542-6000

                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                         Proposed maximum
 Title of each class of securities   aggregate offering price      Amount of
          to be registered                     (1)             registration fee
-------------------------------------------------------------------------------
 Common Stock, $.01 par value.....         $86,250,000              $22,770
-------------------------------------------------------------------------------

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION - May 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
       , 2000

[LOGO OF ICONIXX]

                                Shares of Common Stock

--------------------------------------------------------------------------------

    Iconixx Corporation:         The Offering:


    . We are a leading e-        . We are offering     shares of our
      business solutions           common stock.
      provider focused on
      leveraging emerging        . The underwriters have an option to
      wireless and broadband       purchase an additional shares from us
      technologies to enhance      to cover over-allotments.
      our clients' businesses.
                                 . This is our initial public offering and
    . 8300 Boone                   we anticipate that the initial public
      Boulevard, Suite 250         offering price will be between    and
      Vienna, VA 22182             per share.
      (703) 790-9008
                                 . Closing:      , 2000.
    Proposed Symbol & Market:

    . ICXX/Nasdaq
      National Market

    --------------------------------------------------
                                       Per Share Total
    --------------------------------------------------
     Public offering price:               $       $
     Underwriting fees:
     Proceeds to Iconixx Corporation:
    --------------------------------------------------

    This investment involves risks. See "Risk
    Factors" beginning on Page 4.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette                            Bear, Stearns & Co. Inc.

                         Banc of America Securities LLC

                                   DLJdirect Inc.

                        INSIDE FRONT COVER OF PROSPECTUS

   [Graphic consists of icons representing a laptop computer, wireless telephone, palmtop computing device and a desktop computer employing broadband technology, all connected to the Internet, represented by the letters "www."
 The word "Iconixx" appears in a box above the icons.]

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    4
Special Note Regarding Forward-
 Looking Statements.................   11
Use of Proceeds.....................   12
Dividend Policy.....................   12
Capitalization......................   13
Dilution............................   14
Selected Financial Data.............   15
Pro Forma Condensed Combined
 Financial Data.....................   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   24

                                     Page
Business...........................   35
Management.........................   49
Related Party Transactions.........   57
Principal Stockholders.............   60
Description of Capital Stock.......   62
Shares Eligible For Future Sale....   64
Underwriting.......................   66
Legal Matters......................   69
Experts............................   69
Where You Can Find More Information
 About Iconixx Corporation.........   69
Index to Financial Statements......  F-1

                               PROSPECTUS SUMMARY

   The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in this offering. The other information is important, so please read this entire prospectus carefully.

                              Iconixx Corporation

   We are a leading end-to-end e-business solutions provider focused on leveraging broadband, wireless and other emerging technologies to enhance our clients' businesses. We deliver comprehensive, high-quality e-business solutions that capitalize on the interdependency of user experience, mission-critical business applications and robust network infrastructure to enhance value in online business. Our services include e-business strategy and planning, user experience, business functionality and network infrastructure. These services, combined with our deep expertise in wireless and broadband technologies, enable us to create dynamic, media-rich and scalable e-business solutions for our clients that allow them to increase speed to market and e-commerce activity. We enjoy long-standing relationships with our clients, which range from the Global 1000 to emerging growth companies.

   Because organizations generally find it more efficient for one firm to serve as the single source providing all of these services, we believe that our end-to-end services provide us with a competitive advantage in the marketplace. As a part of our e-business strategy and planning services, we assist our clients in developing e-business models, web channels and Internet strategies, and designing business processes and network architectures. Our user experience services include branding and web design to create an engaging experience for our client's customers. To provide each client with an e-business solution that supports its Internet strategy and provides a compelling user experience, our business functionality services include the development and integration of custom-designed applications, commercially available software packages and legacy applications that allow users to access data and execute transactions over the Internet. Our network infrastructure services include the planning, designing and implementing of server and network architectures that support transaction-intensive applications, integrate a client's e-business solutions with its existing network and deliver wireless and broadband content.

   The broad adoption of the Internet as a new channel of communication and commerce is redefining and fundamentally changing the economics of business. The recent evolution of the communications and Internet infrastructure has heightened the level of sophistication demanded of Internet applications. The growth in wireless communications solutions has allowed anytime, anywhere access to the Internet, which has significantly increased traffic to an organization's website and affected how data and processes are designed and delivered to users. At the same time, the growing demand for increased transmission frequency and volume, coupled with the need to support applications with media-rich content and increased traffic and transaction activity, has driven the demand for increased bandwidth and broadband capabilities. The emergence of wireless and broadband technologies is producing a fundamental change in the types of e-business solutions organizations require. As a result, today's e-business solutions are becoming increasingly complex and need to be more flexible and scalable to take advantage of new market opportunities.

   We manage the delivery of these services using a collaborative approach within our cross-functional teams that is designed to create business value by:

  . implementing a state-of-the-art solution that is aligned with the client's business strategy;

  . accelerating the deployment of the solution;

  . integrating the solution with the client's existing business practices and processes;

  . offering the client a secure, reliable and scalable solution; and

  . preserving the flexibility to modify the solution to allow the client to deploy emerging technologies faster than its competitors.

   We were organized in Delaware in September 1995 under the name "Business Solutions Group, LLC." In November 1999, following our acquisition of IconixGroup, Inc., we changed our name to Iconixx Corporation. Our principal executive offices are located at 8300 Boone Boulevard, Vienna, VA 22182 and our telephone number is (703) 790-9008. Our website can be found at www.iconixx.com. Information contained on our website is not intended to be a prospectus and is not incorporated into this prospectus.

                                  The Offering

Common stock offered ...............      shares
Common stock to be outstanding after
 this offering......................      shares
Use of proceeds.....................  To repay indebtedness and for general corporate purposes, including funding our
                                      operations, working capital and possible
                                      acquisitions of complementary businesses.
Proposed Nasdaq National Market
 Symbol.............................  ICXX

   The     shares of common stock to be outstanding after this offering is
based on the     shares outstanding as of       , 2000 and includes     shares
of common stock being sold by us in this offering. The number of shares of
common stock that will be outstanding after this offering excludes     shares
of common stock underlying options granted under our 1999 stock option plan and outstanding as of April 30, 2000 at a weighted average exercise price of $ per share.

                   Assumptions That Apply To This Prospectus

   Unless we indicate otherwise, all share amounts and financial information in this prospectus assume the following:

  . an increase in the number of our authorized shares of common stock to be effected on completion of this offering;

  . no exercise by the underwriters of their over-allotment option;

  . the conversion of all currently outstanding shares of our convertible
    preferred stock into     shares of our common stock;

  . the conversion of our currently outstanding convertible promissory notes
    into     shares of our common stock; and

  . a  -for-  stock split to be effected before completion of this offering.

                  Summary Actual and Pro Forma Financial Data
                     (in thousands, except per share data)

   The following summary actual and pro forma financial data have been derived from:

  . our audited consolidated financial statements for each of the three years in the period ended December 31, 1999;

  . our unaudited consolidated financial statements for the three months ended March 31, 2000; and

  . our unaudited pro forma condensed combined financial data included elsewhere in this prospectus.

   You should read the information below with our consolidated financial statements and the related notes, "Use of Proceeds," "Capitalization," "Pro Forma Condensed Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                 Three Months Ended
                                Year Ended December 31,            March 31, 2000
                          ------------------------------------ -----------------------
                                  Actual            Pro Forma    Actual     Pro Forma
                          -----------------------     1999
                           1997    1998    1999
                                                   (unaudited) (unaudited) (unaudited)
Statement of Operations
 Data:
Revenues................  $18,568 $49,898 $48,978    $78,957    $ 14,026    $ 20,533
Gross profit............    3,636   9,373   9,678     26,971       4,491       8,219
Income (loss) from
 operations.............    2,923   6,175   2,152    (23,465)     (3,908)     (6,444)
Net income (loss)
 attributable to common
 stockholders...........    2,953   6,300    (199)   (33,033)    (10,089)    (14,267)
Basic and diluted net
 income (loss) per
 common share...........  $  0.16 $  0.34 $ (0.01)   $ (0.85)   $  (0.22)   $  (0.26)
                                                                As of March 31, 2000
                                                               -----------------------
                                                                 Actual    As Adjusted
Balance Sheet Data:
Cash and cash
 equivalents............                                        $  4,639
Working capital.........                                           5,095
Total assets............                                         102,986
Total debt and other
 long-term obligations..                                          17,500
Class A convertible
 preferred stock........                                          92,846
Stockholders' (deficit)
 equity.................                                         (20,774)

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

                         Risks Related to Our Business

Our limited operating history, particularly in light of our recent acquisitions, makes it difficult for you to evaluate our business and to predict our future success.

   Our senior management team came together in September 1998 through the formation of Empyrean Group, Inc. Our limited operating history as a combined company may make it difficult for you to predict our future success. In August 1999, we recapitalized Business Solutions Group, Inc., a provider of systems and software development and network architecture consulting services to the telecommunications industry with approximately 190 professionals at the time of the recapitalization. In November 1999, we acquired IconixGroup, a web development, strategy and branding firm with approximately 65 professionals, and renamed our combined operations "Iconixx Corporation." In March 2000, we acquired three additional companies:

  . Lead Dog Design, Inc., a provider of web, multimedia and print design services with approximately 45 professionals;

  . Internet Information Services, Inc., a provider of Internet technology consulting and professional services with approximately 55 professionals; and

  . EnterpriseWorks, LLC, a provider of web-based information technology solutions, including e-business, customer care, sales force automation and infrastructure design services, with approximately 130 professionals.

   You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business, many of which are beyond our control. You should not rely on the historical results of operations of the acquired companies as indications of our future performance. The uncertainty of our future performance and of our operation in a new and expanding market increase the risk that your investment will decline.

We were not profitable in the first quarter of 2000 and do not expect to achieve profitability in the near future, if ever.

   We had a loss from operations of $3.9 million for the three months ended March 31, 2000. As a result of our continued amortization of the goodwill we acquired in our recent acquisitions and our intention to spend significant time and money to acquire and invest in sales and marketing, operating companies and the infrastructure required to support our combined operations, we expect to continue to incur net losses for the foreseeable future and may never become profitable. As of March 31, 2000, we had goodwill and other intangible assets of approximately $81.9 million, net of accumulated amortization. The charges we expect to incur in connection with the amortization of these intangible assets will adversely affect our net income for the foreseeable future. Additionally, we may not ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of our intangible assets may not be recoverable, we may take an additional charge to our earnings. If we take an additional charge or charges, our results of operations would likely suffer.

If our operating results fluctuate from quarter to quarter, we may fail to meet the expectations of our investors and analysts, and our stock price would likely decline.

   Our financial results may fluctuate from quarter to quarter. In future quarters, our operating results may not meet investors' and public market analysts' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including:

  . the number, size, timing and scope of our projects;

  . client concentration;

  . long and unpredictable sales cycles;

  . contract terms of projects;

  . project delays or cancellations;

  . competition for and utilization of employees;

  . how well we estimate the resources we need to complete projects;

  . the integration of acquired businesses;

  . pricing changes in the industry; and

  . economic conditions specific to the Internet and information technology consulting.

   A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in our projects, including fluctuations in our Sprint projects similar to those that have occurred in the past, or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

Because we have grown rapidly and we expect our growth to continue, we may have difficulty managing our growth effectively, which could adversely affect the quality of our services and the results of our operations.

   We have grown rapidly and expect to continue to grow rapidly by acquiring new companies, hiring new employees and serving new industry and geographic markets. We have acquired five companies since August 1999. The integration of these acquisitions presents us with significant financial, managerial and operational challenges. Further, as a result of these acquisitions, the total number of professionals under our current senior management team has grown from six to 480 between September 1998 and March 31, 2000, and several members of our senior management team have only recently joined us. Our recent growth has placed, and is expected to continue to place, a significant strain on our management and our operating and financial systems. We do not believe our recent growth rate is sustainable for the long term.

   Our personnel, systems, procedures and controls may be inadequate to support our future operations. To accommodate the anticipated increase in the number of projects, clients and size of our operations, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We currently plan to implement or redesign several internal systems, including our financial, accounting, human resources, resource planning, sales force automation and knowledge management systems. We may encounter difficulties in developing and implementing these new systems. If we are unable to meet these challenges, the quality of our services may suffer, causing us to lose customers and revenues.

Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

   We expect to continue to grow rapidly by acquiring new companies, increasing both the number of clients served and the number and types of products and services we offer. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do acquire a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations.

   The companies we target for acquisition may not have audited financial statements and often have varying degrees of internal controls and detailed financial information. As a result, we may acquire undisclosed liabilities or experience lower-than-expected revenues or higher-than-expected costs, which could adversely affect our operating results. Furthermore, we may issue equity securities or incur debt to pay for future acquisitions. If we issue equity securities, your ownership share of Iconixx could be reduced. If we obtain debt financing, we may be required to agree to restrictions on our activities that could impair our ability to execute our business plan.

Our future success depends on our ability to keep pace with rapid technological changes, evolving industry standards and changing client requirements.

   The market for the e-business solutions we provide is relatively new and evolving rapidly. Our future success will depend, in part, upon our ability to provide services that are accepted by our clients as an integral part of their business model. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand for e-business solutions will depend upon a number of factors, including the following:

  . the growth in consumer access to, and acceptance of, new interactive technologies;

  . the adoption of Internet-based business models; and

  . the development of technologies, including wireless and broadband network architectures and applications, that facilitate two-way communication between companies and targeted audiences.

We have a limited number of significant clients, including Sprint, which provided 57.4% of our pro forma revenues for 1999. If we lose a major client or significant project, our revenues would be adversely affected.

   We generate much of our revenues from a limited number of major clients. As a result, if we lose a major client or large project, our revenues would be adversely affected. In 1999, for example, giving effect to our five recent acquisitions as if they had all occurred on January 1, 1999, our largest client, Sprint, accounted for approximately 57.4% of our revenues. Based upon contract orders currently outstanding, our agreement with Sprint expires December 2000. This agreement may, however, be terminated by Sprint before then on 14 days' notice to us. We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenues from a major client that constitute a large portion of a particular quarter's revenues. If we were to lose Sprint or any of our other major clients or if Sprint or any of our major clients were to cancel or significantly reduce a large project's scope, our revenues could decline. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

We have many short-term engagements that can be cancelled with little or no notice without penalty. If clients, including the start-up ventures we service, terminate engagements with us, our results of operations could suffer.

   Our engagements with clients are generally short-term. Also, most clients can reduce or cancel their engagements for our services without penalty and with little or no notice. If a significant client or a number of small clients terminate or significantly reduce business relationships with us, our revenues could decline significantly. Consequently, you should not predict or anticipate our future revenues based on the number of clients we have or the number and size of our existing projects. When a client postpones, significantly reduces the scope of or cancels a project, we have to shift our employees to other projects in an attempt to minimize the resulting adverse impact on our operating results.

   In addition, we believe that an increasing portion of our future revenues could be derived from emerging companies formed specifically to conduct business over the Internet. These companies often have little or no earnings or cash flow, and their businesses are more likely to fail than those of more mature companies. As a result, these clients may cancel their engagements without paying our fees in a timely fashion, if at all.

If we fail to meet our clients' expectations, we could damage our reputation and have difficulty attracting new business.

   Many of our projects are complex and critical to our clients. As a result, if we fail or are unable to meet a client's expectations, we could damage our reputation. This could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for economic damages. Any claims brought against us could exceed the level of our insurance. The insurance we carry may not continue to be available on economically reasonable terms, or at all. If we lose a lawsuit arising from one or more claims that are uninsured or in excess of our insurance coverage or cause us to agree to premium increases or other adverse changes to our insurance policies, our revenues could be adversely affected.

If we are unable to leverage our knowledge of network architectures, we may be unable to successfully increase or maintain our client base and revenues.

   To date, we have generated a majority of our revenues from network architecture consulting services related to large-scale, complex networks through our work with Sprint. We believe that we will continue to derive a significant portion of our revenues from providing these services to Sprint and other clients. As a result, our future success depends on the continued growth and acceptance of large-scale, complex computer networks and the current trend among our clients to use third-party providers. If the growth in the use of networks does not continue, our business may not grow and our revenues may decline.

If our cash needs change, we may not be able to obtain sufficient funds to execute our business plan in the future.

   We expect that the net proceeds of this offering, together with our cash from operations, will be sufficient to fund our operations for the next 12 months. If, however, our cash needs change as a result of our desire to pursue additional acquisitions, accelerate our growth or otherwise, we may require additional financing earlier to fund operations, capital expenditures for expansion and acquisitions. If we obtain additional equity financing, the per share value of our outstanding common stock may be diluted. If we obtain additional debt financing, we may be required to agree to restrictions on our activities that could impair our ability to execute our business plan. For example, these restrictions may prohibit us from incurring additional debt or making acquisitions without lender approval. In general, if we are unable to obtain financing on favorable terms, we may be unable to implement our business plan.

We could lose money on our fixed-price contracts.

   From time to time, we enter into fixed-price, fixed-time contracts, rather than contracts based on payment for time and materials. On occasion, we fix the price or timeframe before we finalize the design specifications. If we miscalculate the resources or time we need for these projects, we could lose money on these projects.

We could become involved in disputes with our clients over intellectual property rights, which could cause us to lose clients, incur significant expenses and pay damages.

   In our normal course of business, we develop software applications for specific client engagements. From time to time, we sell ownership of the software to the client on completion of the engagement, although we generally retain a license for limited uses. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to sell or use similar applications and frameworks we created for particular clients. A successful claim could subject us to significant liability that would have a material adverse effect on our liquidity and capital resources. In addition, even the successful defense of a claim could require us to incur substantial costs and result in diversion of our management's efforts and damage to our brand perception by our clients.

We sometimes enter into non-compete agreements with our clients and agree not to perform services for our clients' competitors, which reduces the number of our prospective clients and sources of revenues.

   We sometimes agree to enter into contracts which contain restrictive provisions that prohibit us from performing the same or substantially similar services or developing similar products for our clients' competitors. These restrictive provisions generally last for the term of our contract and may remain in effect for up to two years after the completion of the project. These restrictive provisions reduce the number of our prospective clients and our sources of revenues.

                         Risks Related to Our Industry

We may not be able to hire and retain highly skilled professionals, which would affect our ability to compete effectively.

   To succeed, we must hire and retain professionals who are highly skilled in the Internet and its rapidly changing technology. Because of the recent and rapid growth of the Internet, individuals who have Internet expertise and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We might not be able to hire enough professionals or to train, motivate, retain and manage the professionals we are able to hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified professionals in the Internet industry is intense, hiring, training, motivating, retaining and managing professionals with the strategic, technical and creative skills we need is both time-consuming and expensive.

We may not compete successfully with our competitors, which could result in reduced revenues.

   Our market is intensely competitive, highly fragmented and subject to rapid technological change. We may not compete successfully with our competitors. We currently compete both for client assignments and experienced professionals principally with the following:

  . large systems integrators and outsourcing firms;

  . consulting arms of the "Big Five" accounting firms;

  . network services firms;

  . full service e-business solutions providers;

  . e-business technology solutions providers; and

  . creative e-business solutions providers.

Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. In addition, our markets have relatively low barriers to entry. We expect to continue to face competition from new market entrants. Competition in our market is based primarily on the following factors:

  . Internet expertise and talent;

  . quality, pricing and speed of service delivery;

  . client references;

  . integrated strategy, technology and creative design services; and

  . vertical industry knowledge.

   Many of these competitive factors are outside of our control. These factors include our competitors' hiring and retention of senior staff, development of software that is competitive with our products and services and response to client needs.

Lack of growth or decline in Internet usage could cause our business to suffer.

   We have derived most of our revenues from projects involving the Internet. The Internet is relatively new and rapidly evolving. The market for our services may not develop as we anticipate, our services may not be adopted and individual users in business or at home may not use the Internet or the wireless and broadband networks and applications we design, develop and deliver for commerce and communication. A number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure that have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

We face risks associated with government regulation of, and legal uncertainties surrounding, the Internet.

   Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material adverse effect on our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, libel and taxation apply to the Internet. In addition, the growth and development of e-business may prompt calls for more stringent consumer protection laws, both in the United States and abroad which could adversely affect our business.

                         Risks Related to this Offering

We are controlled by a small group of stockholders, whose interests may differ from yours.

   Our directors, executive officers and affiliates currently beneficially own
approximately   % of the outstanding shares of our common stock, and after this
offering will beneficially own approximately   % of the outstanding shares of
our common stock. Accordingly, these stockholders will be able to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from your interests.

You will experience immediate and substantial dilution and pay a higher price for our stock than existing stockholders.

   If you purchase stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result,
you will experience immediate and substantial dilution of approximately $   per
share. For more information, see the section of this prospectus captioned "Dilution."

Our stock has not traded publicly, and after this offering its market price may fluctuate widely.

   The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. The market price of our common stock could fluctuate substantially after this offering due to:

  . future announcements concerning us or our competitors;

  . quarterly fluctuations in operating results;

  . announcements of acquisitions or technological innovations; or

  . changes in earnings estimates or recommendations by analysts.

   In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility in the e-business solutions market.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market price of our common stock.

We may allocate this offering's net proceeds in ways with which you and other stockholders may not agree.

   We have not determined how the majority of the proceeds of this offering will be spent. Our management may spend this offering's net proceeds in ways with which you and our other stockholders may not agree. See "Use of Proceeds."

Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.

   Sales of a large number of shares after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. The shares of common stock sold in this offering will generally be freely tradable without restriction or further registration under the
Securities Act. The remaining     outstanding shares of our common stock will
be restricted from resale under federal securities laws. Holders of restricted shares will generally be entitled to sell these shares in the public market pursuant to a registration statement or without registration either under Rule 144 or any other applicable exemption under the Securities Act.

   As soon as practicable after this offering we intend to register up to shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. As of the date of this prospectus, options to
purchase     shares of common stock were outstanding. In addition, upon
completion of this offering, the holders of     shares of common stock have the
right to request registration of these shares in future public offerings of our equity securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to risks. Actual results could differ materially. The section captioned "Risk Factors" and those sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as other sections in this prospectus discuss some of the factors that could contribute to these differences.

   The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

   This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the     shares of common
stock we are offering will be approximately $    based upon an assumed initial
public offering price of $    per share, after deducting underwriting discounts
and commissions and the estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the
net proceeds will be approximately $    .

   The principal purposes of this offering are:

  .to increase our equity capital;

  .to facilitate future access by us to public equity markets;

  . to provide increased visibility and credibility in a marketplace where several of our current and prospective competitors are, or may in the future be, public companies; and

  . to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

   We intend to use $    of the net proceeds of this offering to repay all of
the existing indebtedness under our credit facility. We incurred a significant portion of the outstanding indebtedness to fund our five recent acquisitions. At April 30, 2000, the interest rate on our credit facility was % and it matures in August 2004. An affiliate of Banc of America Securities LLC, one of the representatives of the underwriters, is a lender on our credit facility and, upon application of the net proceeds from this offering, will receive its proportionate share of the amount of the credit facility to be repaid.

   We intend to use the remaining net proceeds for general corporate purposes, including funding our operations, capital expenditures, working capital and acquisitions of complementary businesses. As part of our growth strategy, we are continually evaluating and engaging in discussions with acquisition candidates. There can be no assurance that any of these discussions will lead to acquisitions. Until they are used, we will invest the net proceeds of the offering in short-term marketable securities.

   The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in our applying the proceeds of this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

   We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all of our earnings, if any, for use in our business. We may also incur debt in the future which may prohibit or restrict the payment of dividends.

                                 CAPITALIZATION

   The following table shows our capitalization as of March 31, 2000 on (a) an actual basis and (b) an as adjusted basis to reflect:

  . the sale of     shares of our common stock in this offering at an assumed
    initial public offering price of $   per share, net of $    of offering
    expenses, and the application of the net proceeds of this offering;

  . the exchange of all shares of Class A convertible preferred stock,
    including related accrued dividends, for     shares of our common stock
    at an exchange rate based on an assumed initial public offering price of
    $    per share; and

  . the exchange of $2.6 million of convertible subordinated notes payable
    for     shares of our common stock at an exchange rate based on an
    assumed initial public offering price of $   per share.

   You should read this table together with "Use of Proceeds," "Pro Forma Condensed Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

   The amounts shown for stockholders' equity (deficit) and common stock exclude 1,055,342 shares of common stock reserved for issuance under our 1999 stock option plan.

                                                          As of March 31, 2000
                                                          ---------------------
                                                           Actual   As Adjusted
                                                             (in thousands)
Cash and cash equivalents...............................  $  4,639     $
                                                          ========     =====
Credit facility.........................................  $ 13,800     $
Convertible subordinated notes payable..................     2,650
Other long-term liabilities(1)..........................     1,050
Class A convertible preferred stock, $0.01 par value,
 actual, 150,000 shares authorized, 88,556 shares issued
 and outstanding, liquidation value of $92,845,760; pro
 forma as adjusted,     shares issued and
 outstanding(2).........................................    92,846
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 99,850,000 shares
   authorized; 53,855,713 and shares issued and
   outstanding; actual and as adjusted, respectively....       589
  Additional paid-in capital............................    27,300
  Notes receivable-stockholders.........................      (414)
  Treasury stock, 5,000,000 shares at cost..............   (10,282)
  Deferred compensation.................................    (1,447)
  Retained earnings (accumulated deficit)...............   (36,520)
                                                          --------     -----
    Total stockholders' equity (deficit)................   (20,774)
                                                          --------     -----
      Total capitalization..............................  $ 89,572     $
                                                          ========     =====

--------
(1) Other long-term liabilities reflect amounts due to former IconixGroup shareholders.
(2) Class A convertible preferred stock is recorded at its liquidation value; shares issued and outstanding does not reflect $4.3 million in paid-in-kind dividends accrued as of March 31, 2000.

                                    DILUTION

   Our net tangible book value as of March 31, 2000 was $   , or $   per share
of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

   Dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion
of this offering. After giving effect to our sale of     shares of common stock
at an assumed initial public offering price of $   per share, and after
deducting underwriting discounts and commissions and the estimated offering expenses payable by us, our adjusted net tangible book value as of March 31,
2000 would have been $    or $   per share. This represents an immediate
increase in tangible book value per share to existing shareholders of $    and
an immediate dilution in tangible book value per share to new investors
purchasing shares in the offering of $   per share. The following table
illustrates this per share dilution.

     Assumed initial public offering price per share..................      $
       Net tangible book value per share as of March 31, 2000......... $
       Increase per share attributable to new investors...............
                                                                       ----
     Net tangible book value per share after this offering............
                                                                            ----
     Dilution per share to new investors..............................      $
                                                                            ====

   The following table presents on an adjusted pro forma basis as of March 31, 2000, the number of shares of common stock purchased from us and the total consideration paid to us and by new investors:

                                  Shares
                                Purchased    Total Consideration
                              -------------- ---------------------   Average Price
                              Number Percent  Amount     Percent       Per Share
     Existing stockholders...              %  $                    %      $
     New investors...........
                               ---    -----   --------   ----------
       Total.................         100.0%  $               100.0%
                               ===    =====   ========   ==========

   The above discussion excludes:

    . any shares we may issue under the over-allotment option; and

    .     shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average
      exercise price of $    as of     . To the extent any of these stock
      options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The following tables contain selected financial data of Iconixx Corporation for each of the five years in the period ended December 31, 1999, and for each of the three months ended March 31, 1999 and 2000. The consolidated statement of operations data for each of the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from financial statements audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 have also been derived from financial statements audited by Arthur Andersen LLP. The statement of operations data and the balance sheet data as of and for the years ended December 31, 1995 and 1996 are unaudited and, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for each of the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 1999 are also derived from our unaudited financial statements. The pro forma consolidated statements of operations data for the year ended December 31, 1999 and for the three months ended March 31, 2000 are derived from unaudited pro forma condensed combined statement of operations included elsewhere in this prospectus. In the opinion of management, this unaudited information includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of such information. The historical results are not necessarily indicative of results to be expected for any future period. You should read the data below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for period-to-period analyses, and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                          Year Ended December 31,                       Three Months Ended March 31,
                        ------------------------------------------------------------ -----------------------------------
                                                                          Pro forma                           Pro forma
                           1995        1996      1997    1998    1999       1999        1999        2000        2000
                        (unaudited) (unaudited)                          (unaudited) (unaudited) (unaudited) (unaudited)
Statement of
 Operations Data:
 Revenues.............    $  --       $5,643    $18,568 $49,898 $48,978   $  78,957    $14,053    $ 14,026    $ 20,533
 Cost of revenues.....       --        4,895     14,932  40,525  39,300      51,986     11,639       9,535      12,314
                          ------      ------    ------- ------- -------   ---------    -------    --------    --------
 Gross profit.........       --          748      3,636   9,373   9,678      26,971      2,414       4,491       8,219
 Operating expenses:
 Selling, general and
  administrative......        84         197        689   3,170   5,189      20,126        795       5,211       9,315
 Depreciation and
  amortization........       --            7         24      28   1,918      30,310         24       3,188       5,348
 Loss on divestiture
  of operating
  division............       --          --         --      --      419         --         419         --          --
                          ------      ------    ------- ------- -------   ---------    -------    --------    --------
  Total operating
   expenses...........        84         204        713   3,198   7,526      50,436      1,238       8,399      14,663
                          ------      ------    ------- ------- -------   ---------    -------    --------    --------
 Income (loss) from
  operations..........       (84)        544      2,923   6,175   2,152     (23,465)     1,176      (3,908)     (6,444)
 Interest expense.....       --          --         --      --     (335)     (1,369)       --         (256)       (341)
 Interest and other
  income..............       --          --          30     125     154         191         30          58          60
                          ------      ------    ------- ------- -------   ---------    -------    --------    --------
 Income before
  provision (benefit)
  for income taxes....       (84)        544      2,953   6,300   1,971     (24,643)     1,206      (4,106)     (6,725)
 Provision (benefit)
  for income taxes....       --          --         --      --        4      (2,540)       --         (371)        --
                          ------      ------    ------- ------- -------   ---------    -------    --------    --------
 Net income (loss)....       (84)        544      2,953   6,300   1,967     (22,103)     1,206      (3,735)     (6,725)
 Dividends on Class A
  convertible
  preferred stock.....       --          --         --      --    2,166      10,930        --        6,354       7,542
 Net income (loss)
  attributable to
  common
  stockholders........    $  (84)     $  544    $ 2,953 $ 6,300 $  (199)  $(33,033)    $ 1,206    $(10,089)   $(14,267)
                          ======      ======    ======= ======= =======   =========    =======    ========    ========
 Distributions to
  stockholders (1)....       --           50      1,468   4,822   3,321         --       1,532         --          --
                          ======      ======    ======= ======= =======   =========    =======    ========    ========
 Basic and diluted net
  income (loss) per
  common share........    $(0.00)     $ 0.02    $  0.16 $  0.34 $ (0.01)  $   (0.85)   $  0.07    $  (0.22)   $  (0.26)
                          ======      ======    ======= ======= =======   =========    =======    ========    ========
 Weighted average
  common shares
  outstanding.........    18,500      18,500     18,500  18,500  28,281      39,061     18,500      46,433      53,856

                                       As of December 31,
                         ----------------------------------------------  As of March 31,
                            1995        1996      1997   1998    1999         2000
                         (unaudited) (unaudited)                           (unaudited)
Balance Sheet Data:
 Cash and cash
  equivalents...........    $--         $691     $1,153 $1,261 $  1,537     $  4,639
 Working capital........       6         318      1,768  3,212    1,840        5,095
 Total assets...........     869         947      3,605  7,150   39,116      102,986
 Total debt and other
  long-term obligations
  (2)...................     --          118        146    --    10,200       17,500
 Class A convertible
  preferred stock.......     --          --         --     --    53,322       92,846
 Stockholders' equity
  (deficit).............      16         331      1,816  3,294  (33,175)     (20,774)

--------
(1) Prior to August 1999, we made distributions to our stockholders while operating under Subchapter S of the Internal Revenue Code.
(2) Total debt includes current and long-term portion of notes payable and capital lease obligations, liabilities to former IconixGroup shareholders, and our credit facility.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following tables present the unaudited pro forma condensed combined statements of operations of Iconixx Corporation for the year ended December 31, 1999 and for the three months ended March 31, 2000. The pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect, on a pro forma basis, to the acquisitions we made in 1999 and 2000 and the disposition of our professional staffing division, or PSD, as if these transactions occurred on January 1, 1999. The pro forma condensed combined statement of operations for the three months ended March 31, 2000, gives effect, on a pro forma basis, to the acquisitions we made in 2000, as if these acquisitions occurred on January 1, 1999. The pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 also give effect, on a pro forma as adjusted basis, to reflect:


  . the reduction of interest expense due to the exchange of promissory notes with an aggregate value of $2.6 million, which are convertible into shares of our common stock upon completion of this offering;

  . the reduction of the dividends on preferred stock resulting from the conversion of 88,556 shares of Class A convertible preferred stock, which has a liquidation preference, including accrued and unpaid dividends of $92.8 million as of March 31, 2000, for shares of our common stock; and

  . the reduction of interest expense resulting from the repayment of our credit facility.

   In August 1999, we acquired Empyrean Group, Inc. for $1.7 million. The purchase consideration consisted of 1,639 shares of our convertible preferred stock and 862,500 shares of our common stock. In November 1999, we acquired IconixGroup, Inc. for $26.0 million. The purchase consideration consisted of $19.0 million in cash, $2.7 million in convertible subordinated notes payable,
1.8 million shares of common stock, assumption of debt of $365,000 and 3,467.5 shares of convertible preferred stock. In March 2000, we acquired all of the capital stock of Lead Dog Design, Inc. for $14.3 million. The purchase consideration consisted of $10.0 million in cash, 1.0 million shares of common stock and 3,000 shares of convertible preferred stock. In March 2000, we acquired substantially all of the assets and assumed substantially all of the liabilities of EnterpriseWorks LLC, for $27.5 million. The purchase consideration consisted of $17.0 million in cash and 3.9 million shares of common stock. In March 2000, we acquired some of the assets and assumed some of the liabilities of Internet Information Services, Inc. for $17.6 million. The purchase consideration consisted of $13.0 million in cash, 600,000 shares of common stock and 2,220 shares of convertible preferred stock.

   The acquisitions we made were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their relative fair values. The excess of purchase price over the fair value of tangible and identifiable intangible assets acquired, net of liabilities assumed, has been reflected as goodwill. We believe that the preliminary allocations are reasonable. However, in some cases, the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations reflected in the accompanying statements may be revised as additional information becomes available, and the revised allocations could differ from those shown.

   The information in the pro forma condensed combined statement of operations for the year ended December 31, 1999 has been derived from the audited statements of operations for the year ended December 31, 1999 of Iconixx Corporation, Lead Dog Design, Internet Information Services, and EnterpriseWorks and the audited statement of operations of Empyrean Group, Inc. for the eight months ended August 31, 1999, all of which are included elsewhere in this prospectus, and from the unaudited statement of operations of IconixGroup, Inc. for the period from January 1, 1999 through November 3, 1999.

   The information in the pro forma condensed combined statement of operations for the three months ended March 31, 2000 has been derived from the unaudited statement of operations of Iconixx Corporation for the three months ended March 31, 2000, included elsewhere in this prospectus, and the unaudited statements of operations for the companies acquired in 2000 for the periods during 2000 prior to their acquisitions.

   The unaudited pro forma condensed combined statements of operations are based upon currently available information and assumptions and estimates which management believes are reasonable. These assumptions and estimates, however, may change. The pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 include approximately $754,000 and $778,000 in special compensation paid to management of the acquired companies. These amounts have not been eliminated as the charges were not a direct result of the acquisition. These statements are presented for comparative purposes only and do not purport to be indicative of the actual results of operations that might have occurred or expected future results. You should read the unaudited condensed combined pro forma financial data and related notes together with our consolidated financial statements and related notes and the audited financial statements and the related notes of the companies we acquired included elsewhere in this prospectus.

                              Iconixx Corporation

        Unaudited Pro Forma Combined Condensed Statement of Operations

                     For the Year Ended December 31, 1999
                     (in thousands, except per share data)

                                                                                    Pro forma
                                           Historical                              Adjustments
                   ------------------------------------------------------------- ----------------
                                                                      Internet
                            Empyrean   Iconix   Lead Dog  Enterprise Information                                  Offering
                   Iconixx  Group(a)  Group(a)  Design(a)  Works(a)  Services(a) PSD(k)   Other       Pro forma  Adjustments
Revenues.........  $48,978  $   --    $ 9,750    $3,959     $9,643     $7,193    $(566)  $    --      $ 78,957     $   --
Cost of
revenues.........   39,300      --      4,084     1,416      4,035      3,564     (413)       --        51,986         --
                   -------  -------   -------    ------     ------     ------    -----   --------     --------     -------
 Gross profit....    9,678      --      5,666     2,543      5,608      3,629     (153)       --        26,971         --
Operating
expenses:
 Selling, general
 and
 administrative..    5,189    1,253     6,997     1,882      4,456      3,104     (141)    (2,614)(b)   20,126         --
 Depreciation and
 amortization....    1,918        8       263        93        199         71      --      27,758 (c)   30,310         --
 Loss on
 divestiture of
 operating
 division........      419      --        --        --         --         --      (419)       --           --          --
                   -------  -------   -------    ------     ------     ------    -----   --------     --------     -------
 Total operating
 expenses........    7,526    1,261     7,260     1,975      4,655      3,175     (560)    25,144       50,436         --
                   -------  -------   -------    ------     ------     ------    -----   --------     --------     -------
Income (loss)
from operations..    2,152   (1,261)   (1,594)      568        953        454      407    (25,144)     (23,465)        --
Interest
expense..........     (335)     --        (25)      --         (59)       (75)     --        (875)(d)   (1,369)      1,369(h)
Other income
(expense), net...      154       10        27       --         --         --       --         --           191         --
                   -------  -------   -------    ------     ------     ------    -----   --------     --------     -------
Income (loss)
before provision
(benefit) for
income taxes.....    1,971   (1,251)   (1,592)      568        894        379      407    (26,019)     (24,643)      1,369
Provision
(benefit) for
income taxes.....        4      --       (766)       72         65        --       --      (1,915)(f)   (2,540)        --
                   -------  -------   -------    ------     ------     ------    -----   --------     --------     -------
Net income
(loss)...........    1,967  $(1,251)  $  (826)   $  496     $  829     $  379    $ 407    (24,104)     (22,103)      1,369
                            =======   =======    ======     ======     ======    =====
Dividends on
Class A
convertible
preferred stock..    2,166                                                                  8,764 (g)   10,930     (10,930)(i)
                   -------                                                               --------     --------     -------
Net (loss) income
attributable to
common
stockholders.....  $  (199)                                                              $(32,868)    $(33,033)    $12,299
                   =======                                                               ========     ========     =======
Basic and diluted
net (loss) income
per common
share............  $ (0.01)                                                                           $  (0.85)
                   =======                                                                            ========
Weighted average
common shares
outstanding(j)...   28,281                                                                              39,061
                   =======                                                                            ========
                    Pro forma
                   As Adjusted
Revenues.........   $ 78,957
Cost of
revenues.........     51,986
                   -----------
 Gross profit....     26,971
Operating
expenses:
 Selling, general
 and
 administrative..     20,126
 Depreciation and
 amortization....     30,310
 Loss on
 divestiture of
 operating
 division........        --
                   -----------
 Total operating
 expenses........     50,436
                   -----------
Income (loss)
from operations..    (23,465)
Interest
expense..........        --
Other income
(expense), net...        191
                   -----------
Income (loss)
before provision
(benefit) for
income taxes.....    (23,274)
Provision
(benefit) for
income taxes.....     (2,540)
                   -----------
Net income
(loss)...........    (20,734)
Dividends on
Class A
convertible
preferred stock..        --
                   -----------
Net (loss) income
attributable to
common
stockholders.....   $(20,734)
                   ===========
Basic and diluted
net (loss) income
per common
share............   $
                   ===========
Weighted average
common shares
outstanding(j)...
                   ===========

   The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                              Iconixx Corporation

         Unaudited Pro Forma Combined Condensed Statement of Operations

                       Three Months Ended March 31, 2000
                     (in thousands, except per share data)

                                         Historical
                          ------------------------------------------
                                                          Internet
                                    Lead Dog  Enterprise Information  Pro forma                Offering      Pro forma
                          Iconixx   Design(a)  Works(a)  Services(a) adjustments   Pro forma  adjustments   As adjusted
Revenues................  $ 14,026    $ 776    $ 3,699     $ 2,032     $  --       $ 20,533     $   --        $20,533
Cost of revenues........     9,535      316      1,551         912        --         12,314         --         12,314
                          --------    -----    -------     -------     ------      --------     -------       -------
 Gross profit...........     4,491      460      2,148       1,120        --          8,219         --          8,219
Operating expenses:
 Selling, general and
  administrative........     5,211      524      4,503       1,803     (2,726)(b)     9,315         --          9,315
 Depreciation and
  amortization..........     3,188       27         85          15      2,033 (c)     5,348         --          5,348
                          --------    -----    -------     -------     ------      --------     -------       -------
 Total operating
  expenses..............     8,399      551      4,588       1,818       (693)       14,663         --         14,663
                          --------    -----    -------     -------     ------      --------     -------       -------
Income (loss) from
 operations.............    (3,908)     (91)    (2,440)       (698)       693        (6,444)        --         (6,444)
Interest expense........      (256)     --         (34)        (25)       (26)(d)      (341)        341 (h)       --
Other income (expense),
 net....................        58      (65)      (737)       (496)     1,300 (e)        60         --             60
                          --------    -----    -------     -------     ------      --------     -------       -------
Income (loss) before
 provision (benefit) for
 income taxes...........    (4,106)    (156)    (3,211)     (1,219)     1,967        (6,725)        341        (6,384)
Provision (benefit) for
 income taxes...........      (371)     --         --          --         371 (f)       --          --            --
                          --------    -----    -------     -------     ------      --------     -------       -------
Net income (loss).......  $ (3,735)   $(156)   $(3,211)    $(1,219)     1,596        (6,725)        341        (6,384)
                                      =====    =======     =======
Dividends on Class A
 convertible preferred
 stock..................     6,354                                      1,188 (g)     7,542      (7,542)(i)       --
                          --------                                     ------      --------     -------       -------
Net (loss) income
 attributable to common
 stockholders...........  $(10,089)                                    $  408      $(14,267)    $ 7,883       $(6,384)
                          ========                                     ======      ========     =======       =======
Basic and diluted net
 (loss) income per
 common share...........  $  (0.22)                                                $  (0.26)                  $
                          ========                                                 ========                   =======
Weighted average common
 shares outstanding(j)..    46,433                                                   53,856
                          ========                                                 ========                   =======


              The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
 For the Year Ended December 31, 1999 and for the Three Months Ended March 31,
                                      2000

   The following adjustments were applied to our condensed combined statements of operations and the financial data of the companies we acquired in 1999 and 2000 to arrive at the unaudited pro forma condensed combined statements of operations.

     (a) In the pro forma condensed combined statement of operations for the year ended December 31, 1999, these columns reflect the actual historical results of operations for the acquisitions we completed in 1999 from January 1, 1999 to the date prior to which each respective acquisition was consummated, and for the companies we acquired in 2000, for the full year ended December 31, 1999. In the pro forma condensed combined statement of operations for the three months ended March 31, 2000, these columns reflect the actual results of operations for the acquisitions we completed in 2000 from January 1, 2000 to the date prior to which each respective acquisition was consummated.

     (b) Reflects the elimination of stock-based and other acquisition-related compensation recorded by the acquired companies prior to their acquisition by us that arose as a direct result of the acquisitions, as follows:

                                               Year Ended     Three Months Ended
                                            December 31, 1999   March 31, 2000
                                                       (in thousands)
     EnterpriseWorks.......................      $  --              $1,863
     Internet Information Services.........         --                 863
     IconixGroup...........................       2,614                --
                                                 ------             ------
                                                 $2,614             $2,726
                                                 ======             ======

     (c) Reflects the amortization expense related to identifiable intangible assets and goodwill. These amounts are being amortized over the estimated useful life of each asset, primarily three years.

     (d) Reflects a full year of interest expense on acquisition debt financing assuming the amounts outstanding under the credit facility were drawn on January 1, 1999. The increase in the interest expense is a result of the amounts drawn under the credit facility to the balance outstanding as of March 31, 2000 of approximately $13,800,000 at a weighted average interest rate of 8.0%. Additionally, the increase results from convertible subordinated notes issued to selling shareholders with a principal balance of approximately $2,650,000 as of March 31, 2000 that bear an interest rate of 10.0%. The adjustment is as follows:

                                             Year Ended     Three Months Ended
                                          December 31, 1999   March 31, 2000
                                                     (in thousands)
     Interest on acquisition debt
      financing..........................      $1,104              $275
     Interest on notes to selling
      shareholders.......................         265                66
     Less: related interest recorded by
      our acquired companies and us......        (494)             (315)
                                               ------              ----
     Net adjustment......................      $  875              $ 26
                                               ======              ====

     (e) Reflects the elimination of the costs of investment advisors and other professionals incurred by Lead Dog Design ($65,000), EnterpriseWorks ($739,000) and Internet Information Services ($496,000) that were directly attributable to their acquisition by us.

     (f) Reflects the incremental benefit for federal and state income taxes relating to the historical income tax provisions for the acquired companies and the termination of our status as an S Corporation. The estimated tax benefit for the year ended December 31, 1999 and for the three months ended March 31, 2000 reflect the tax impact of the previous pro forma adjustments:

                                             Year Ended     Three Months Ended
                                          December 31, 1999   March 31, 2000
                                                     (in thousands)
     Income tax benefit..................      $(2,540)           $ --
     Less: historical tax benefit
         recorded by Iconixx and the
         companies we acquired...........         (625)            (371)
                                               -------            -----
     Net adjustment......................      $(1,915)           $ 371
                                               =======            =====

     (g) Reflects a full year of dividends on the Class A convertible preferred stock issued to finance our acquisitions.

     (h) Reflects the elimination of interest expense as a result of the repayment of the bank credit facility and the exchange of promissory notes with an aggregate value of $2.6 million, which are convertible into shares of our common stock as a result of this offering:

                                               Year Ended     Three Months Ended
                                            December 31, 1999   March 31, 2000
                                                       (in thousands)
     Repayment of credit facility.........       $1,104              $275
     Exchange of notes payable into shares
      of our common stock.................          265                66
                                                 ------              ----
     Net adjustment.......................       $1,369              $341
                                                 ======              ====

     (i) Reflects the elimination of dividends on our preferred stock as a result of the exchange of Class A convertible preferred stock in connection with this offering.

     (j) Pro forma and pro forma as adjusted weighted average common shares outstanding consist of the following:

                                               Year Ended     Three Months Ended
                                            December 31, 1999   March 31, 2000
                                                       (in thousands)
     Weighted average common shares
      outstanding during period...........       28,281             46,433
      Common shares issued in connection
       with the acquisitions completed
       during the periods, weighted for
       the period prior to their
       acquisition........................       10,780              7,423
                                                 ------             ------
     Pro forma weighted average common
      shares outstanding during period....       39,061             53,856
      Exchange of Class A convertible
       preferred stock at an assumed
       initial public offering price of
       $     per share....................
                                                 ------             ------
      Exchange of promissory notes with an
       aggregate value of $2.6 million,
       which are convertible into shares
       of our common stock at an assumed
       initial public offering price of
       $    ..............................
                                                 ------             ------
      Common shares issued in offering....
                                                 ------             ------
     Pro forma as adjusted weighted
      average common shares outstanding
      during the periods..................
                                                 ------             ------

   If the closing date of this offering occurs after      , the number of
shares of common stock to be issued on the exchange, assuming an initial public
offering price of $   , would increase by approximately     shares per month
thereafter.

   Following this offering, our authorized capital stock will consist of
shares of common stock of which there will be     shares issued and
outstanding. There will be no shares of Class A convertible preferred stock issued and outstanding following this offering.

     (k) Reflects the effect of our divestiture of our professional staffing division, which occurred on February 1, 1999, as though it had occurred on January 1, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion of our financial condition and results of operations with "Selected Consolidated Financial Data," "Pro Forma Condensed Combined Financial Data," our consolidated financial statements and related notes and the financial statements of the acquired businesses included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections captioned "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

   We are a leading end-to-end e-business solutions provider focused on leveraging wireless, broadband and other emerging technologies to enhance our clients' businesses. We deliver comprehensive, high-quality e-business solutions that capitalize on the interdependency of user experience, mission-critical business applications and robust network infrastructure to enhance value in online business. Our services include e-business strategy and planning, user experience, business functionality and network infrastructure. These services, combined with our deep expertise in wireless and broadband technologies, enable us to create dynamic, media-rich and scalable e-business solutions for our clients that allow them to increase speed to market and e-commerce activity. We enjoy long-standing relationships with our clients, which range from the Global 1000 to emerging growth companies.

   We were formed in September 1995 under the name Business Solutions Group, LLC. At that time, we provided network architecture consulting and development services within the telecommunications industry, primarily to Sprint, for which we developed a business model responsive to its procurement and operational needs. In order to respond quickly to increasing demands from Sprint, we adopted a flexible staffing approach by sourcing engagements through a combination of independent consultants and employees. We negotiated long-term billing rates lower than the general market rates for similar skill sets but sufficiently high enough to ensure the longevity of the programs. We focused on developing and servicing engagements with voice, data and broadband components within the Sprint environment, particularly in the direct design and development of the Sprint Integrated On-Demand Network, or ION, rather than market our services to others. This strategy enabled us to minimize indirect expenses such as selling, general and administrative costs. Overall, this combination of long-term contract rates, flexible staffing plan, focus on our key customer requirements and minimized indirect costs supported the profitable growth in our business from our inception through July 1999.

   In February 1999, we divested a professional staffing business which was a separate division of our company, unrelated to our core business within the telecommunications industry. In August 1999, we converted from a limited liability company to a corporation. Subsequent to this conversion, we were recapitalized through an investment by Thayer ITECH Holdings, LLC. As part of the recapitalization, we redeemed an aggregate of 27,027 shares of common stock from our sole stockholder, BSG Holdings, Inc., for $10.0 million. In its investment, Thayer purchased 58,378 of those shares of common stock from BSG Holdings, Inc. for $21.6 million. Each of the issued and outstanding shares of common stock held by BSG Holdings, Inc. and Thayer was then converted into 185 shares of common stock and 0.3515 shares of convertible preferred stock.

   In August 1999, we acquired Empyrean Group, Inc., a management services company formed for the purpose of building a web services and development provider, through the acquisition of all of Empyrean's capital stock. The acquisition strengthened our management team and allowed us to expand our business model to include a strategy for delivering end-to-end e-business solutions. Our network architecture consulting and development services provided us with one component of our strategy. We recognized, however, that we needed to expand our service offerings to enable us to provide a comprehensive set of solutions to other clients. As a result, we created a template to evaluate potential acquisitions which would provide us with skills in e-business strategy and planning, branding, web design and engineering and development of business applications.

   Our acquisitions in November 1999 and March 2000, which are detailed below, provided us with the skill sets and resources to execute our strategy. In November 1999, we acquired IconixGroup, Inc., a web development, strategy and branding firm, which provided us with web services and development capabilities. In addition, IconixGroup provided off-line/print and branding services. Concurrent with this acquisition, we changed our name to Iconixx Corporation to capitalize on the brand name recognition of IconixGroup.

   In March 2000, we acquired all of the capital stock of Lead Dog Design, Inc., a provider of web, multimedia and print design services. The acquisition of Lead Dog Design, Inc. brought our services to the New York and Los Angeles metropolitan markets and deepened our web and multimedia design and development skills. We also acquired substantially all of the assets and assumed substantially all of the liabilities of EnterpriseWorks LLC, a provider of web-based information technology solutions, including e-business, customer care, sales force automation and infrastructure design services. Finally, we acquired some of the assets and assumed some of the liabilities of Internet Information Services, Inc., an Internet technology consulting and professional services firm with expertise in the development of custom web applications that integrate with diverse platforms, third-party tools and legacy applications.

   We have been operating as an integrated company since April 1, 2000. Our post-acquisition activities include the application of a company-wide operating methodology, the development of a high-quality sales and marketing organization on a company-wide level, and the implementation of a new management information system and operating infrastructure. In addition, our professionals are currently working together to form full-service project teams to better service our customers.

   We provide our services to clients in a variety of industries, including financial services, energy and utilities, information technology/dot-coms and telecommunications. Although many of our clients engage us to provide a comprehensive set of services for their e-business solutions, our clients, Sprint and USWest, in the telecommunications industry engaged us principally to provide network architecture consulting and development services. The services we provide to USWest share many of the characteristics of the services we provide to Sprint. Therefore, to monitor our operating performance, including our revenue growth and gross profit as a percentage of revenues, we have segregated our business into two segments: web services and telecom consulting services. Web services consist primarily of web strategy, design and development, as well as technical consulting and development of web-related applications. In addition, we are pursuing opportunities to integrate our expertise with wireless, broadband and other emerging technologies into our web service offerings. Telecom consulting services consist primarily of systems engineering and network architecture services, including services which employ both wireless and broadband technologies, within the telecommunications industry.

   Web services represented approximately 41% and 52% of our total pro forma revenues during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. In addition, web services currently provide gross profit as a percentage of revenues averaging approximately 55%. As web services is a growth industry where demand currently exceeds supply, resistance to billing rate increases is not as strong as telecom consulting services. In addition, our use of employees rather than independent contractors within this segment generally results in a lower cost of revenues, and therefore increased gross profit. Although we anticipate that our gross profit as a percentage of revenues will remain consistent in the near future periods, pressure on web services billing rates may increase as the supply of these services also increases.

   During the year ended December 31, 1999 and the three months ended March 31, 2000, telecom consulting services represented approximately 59%, of which Sprint was 57%, and 47%, of which Sprint was 43%, of our pro forma revenues. We have entered into a master service agreement with Sprint, under which contract orders exist through December 2000. Due to the anticipated duration and importance of the current projects for Sprint, we expect that Sprint will continue to engage us in periods subsequent to December 2000. However, as we grow our customer base, we expect the impact of customer concentration with Sprint to diminish over time.

   Our telecom consulting services provide gross profit as a percentage of revenues averaging approximately 20%. Within the telecommunications industry, contract commitments are longer in nature. However, there exists a downward pressure on billing rates for the duration of the commitment and in future commitments, restricting the potential for growth through increased prices. In addition, our current staffing model, which includes the use of independent contractors to maintain flexibility in meeting fluctuating Sprint requirements, results in increased cost of revenues, and therefore decreased gross profits, as independent contractors are often more expensive than our employees. However, this flexibility in our staffing model allows us to eliminate nearly all non-billable time from our historical telecom business. We anticipate that our gross profit as a percentage of revenues within telecom consulting services will remain consistent in future periods, as significant room for growth of billing rates or decrease in related costs does not exist.

   Our telecom consulting professionals are beginning to work within our web services segment to provide end-to-end e-business solutions. As this trend continues, we expect that our overall gross profit as a percentage of revenues will increase.

   We derive a substantial majority of our revenues from professional services billed primarily on a time and materials basis, with a limited number of fixed-price contracts. Revenues from time and materials projects are recognized as services are performed, based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized based on the percentage of completion method of accounting, with costs and estimated profits recorded as the work is performed. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize these provisions in the period in which the losses are determined.

   Changes in contract scope and estimated profitability, including final contract settlements, may result in adjustments to costs and revenues and are recognized in the period in which the adjustments are determined. Any payments received in advance of services performed are recorded as deferred revenue; services performed prior to billing are recorded as unbilled revenue. The majority of our customers reimburse us for direct expenses allocated to a project, such as airfare, lodging and meals, through either direct reimbursement or through fully loaded billing rates. Direct reimbursements are excluded from revenues and netted against the expense incurred. In addition, our customers reimburse us for direct costs of production, such as materials and supplies. The reimbursement of production costs for which we bear a risk of loss is included in revenues.

   We currently derive a portion of our revenues from emerging companies formed specifically to conduct business over the Internet. These companies often have little or no earnings or cash flow, and their businesses are more likely to fail than those of more mature companies. To ensure that all revenues are realized, we typically do not perform services for these types of companies unless we receive a substantial initial deposit, the company has been funded for operating under its business plan, or there is strong evidence indicating near-term funding. Although historically we have done so on a very limited basis, we may accept a limited equity interest in the client in lieu of a portion of our fees. In these circumstances, we require a clear basis of valuation to determine the value of the interest to be received.

   Gross profit represents revenues recognized less the direct cost of related revenues. Cost of revenues includes salaries, benefits and related payroll expenses, as well as costs of independent consultants, associated with the generation of revenues. Payroll and related costs for billable consultants are included in cost of revenues based on billable time; costs related to non-billable time are included in selling, general and administrative expenses, as discussed below. Therefore, our gross margins are not affected by trends in the utilization of our billable consultants. In addition, cost of revenues includes direct expenses such as travel, net of reimbursement, and direct costs.

   Selling and marketing expenses comprise the salaries, commissions and related employee benefits of sales and marketing employees, and the cost of sales, marketing and advertising activities. Selling and marketing expenses are increasing, and we anticipate that they will continue to increase in future periods as we continue to build our sales and marketing organization and expand our marketing strategy to promote the Iconixx brand.

   General and administrative expenses include management, accounting, legal and human resources costs. General and administrative expenses also include facilities costs, recruiting, training and other corporate costs. As indicated above, non-billable time related to our billable consultants is reflected within general administrative expenses and therefore is directly affected by trends in utilization.

   Depreciation and amortization expenses relates primarily to goodwill and other intangibles related to the acquisitions, as well as normal operating property and equipment. Goodwill and other identifiable intangibles are amortized on a straight-line basis over their estimated useful lives, primarily three years. As of March 31, 2000, goodwill and other identifiable intangibles, net of accumulated amortization, related to the acquisitions approximated $81.9 million. Property and equipment are depreciated on straight-line basis over their estimated useful lives, ranging from three to ten years.

   Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Our income tax rates may vary from the federal statutory rate, predominately due to goodwill and other intangible amortization and the utilization of net operating loss carryforwards acquired in one of the acquisitions. For the year ended December 31, 1999 and the three months ended March 31, 2000, we recognized an effective tax rate of 0.2% and 9.0%. These effective rates differ from statutory rates due in part to our election to be taxed as an S corporation before August 1999.

Combined Quarterly Results of Operations

   The combined results of operations of the acquired businesses for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, cost of revenues and selling, general and administrative expenses of the individual businesses on a historical basis. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, post-acquisition results.

   The following tables show unaudited combined quarterly financial data for the periods indicated. We derived this data from our unaudited financial statements and the unaudited financial statements of the companies we have acquired. In the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Results of operations for any prior fiscal quarter may not be necessarily indicative of results for any future period.

                                                        Three Months  Ended
                                       -------------------------------------------------------
                                                  June
                                       March 31,   30,    September 30, December 31, March 31,
                                         1999     1999        1999          1999       2000
                                                           (in thousands)
   Revenues:
    Web services...............         $ 6,457  $ 7,980     $ 8,554      $ 9,378     $10,603
    Telecom consulting
     services(1)...............          14,053   13,000      10,855        9,246       9,930
                                        -------  -------     -------      -------     -------
     Total revenues............          20,510   20,980      19,409       18,624      20,533
                                        -------  -------     -------      -------     -------
   Cost of revenues:
    Web services...............           2,738    3,505       3,495        4,312       4,692
    Telecom consulting
     services(1)...............          11,639   10,734       8,717        7,259       7,622
                                        -------  -------     -------      -------     -------
     Total cost of revenues....          14,377   14,239      12,212       11,571      12,314
                                        -------  -------     -------      -------     -------
       Gross profit............         $ 6,133  $ 6,741     $ 7,197      $ 7,053     $ 8,219
                                        =======  =======     =======      =======     =======
   Selling, general and
    administrative
    expenses(1)................         $ 4,893  $ 4,881     $ 6,193      $ 6,914     $12,041 (2)
                                        =======  =======     =======      =======     =======
   As a Percentage of Total Revenues:
   Revenues:
    Web services...............            31.5%    38.0%       44.1%        50.4%       51.6%
    Telecom consulting
     services..................            68.5     62.0        55.9         49.6        48.4
                                        -------  -------     -------      -------     -------
     Total revenues............           100.0    100.0       100.0        100.0       100.0
                                        -------  -------     -------      -------     -------
   Cost of revenues:
    Web services(3)............            42.4     43.9        40.9         46.0        44.3
    Telecom consulting
     services(3)...............            82.8     82.6        80.3         78.5        76.8
                                        -------  -------     -------      -------     -------
     Total cost of revenues....            70.1     67.9        62.9         62.1        60.0
                                        -------  -------     -------      -------     -------
       Gross profit............            29.9%    32.1%       37.1%        37.9%       40.0%
                                        =======  =======     =======      =======     =======
   Selling, general and
    administrative expenses....            23.9%    23.3%       31.9%        37.1%       58.6%(2)
                                        =======  =======     =======      =======     =======

--------
(1) Amounts include operating results from the professional staffing division before we divested it.
(2) Amount includes stock-based and other special compensation of $3.5 million, or 17.1% of total revenues.
(3) Calculated as a percentage of total related revenues and not total revenues, therefore amounts will not total.

   Our quarterly results have varied in the past and will continue to do so in the future due to a number of factors including, but not limited to, changes in average billing rates, utilization rates and personnel additions, as well as the timing of expenses. Accordingly, our results for any given quarter or series of quarters are not necessarily indicative of our results for any future period.

   Our revenues from web services have increased steadily from quarter to quarter during 1999, reflecting a wider customer base and smaller engagements compared to telecom consulting services. Since the three months ended March 31, 1999, web services has grown from 31.5% of total combined revenues to 51.6% of total combined revenues, and we expect this trend to continue, reflecting the strong customer demand for our web services. The growth in web services has also accounted for increases in total combined gross margin, from 29.9% in the three months ended March 31, 1999 to 40.0% in the three months ended March 31, 2000. This improvement is explained by the growth in web services revenues which generated gross margins of 55% and more, while gross margins from telecom consulting services average about 20%.

   Our revenues from telecom consulting services varied from quarter to quarter as we adjusted our staffing in response to the workload at Sprint. In the respective three months ended March 31 and June 30, 1999, workload requirements were high as we completed key development phases of the ION project at Sprint prior to its deployment. In the respective three months ended September 30 and December 31, 1999, as the ION project moved to deployment, our workload decreased accordingly. We expect to continue to experience variations in workload in telecom consulting services, and expect that our revenues will fluctuate from quarter to quarter.

   As a result of our divestiture of an operating division, total combined revenues decreased after the three months ended March 31, 1999. The decrease in revenues during the respective three months ended September 30 and December 31, 1999 is partially a result of our engagements providing off-line/print services, which provide most of their revenues during the respective three months ended March 31 and June 30 each year. This trend is not expected to continue in future periods as the off-line/print portion of work is not one of our growth areas.

Results of Operations

   The following table shows our selected historical operating data and that data as a percentage of revenues.

                                                                Three Months
                                     Year Ended December 31,  Ended March 31,
                                     -----------------------  ----------------
                                      1997    1998    1999     1999     2000
   Revenues........................  $18,568 $49,898 $48,978  $14,053 $ 14,026
   Cost of revenues................   14,932  40,525  39,300   11,639    9,535
                                     ------- ------- -------  ------- --------
   Gross profit....................    3,636   9,373   9,678    2,414    4,491
   Operating expenses:
     Selling, general and
      administrative expenses......      689   3,170   5,189      795    5,211
     Depreciation and amortization
      expenses.....................       24      28   1,918       24    3,188
     Loss on divestiture of
      operating division...........      --      --      419      419      --
                                     ------- ------- -------  ------- --------
       Total operating expenses....      713   3,198   7,526    1,238    8,399
                                     ------- ------- -------  ------- --------
   Income (loss) from operations...    2,923   6,175   2,152    1,176   (3,908)
   Interest expense................      --      --     (335)     --      (256)
   Interest and other income.......       30     125     154       30       58
                                     ------- ------- -------  ------- --------
   Income before provision
    (benefit) for income taxes.....    2,953   6,300   1,971    1,206   (4,106)
   Provision (benefit) for income
    taxes..........................      --      --        4      --      (371)
                                     ------- ------- -------  ------- --------
   Net income (loss)...............    2,953   6,300   1,967    1,206   (3,735)
   Dividends on Class A convertible
    preferred stock................      --      --    2,166      --     6,354
                                     ------- ------- -------  ------- --------
   Net income (loss) attributable
    to common stockholders.........  $ 2,953 $ 6,300 $  (199) $ 1,206 $(10,089)
                                     ======= ======= =======  ======= ========

   As a Percentage of Revenues:
   Revenues..............................  100.0% 100.0% 100.0%  100.0% 100.0%
   Cost of revenues......................   80.4   81.2   80.2    82.8   68.0
                                           -----  -----  -----   -----  -----
   Gross profit..........................   19.6   18.8   19.8    17.2   32.0
                                           -----  -----  -----   -----  -----
   Operating expenses:
     Selling, general and administrative
      expenses...........................    3.7    6.4   10.6     5.6   37.2
     Depreciation and amortization
      expense............................    0.1    0.0    3.9     0.2   22.7
     Loss on divestiture of operating
      division...........................    0.0    0.0    0.9     3.0    0.0
                                           -----  -----  -----   -----  -----
   Income (loss) from operations.........   15.8   12.4    4.4     8.4  (27.9)
                                           -----  -----  -----   -----  -----
   Interest expense......................    0.0    0.0   (0.7)    0.0   (1.8)
   Interest and other income.............    0.1    0.2    0.3     0.2    0.4
                                           -----  -----  -----   -----  -----
   Income before provision (benefit) for
    income taxes.........................   15.9   12.6    4.0     8.6  (29.3)
   Provision (benefit) for income taxes..    0.0    0.0    0.0     0.0   (2.6)
                                           -----  -----  -----   -----  -----
   Net income (loss).....................   15.9   12.6    4.0     8.6  (26.7)
   Dividends on Class A convertible
    preferred stock......................    0.0    0.0    4.4     0.0   45.3
                                           -----  -----  -----   -----  -----
   Net income (loss) attributable to
    common stockholders..................   15.9%  12.6%  (0.4%)   8.6% (72.0%)
                                           =====  =====  =====   =====  =====

   The following discussion addresses our historical, combined and pro forma results of operations.

 Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
 1999

   Revenues. Revenues remained consistent at $14.0 million during the three-month periods ended March 31, 2000 and March 31, 1999. On a combined basis, revenues remained consistent at $20.5 million during the three-month periods ended March 31, 2000 and March 31, 1999. On both a historical and a combined basis, revenues remained consistent as additional revenues and revenue growth from our acquisitions offset the decline in revenues as a result of our divestiture of an operating division in 1999, which contributed $566,000 in revenues during the three months ended March 31, 1999, as well as decreased Sprint revenues of approximately $3.5 million.

   Gross Profit. Gross profit increased $2.1 million, or 86.0%, to $4.5 million for the three months ended March 31, 2000 from $2.4 million for the three months ended March 31, 1999. On a combined basis, gross profit increased $2.1 million, or 34.0%, to $8.2 million for the three months ended March 31, 2000 from $6.1 million for the three months ended March 31, 1999. On a historical and a combined basis, the increase was primarily attributable to the increase in web services revenues, which carry a lower direct cost of revenues, as compared to revenues generated from Sprint.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $4.4 million to $5.2 million for the three months ended March 31, 2000 from $795,000 for the three months ended March 31, 1999. On a combined basis, selling, general and administrative expenses increased $7.1 million to $12.0 million for the three months ended March 31, 2000 from $4.9 million for the three months ended March 31, 1999. The increase was primarily attributable to:

  . on a historical and a combined basis, the formation of our expanded sales and marketing team;

  . on a historical and a combined basis, increased management and infrastructure to support our operations on a post-acquisition and integration basis;

  . on a historical and a combined basis, the movement in revenue to a higher percentage of web services, which carries a higher amount of selling, general and administrative expenses;

  . on a historical basis, the inclusion of payroll and related costs of billable employees for non-billable time; and

  . on a combined basis, stock-based and other special compensation costs of $3.5 million.

   On a pro forma basis, selling, general and administrative expenses were $9.3 million during the three months ended March 31, 2000. This pro forma amount excludes $2.7 million of stock-based and other special compensation costs incurred by the acquired companies upon their respective acquisitions.

   Depreciation and Amortization Expense. Depreciation and amortization increased to $3.2 million for the three months ended March 31, 2000 from $24,000 for the three months ended March 31, 1999, representing primarily amortization of goodwill and other intangibles resulting from the acquisitions, as well as additional depreciation and amortization from the acquisitions of IconixGroup and Lead Dog. On a pro forma basis, depreciation and amortization was $5.3 million during the three months ended March 31, 2000, representing a full three months of goodwill and identifiable intangible amortization assuming all of the acquisitions occurred on January 1, 1999.

   Loss on Divestiture of Operating Division. Loss on divestiture of an operating division of $419,000 in the three months ended March 31, 1999 represents costs incurred related to the termination of certain employment agreements in 1999 as a result of selling the assets of an operating division. This amount has been adjusted in the pro forma results of operations.

   Dividends on Convertible Preferred Stock. Dividends on convertible preferred stock of $6.4 million during the three months ended March 31, 2000 include the accretion of the annual 15% dividend to be paid in kind in preferred shares of $2.1 million. In addition, dividends include $4.3 million resulting from the rights to purchase common stock at a discount to its fair value in connection with the issuance of preferred stock in March 2000. On a pro forma basis, dividends on preferred stock were $7.5 million during the three months ended March 31, 2000, representing additional accretion assuming all preferred stock issuances took place January 1, 1999.

   Provision (Benefit) for Income Taxes. Benefit for income taxes of $371,000 during the three months ended March 31, 2000 was a result of losses during that period. During the three months ended March 31, 1999, we operated under Subchapter S of the Internal Revenue Code, and therefore no provision for income taxes was necessary. On a pro forma basis, we had no benefit for income taxes during the three months ended March 31, 2000.

 Years Ended December 31, 1999, 1998 and 1997

   Revenues. Revenues increased $31.3 million from $18.6 million in 1997 to $49.9 million in 1998 and decreased $920,000, or 1.8%, to $49.0 million in 1999. On a combined basis, revenues increased $10.7 million, or 15.6%, to $79.5 million in 1999 from $68.8 million in 1998. On a historical basis, the increase in revenues in 1998 was primarily a result of significant increased activity at Sprint during that period. The decrease in revenues in 1999 is primarily the result of the divestiture of an operating division, which contributed approximately $3.4 million in revenues during 1998, as compared to $566,000 during 1999, offset by additional revenues from the acquisition of IconixGroup. On a combined basis, the increase in revenues in 1999 was primarily the result of an average revenue growth at the acquired businesses of approximately 75% based on an increase in both billing rates and headcount, offset by the divestiture of an operating division. On a pro forma basis, revenues for the year ended December 31, 1999 were $79.0 million, as revenues from the divested operating division have been excluded.

   Gross Profit. Gross profit increased $5.7 million from $3.6 million in 1997 to $9.4 million in 1998 and $305,000, or 3.3%, to $9.7 million in 1999. On a combined basis, gross profit increased $7.7 million, or 39.7%, from $19.4 million in 1998 to $27.1 million in 1999. On a historical basis, gross profit as a percentage of revenues remained constant at approximately 19.0%. On a combined basis, gross profit as a percentage of revenues increased from 28.2% in 1998 to 34.1% in 1999 primarily as a result of a higher percentage of revenues derived from web services, which realize a higher gross profit as a percentage of revenues. On a pro forma basis, gross profit for the year ended December 31, 1999 was $27.0 million, as gross profit from the divested operating division has been excluded.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.5 million from $689,000 in 1997 to $3.2 million in 1998 and $2.0 million, or 63.7%, to $5.2 million during 1999. On a combined basis, selling, general and administrative expenses increased $9.8 million from $12.9 million in 1998 to $22.9 million in 1999. On both a historical and combined basis, selling, general and administrative expenses as a percentage of revenues increased. The increases are due to increased management and infrastructure to support both increased activities at Sprint in 1998 as well as our operations as a whole post-acquisition in 1999. On a combined basis, selling, general and administrative expenses include stock and special compensation charges in 1999 in the amount of $3.5 million. On a pro forma basis, selling, general and administrative expenses during the year ended December 31, 1999 were $20.1 million and exclude $141,000 in costs from the divested operating division and $2.7 million of stock-based and other special compensation costs incurred by the acquired companies upon their respective acquisitions.

   Depreciation and Amortization. Depreciation and amortization remained consistent at approximately $25,000 in 1997 and 1998 and increased to $1.9 million in 1999, representing amortization of goodwill and other identifiable intangibles resulting from the acquisitions, as well as additional depreciation and amortization from the acquisitions. On a pro forma basis, depreciation and amortization was $30.3 million during the year ended December 31, 1999, representing a full year of amortization of goodwill and identifiable intangibles, assuming all of the acquisitions occurred as of January 1, 1999.

   Loss on Divestiture of Operating Division. Loss on divestiture of an operating division of $419,000 in the year ended December 31, 1999 represents costs incurred related to the termination of certain employment agreements in 1999 as a result of selling the assets of an operating division. This amount has been adjusted in the pro forma results of operations.

   Dividends on Convertible Preferred Stock. Dividends of $2.2 million in 1999 relate to the convertible preferred stock issuance in August 1999. On a pro forma basis, dividends on preferred stock were $10.9 million during the year ended December 31, 1999, representing additional dividends assuming all stock issuances took place as of January 1, 1999.

Liquidity and Capital Resources

   Since our inception in 1995, we have financed our business primarily with cash from operations. We paid for our acquisitions through borrowings under the credit facility described below, the sale of common and preferred stock under two equity purchase agreements and the issuance of convertible, subordinated notes payable. For details on these transactions, see the discussion of the sale of common and preferred stock and the terms of the convertible, subordinated notes payable under the section of this prospectus captioned "Related Party Transactions." As of March 31, 2000, we had $4.6 million in cash and cash equivalents.

   In August 1999, we entered into a secured loan agreement with two commercial lenders, providing a credit facility of up to $40.0 million and maturing in August 2004. Borrowings under the facility were used as payment for redemption of treasury stock, the acquisitions and for working capital purposes. Outstanding borrowings under the facility bear interest, at our option, at the lender's base rate plus a defined percentage or LIBOR plus a defined percentage. In addition, a commitment fee on the unused facility is charged on a quarterly basis. The credit facility includes restrictive covenants, which require us, among other things, to maintain minimum levels of earnings before interest, taxes, and depreciation and amortization, or EBITDA, ratios of total debt to EBITDA, total debt to capitalization, and place limits on capital expenditures. We intend to repay amounts outstanding under the credit facility with the proceeds of the offering. As of March 31, 2000, borrowings on the credit facility were equal to $13.8 million, and the amount of the unused facility was $25.2 million. Banc of America Securities LLC, an affiliate of Bank of America, N.A., one of the commercial lenders, is also one of the representatives of the underwriters for this offering.

   Net cash provided by operating activities increased in the three months ended March 31, 2000 to $1.6 million from $1.2 million in the three months ended March 31, 1999, primarily as a result of timing of payment of accounts payable offset by cash receipt of accounts receivable. Net cash provided by operating activities decreased in the year ended December 31, 1999 to $5.7 million from $5.0 million in the year ended December 31, 1998, due primarily to the decrease in net income before depreciation and amortization and the increase in payment of accounts payable and accrued expenses, offset by cash receipts on accounts receivable. Net cash provided by operating activities increased in the year ended December 31, 1998 to $5.0 million from $2.0 million in the year ended December 31, 1997, due primarily to the increase in net income and the deferral of accounts payable, offset by an increase in accounts receivable.

   Net cash used in investing activities increased to $42.0 million during the three months ended March 31, 2000 from $34,000 during the three months ended March 31, 1999, primarily due to the three acquisitions completed in 2000, as well as construction activity on new office space being leased in Bethesda, Maryland. Net cash used in investing activities increased in December 31, 1999 to $20.4 million from $78,000 in December 31, 1998 and $53,000 in December 31, 1997 as result of the IconixGroup acquisition.

   Net cash provided by financing activities increased $45.1 million during the three months ended March 31, 2000 to $43.6 million from $1.5 million used during the three months ended March 31, 1999, primarily due to issuance of common and preferred stock in 2000, as well as borrowings under the credit facilities. Net cash provided by financing activities increased in 1999 to $14.9 million from net cash used in financing activities in 1998 of $4.8 million, as a result of borrowings under the credit facility, the issuance of common stock and the issuance of convertible preferred stock, all offset by debt repayments and the redemption of treasury stock. Net cash used in financing activities in 1998 increased to $4.8 million from $1.5 million due primarily to increased distributions paid in 1998.

   On a historical basis, capital expenditures were $1.4 million, $656,000, $78,000 and $53,000 in the three months ended March 31, 2000, and the years ended December 31, 1999, 1998 and 1997, respectively. Total capital expenditures for 2000 are expected to be approximately $5.5 million, consisting primarily of construction costs incurred related to newly leased office space in Bethesda, Maryland, computer equipment purchased in relation to revenue generation and the new management information system and operating infrastructure currently being implemented.

   We have issued letters of credit under the credit facility in the aggregate amount of $1.0 million as guarantees under current and future office space and construction.

   We believe that our current cash and cash equivalents, together with cash generated from operations combined with available borrowings under the credit facility, and without giving effect to the initial public offering, will be sufficient to meet our foreseeable working capital needs for at least the next 12 months. If, however, our cash needs change as a result of our desire to pursue additional acquisitions, accelerate our growth or otherwise, we may require additional financing to fund operations, capital expenditures for expansion and acquisitions. As part of our growth strategy, we are continually evaluating and engaging in discussions with acquisition candidates. There can be no assurance that any of these discussions will lead to acquisitions.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement of Financial Accounting Standards No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and management has not yet determined its effect on our financial statements or disclosures.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. This bulletin outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In March 2000, the SEC issued SAB No. 101A--
Amendment: Revenue Recognition in Financial Statements ("SAB No. 101A") which amends the transition provisions of SAB No. 101 until the second fiscal quarter for registrants with a fiscal year beginning after December 15, 1999. We will apply the accounting and disclosures of SAB No. 101 during the fiscal quarter ending June 30, 2000. Our management believes that the impact of SAB No. 101 and SAB No. 101A will not have a material effect on our financial position or results of operations.

                                    BUSINESS

Overview

   We are a leading end-to-end e-business solutions provider focused on leveraging broadband, wireless and other emerging technologies to enhance our clients' businesses. We deliver comprehensive, high-quality e-business solutions that capitalize on the interdependency of user experience, mission-critical business applications and robust network infrastructure to enhance value in online business. Our services include e-business strategy and planning, user experience, business functionality and network infrastructure. These services, combined with our deep expertise in wireless and broadband technologies, enable us to create dynamic, media-rich and scalable e-business solutions for our clients that allow them to increase speed to market and e-commerce activity. We enjoy long-standing relationships with our clients, who range from the Global 1000 to emerging growth companies.

   Because organizations generally find it more efficient for one firm to serve as the single source providing all of these services, we believe that our end-to-end services provide us with a competitive advantage in the marketplace. As a part of our e-business strategy and planning services, we assist our clients in developing e-business models, web channels and Internet strategies, and designing business processes and network architectures. Our user experience services include branding and web design to create an engaging experience for our client's customers. To provide each client with an e-business solution that supports its Internet strategy and provides a compelling user experience, our business functionality services include the development and integration of custom-designed applications, commercially available software packages and legacy applications that allow users to access data and execute transactions over the Internet. Our network infrastructure services include the planning, designing and implementing of server and network architectures that support transaction-intensive applications, integrate a client's e-business solutions with its existing network and deliver wireless and broadband content.

   We manage the delivery of these services using a collaborative approach within our cross-functional teams that is designed to create business value by:

  . implementing a state-of-the-art solution that is aligned with the client's business strategy;

  . accelerating the deployment of the solution;

  . integrating the solution with the client's existing business practices and processes;

  . offering the client a secure, reliable and scalable solution; and

  . preserving the flexibility to modify the solution to allow the client to deploy emerging technologies faster than its competitors.

Industry Background

   The broad adoption of the Internet as a new channel of communication and commerce is redefining and fundamentally changing the economics of business and the interactions among merchants, customers, employees, suppliers and distribution partners. To compete in this changing environment, organizations are seeking solutions that will allow them to use the Internet to decrease the time it takes to get their products and services to the market, expand their e-commerce activity, realize process efficiencies and enhance their brand awareness. As a result, organizations are demanding a full range of e-commerce capabilities, network services and customer relationship and supply chain management applications.

   The recent evolution of the communications and Internet infrastructure has heightened the level of sophistication users demand of Internet applications. The emergence of wireless applications and devices and broadband technologies is producing a fundamental change in the types of e-business solutions organizations require. As a result, today's e-business solutions are becoming increasingly complex and need to be more flexible and scalable to take advantage of new market opportunities.

   Users' demand for access to Internet content has grown to the point where an increasing number of users demand anytime, anywhere access without having to sit at their computers. Improved wireless networks and coverage have increased due to recent advances in wireless technology that provide users with the ability to access the Internet through new devices such as web-enabled cell phones, personal digital assistants, or PDAs, and other handheld devices. In addition to consumer applications which allow wireless access to stock quotes, restaurant reviews and driving directions, businesses are increasingly using wireless devices to allow employees and customers to access corporate databases and applications remotely. To meet this demand, the Gartner Group has estimated that by 2004, 70% of new wireless phones and 40% of new PDAs will use wireless technology to provide users with direct access to web content and enterprise networks.

   This rising demand for wireless access to the Internet is forcing organizations to significantly alter the way they interact with users. To provide compelling interaction through wireless devices and applications, organizations require e-business solutions that balance the speed of content delivery with the complexity and functionality of the content provided. Because of the limited display sizes of most wireless devices, wireless solutions must reconfigure and customize data for each user and device. In addition, the solutions must be adaptable to meet the challenges presented by the growing variety of wireless devices, each of which employs a distinct display format. Moreover, as wireless Internet traffic and transaction activity increase, e-business solutions must be reliable and have strong access control and security.

   In addition to the increased demand for expanded access to the Internet, users are requiring dynamic, media-rich content, such as real-time audio and streaming video, as well as the ability to execute more complex e-commerce transactions. This evolving user requirement has created increasing demand for greater bandwidth access, commonly referred to as broadband, which in part has helped to spur new market opportunities. Organizations require more advanced broadband technologies with the capabilities to deliver media-rich content and complex e-commerce transactions. Delivering dynamic, media-rich content and applications requires geographically distributed computer systems connected by broadband networks to create a reliable and scalable infrastructure. Before integrating broadband capabilities into their existing systems, however, organizations face several challenges. Organizations frequently lack a thorough understanding of emerging broadband technology and how it can best be used to deliver compelling content to their customers. In addition, they must be able to evolve their existing infrastructures not only to facilitate delivery of new media-rich applications and complex transactions, but also to integrate them with their existing offerings.

   Compounding the difficulty of capitalizing on the emerging technologies in today's market, such as wireless and broadband, organizations are further handicapped by a shortage of high quality, experienced technical professionals. Given this shortage, many organizations lack the resources and in-house technological expertise to design and deliver e-business solutions. Organizations are focusing on their core businesses to increase their speed to market and better manage their total costs. As a result, they are increasingly relying on third-party Internet professional service firms to provide the knowledge and technical expertise necessary to design, develop, implement and integrate e-business solutions. International Data Corporation has estimated that the market for Internet and e-commerce services worldwide will grow from $7.8 billion in 1998 to $84.3 billion in 2003.

   Despite the size of this market opportunity, there are relatively few Internet professional services firms that can design, develop and deliver comprehensive e-business solutions that integrate and utilize wireless and broadband technologies. These end-to-end solutions providers must provide a balanced suite of service offerings, from user experience to extensive technical network architectures. To capitalize on today's wireless technologies, e-business solutions providers must be able to balance the speed of content delivery with the provision of compelling content, which is often difficult because of the limited space in wireless device display areas. At the same time, these providers must offer broadband solutions that can be successfully integrated with today's existing network architectures, while retaining the ability to deliver media-rich content to users. As a result, today's e-business solutions providers must not only offer end-to-end solution capabilities, but also address the challenges that arise with wireless, broadband and other emerging technologies.

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The Iconixx Solution

   Iconixx is a leading e-business solutions provider focused on leveraging wireless, broadband and other emerging technologies to enhance our clients' businesses. We deliver comprehensive e-business solutions that capitalize on the interdependency of user experience, mission-critical business applications and robust network infrastructure to enhance value in online businesses. Our formula for client success is based on the following key principles, which we apply to each client engagement:

 Comprehensive Services

   We offer our clients comprehensive, end-to-end e-business services, including extensive capabilities in wireless and broadband technologies. These services help our clients develop and execute their Internet strategies to transform their businesses. Our services include e-business strategy and planning, user experience, business functionality and network infrastructure. The knowledge and expertise we possess in the emerging broadband and wireless technologies enhances our ability to provide cutting-edge solutions.

 Deep Expertise in Wireless and Broadband Network Technologies

   We have created our total solution with a focus on the design, development and delivery of scalable networks that not only can meet clients' current needs, but also can support next generation developments, including wireless and broadband content and applications. We gained our ability to deliver these cutting-edge solutions from our intimate involvement in building advanced network infrastructures and enabling technologies for our clients in the telecommunications industry. Our in-depth knowledge of network architectures helps us integrate emerging technologies into existing systems and enables us to develop complex, media-rich applications and content.

 Integrated Delivery of Solutions

   We deliver our solution for each engagement through a cross-functional team of strategists, creative designers, technical experts and network architecture specialists using a collaborative approach. By utilizing our Insight methodology and leveraging our strength across the entire spectrum of e-business solutions, we believe our balanced approach to client engagements ensures that clients receive the optimal solution for their needs. We believe that this integrated approach allows us to deliver comprehensive e-business solutions that can be integrated seamlessly and quickly, increasing the client's speed to market and providing a single point of accountability for the engagement. To facilitate the integration of the solution, we use an engagement manager for each transaction who ensures overall client satisfaction, maintains client relationships, coordinates the efforts of our professionals and serves as the primary contact person for the client.

 Proven Frameworks and Methodologies for Reliable Solutions

   By following an experience-based engagement methodology and leveraging the skills of our project team members, we can rapidly deliver solutions that satisfy our clients' needs. Our system of knowledge management enables us to leverage the institutional knowledge of team members to hold best practices, lessons learned and reusable frameworks. In addition, through our centers of excellence program, our strategy, creative, technical and network engineering professionals exchange ideas within a variety of online and in-person forums. We believe our approach creates not only a speed to market advantage for our clients but also ensures consistent delivery quality of our solutions and enhances our ability to integrate new team members efficiently.

Growth Strategy

   Our objective is to be a leader in the e-business solutions market by continuing to deliver high quality, end-to-end e-business solutions utilizing wireless and broadband capabilities. To achieve our objective, we plan to pursue the following strategies:

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

 Leverage Our Expertise in Wireless and Broadband Technologies

   We intend to leverage our knowledge of wireless and broadband technologies to create more comprehensive e-business solutions. We expect knowledge of broadband and wireless infrastructures to play an increasingly important role in the development and delivery of the next generation of e-business solutions. We have extensive experience providing network infrastructures and enabling technologies in the telecommunications industry. As a result, we understand these new infrastructures and technologies and the challenges they present in terms of the creation of applications and content. This understanding provides us with a competitive advantage in the delivery of solutions capitalizing on wireless and broadband technologies. In addition, we intend to enhance our cutting-edge technical expertise by creating development labs through which we plan to take advantage of our knowledge of wireless, broadband and other emerging technologies to build new and innovative networks and infrastructures.

 Develop and Expand Client Relationships

   We intend to develop and expand our client relationships by providing an end-to-end e-business service offering to our clients. We also intend to capitalize on our wireless and broadband expertise by marketing those services to existing and prospective clients. In addition, we intend to continue to cross-sell our expertise in different areas as projects evolve. For example, we are actively marketing the knowledge and skills of our network architecture consultants to clients who have engaged us initially only to provide services related to e-business strategy and web design.

 Attract and Retain Experienced Professionals

   We intend to continue to attract and retain experienced professionals in the areas of business strategy, design, development and programming, network architecture, engagement management and emerging technologies. In today's competitive hiring environment, we believe our ability to attract and retain skilled technical professionals depends on our ability to provide opportunities to work on cutting-edge, highly challenging projects, our commitment to ongoing professional development and our ability to maintain a culture that motivates, recognizes and rewards outstanding work and professionalism. To communicate our message to potential hires, we plan to utilize our growing internal recruiting team, our employee referral program and our access to external resources including web sites, placement agencies and advertising programs.

 Pursue Selective Acquisitions

   We intend to pursue selective acquisitions to provide us with increased geographic coverage, closer proximity to our clients and a larger pool of experienced technical professionals. We will evaluate potential acquisition candidates based on their skills and experience, client relationships, cultures and ability to be easily integrated into our existing organization.

 Build Brand Awareness

   We intend to create brand value for Iconixx by promoting client successes and through aggressive sales and marketing. We are concentrating on increasing visibility and awareness within target audiences of current and prospective clients, employees and industry opinion leaders. Our marketing efforts include national advertising, public relations efforts and executives' speaking engagements. We believe that as awareness of the Iconixx brand grows, we will be able to shorten our sales cycle by leveraging our reputation in the industry. In addition, we believe that a strong brand will help us to attract and retain qualified strategy, creative, technical, network engineering and management professionals.


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

Services

   With clients taking on increasingly large and mission-critical projects, our comprehensive solution has evolved to include a broad range of e-business service offerings that we believe is rare in the market today. Our end-to-end solutions concentrate on:

  . strategy and planning;

  . user experience;

  . business functionality; and

  . systems infrastructure.

   We believe that our end-to-end offerings provide us with a competitive advantage because organizations generally find it more efficient for one firm to serve as the single source providing all of these services. As a result, we believe that our balanced expertise across each area differentiates us from our competitors.

                                  [GRAPH]
Iconixx Services
-------------------------------------------------------------------------------
                             STRATEGY AND PLANNING
          E-Business  Technology Planning  Business Process Planning
-------------------------------------------------------------------------------
USER EXPERIENCE             BUSINESS FUNCTIONALITY    SYSTEMS INFRASTRUCTURE
-------------------------------------------------------------------------------
Branding                    Application Development   Broadband
-------------------------------------------------------------------------------
Information Architecture    Business Application
                            Integration               Wireless
-------------------------------------------------------------------------------
Interface Design            Database Modeling         Enterprise Implementation
-------------------------------------------------------------------------------
Experience Engineering      Back-Office Applications  Systems Architecture
-------------------------------------------------------------------------------
                                                      Systems Integration
-------------------------------------------------------------------------------
                                                      Performance Modeling
-------------------------------------------------------------------------------

 Strategy and Planning

   Successful Internet strategies address the interplay between corporate strategy and technology. We begin engagements by working with our clients to understand their markets and business opportunities. Our consultants consider how technology enables and constrains business models, corporate brands and relationships our clients have with their customers, suppliers and employees. To ensure that the solutions we deliver to our clients support their overall strategic vision, we assist our clients in developing e-business models, web channels and Internet strategies. In addition, we assist clients in defining business processes and technology architectures.

 User Experience

   Public perception of organizations is increasingly shaped by the experiences and messages the organizations deliver over the Internet. Accordingly, when designing web sites, Intranets and other multimedia presentations, we assign great importance to creating an engaging experience for our clients' customers. Our user experience services include branding, a practice in which we design graphics intended to exemplify our client's electronic corporate identity. With our interface design service, we create visually compelling web sites employing logical information architectures and content mapping to enable intuitive navigation. Through our user experience engineering services, we customize the presentation of information on our clients' web sites consistent with their branding and functional objectives. In addition, many of our clients also engage us to support our user experience services with our off-line/print business.

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

 Business Functionality

   We recognize that our creative efforts to build a positive user experience are inextricably linked with the functionality of the solutions we deliver. To provide our clients with a solution that supports their business strategies, we combine our user experience services with development of business applications designed to allow users to access data and execute transactions with our clients over the Internet. Our business functionality services include the development and integration of custom-designed applications, commercially available software packages and legacy applications. By creating custom applications or integrating software packages, we deploy business applications such as customer relationship management, sales force automation and business intelligence. Our database modeling expertise allows our teams to create highly customized and context-driven applications. In addition, we integrate customer and partner-facing applications with traditional back-office applications. This range of abilities allows us to effectively deliver the business functionality required to create a complete e-business solution.

 Network Infrastructure

   Creating a positive user experience requires careful planning and construction of architectures that integrate the client's e-business solution with its existing networks and systems. Our engineers have extensive experience in developing infrastructures that are reliable, robust and redundant. We provide our clients with a wide range of Internet engineering services, including enterprise implementation, network architecture integration and performance modeling. Our skills include planning, designing and implementing server and network architectures that support transaction-intensive database applications and the delivery of wireless and broadband content. We expect knowledge of wireless and broadband infrastructures to play an increasingly important role in the development and delivery of the next generation of e-business solutions.

Our Client Engagement Approach

   Our client engagement approach forms the backbone of our delivery of e-business solutions to our clients. We developed our approach on the premise that prospective clients desire to create business value by achieving the following key objectives through their e-business initiatives:

  . implement a state-of-the-art solution that is aligned with the client's business strategy;

  . accelerate the deployment of the solution;

  . integrate the solution with the client's existing business practices and processes;

  . offer the client a secure, reliable and scalable solution; and

  . preserve the flexibility to modify the solution to allow the client to deploy emerging technologies and functionality faster than its competitors.

 Project Management

   We believe that the design, development and delivery of e-business solutions require constant communication between our clients and our technical professionals. To maximize the efficiency of this constant communication, our project teams are led by an engagement manager who serves as the single point of accountability for the client. The engagement manager ensures overall client satisfaction and maintains our long-term relationship with the client. The engagement manager communicates with the client about all aspects of the engagement, including discussing the scope, cost and schedule issues that arise during the course of our work. In addition, the engagement manager obtains feedback from the client regarding our work in progress and serves as the liaison between the client and our cross-functional teams.

   We also assign an interactive director to each of our project teams to oversee its creative professionals, which generally consist of designers, information architects and branding consultants. Using design expertise and creative skills, the interactive director balances the various graphical, navigational and technical

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

considerations to maximize the brand value and ease of navigation for the solution we are providing. We believe that our project management approach allows us to:

  . focus the engagement manager on client interaction to ensure constant alignment of client expectations with our project planning and technical considerations;

  . maintain a constant focus on overall design strategy and the desired user experience;

  . provide efficient coordination of all phases of the project;

  . ensure the project remains on-schedule and on-budget;

  . identify additional services that we may provide to our clients; and

  . increase client satisfaction.

 Insight Methodology

   Our proprietary Insight methodology enables our project teams to understand and plan for the complete life-cycle of each client engagement. This methodology, beginning with the strategy phase and continuing through the solution deployment and evolution phases, provides project teams with an understanding of the interdependencies of all elements of engagements from design to technical architecture. Our engagement managers work with each client in the definition phase to clearly delineate the specific tasks and objectives for both the Iconixx team and the client and to streamline the course of the engagement. Understanding the entire life-cycle, coupled with our flexibility to enter engagements at any stage, provides our project teams with the ability to move quickly through the delivery process and the ability to effectively address each client's needs. Additionally, the life-cycle perspective of our Insight methodology ensures constant delivery quality and facilitates our integration of new team members as we continue to grow.

   Our Insight methodology consists of several components that we apply to each client engagement. The following chart shows a graphical representation of the various components:


                           [GRAPH APPEARS HERE]

[The chart shows a graphical representation of the various components of our methodology. Those components are each represented within a series of black boxes connected with lines and arrows. On the left side of the chart, the first box represents define and is connected with three lines to the next three components labeled architect, develop and integrate.

There are small arrows connecting architect, develop, integrate and test, deploy and evolve. Integrate and test are represented with a circular graphic illustrating the iterative process of the integrate and test components of our methodology.]

   Define. We begin each engagement with an in-depth working session with the project team to understand market factors, business drivers, desired results, business processes and business opportunities. Our consultants consider how technology enables and constrains business models, corporate brands and the relationships clients have with their customers, suppliers and employees. Tasks in subsequent phases are integrated into the working plan in a pragmatic way, which balances the needs of the client, the project timeline and the deliverable quality. Starting with define, our methodology provides for multiple points of entry into each phase.

   Architect. Once the objectives and desired results are in place, our team of strategists, designers, developers and engineers creates a detailed plan outlining the interdependencies of the user experience, business functionality and infrastructure. This plan outlines the delivery schedule and the technical requirements, as well as initial design concepts, for the solution. The result is a comprehensive design and technology vision for the engagement.

   Develop. We have developed expertise in rapidly developing and delivering prototypes of our proposed solutions to help our clients visualize the look and feel, functionality and overall user experience. To enable our clients to visualize their solutions very early in the development process, we use rapid prototyping techniques

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

including wireframe models, storyboards, use cases and logic trees. Because our engagement managers communicate with our clients about each prototype delivered, our clients are integral to the development process and provide critical feedback to enhance the solutions we deliver. After delivering a functional prototype, we continually enhance the solution through a process we refer to as "protocycling," in which we deliver to clients a rapidly developed series of upgrades to the proposed solution that provide increasing levels of functionality for review by our clients.

   Integrate. As the project progresses, various elements each in development must be brought together to form the complete solution. In addition to connecting the design and branding elements to underlying applications and source code, the client's desired business applications must also be integrated with its existing databases, systems and networks. This integration is a vital step in the creation of robust e-business solutions and requires constant testing and performance evaluation to ensure viability.

   Test. As each iteration of development is complete, we test the resulting system for functionality, performance and scalability. Testing may also include focus groups of target users or other methods to evaluate responses to the solution's design and navigation concepts. Ultimately, being able to evaluate performance at various stages of an engagement before it is deployed helps us to create reliable, scalable solutions and increase client satisfaction.

   Deploy. Once the project is ready for deployment, the delivery team works closely with the client to secure an appropriate production environment. A secure transition of the solution to an internal or external production environment is essential in a timely launch of the solution. Our team works closely with the client during this transition phase and conducts all necessary training for ongoing maintenance processes. Additionally, our team also works with the client throughout the rollout of the solution to create a successful launch.

   Evolve. After the solution is deployed, our engagement manager works with the client to measure success and create a plan for ongoing development requirements. This plan provides for the evolution of the solution through future enhancements that might add business functionality, implement broadband or wireless applications, incorporate new technologies or modify infrastructure requirements. Our team also conducts an internal project review to capture lessons learned, best practices and experiences with new technologies for our corporate knowledge repository.

Knowledge Management

   Through the development of hundreds of e-business solutions, we have gained expertise and knowledge on issues ranging from branding trends to application standards. We have created systems for knowledge management that currently utilize our corporate intranet and existing databases. These systems include an electronic filing cabinet with project histories, technologies used and contact information. In addition, our intranet provides access to white papers developed by our technologists and a library of reusable frameworks to assist in the development of specific applications. To make our shared experiences more widely available, we are evolving this system into a fully-automated, searchable knowledge repository that will house detailed project case studies, best practices and lessons learned from past experiences. This repository will provide us the ability to continue to grow and support new team members with the benefit of our prior work experience.

   We are developing a cutting-edge development lab that will constitute another essential element of our knowledge management initiative. A vital aspect of the lab will be a wireless and broadband content delivery testing center for use in evaluating various technologies and applications that must adapt to the proliferation of personal computing devices. Additionally, the lab will be equipped with a network center that can support the validation of systems performance and availability models for large-scale distributed network architectures.

   Through our center of excellence program, a company-wide initiative that combines formal training and development programs with an online community provides personal support to professionals in each of the

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

various disciplines within Iconixx, we enhance knowledge sharing and creative and collaborative problem solving. This program affords new staff members the ability to enhance their capabilities by working with experts in various emerging technologies, it also creates a virtual professional community to share information, discuss trends, establish corporate standards and identify resources required to maintain our competitive edge.

Sales and Marketing

   We market and sell our services to organizations that are introducing, repositioning or expanding their e-business capabilities. We work to align our sales and marketing activities with our organizational strengths, particularly in those vertical industries for which we have developed significant expertise, and we conduct these activities on both national and regional-office levels. In addition, we work with many of the industry's leading technology providers, including Asera, Versata, pcorder.com and Trilogy. These partners provide us with a steady stream of lead generation and sales support for quality engagements.

   As of April 30, 2000, we had 34 sales and marketing professionals. We are continuing to build a high-quality sales and marketing organization. These professionals understand the complexity and urgency of each prospective client engagement and the range of services we can offer through our end-to-end solution. Our quota-driven sales approach relies on sales teams, as opposed to individuals, to market and sell our end-to-end services. Corporate-level sales activities include strategy and forecasting, handling of national and international accounts, strategic-partner programs and maintenance of the corporate proposal database. Specific lead-generation and qualification, negotiation, contracting, and sales-support activities are managed at the regional-office level. To increase our percentage of winning proposals, we assign cross-disciplinary capture teams to develop sales strategies, conduct background research and develop proposals tailored to the prospective client's needs.

   Our corporate marketing efforts are focused on building the Iconixx brand and raising awareness of our firm, capabilities and clients. Corporate-level activities include national advertising, industry analyst and media relations, corporate web site management, trade show presence, executive speaking engagements and collateral development. Regional-office marketing efforts include participation in local media outreach, local networking events and recruitment advertising.

Clients

   We enjoy long-standing relationships of more than five years with our clients, which range from Global 1000 companies to emerging growth companies, most of which engage us for more than one project. We have significant experience in four vertical industry segments: telecommunications, financial services, energy and utilities, and information technology/dot-coms. During 1999, on a pro forma basis giving effect to our recent acquisitions, we derived approximately 57.4% of our revenues from Sprint. If we were to lose Sprint as a client, our revenues and operating results would significantly decline.

   The following is a representative list of our clients:

Adelphia Communications   GEICO Corporation          Redbricks.com, LLC
Cable and Wireless USA,   GE Information Services    Riggs Bank, NA
 Inc.                     Host Marriott              Sallie Mae, Inc.
Columbia Energy Group      Corporation               Schlumberger, Ltd.
Corvis Corporation        IDG World Expo             N.F. Smith &
Crestline Capital         The Loewen Group            Associates, LP
 Corporation              Marriott International,    Sprint
Dealer Solutions, LLC      Inc.                      TotalFinaElf
DXP Enterprises, Inc.     Novartis Crop              URHere.com
Fannie Mae                 Protection                USWest Information
Financial Passport,       One World Networks          Technologies
 Inc.                     Potomac Electric Power     Wrenchead.com, Inc.
Friedman Billings          Company
 Ramsey


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

Case Studies

 Sprint

   Challenge: Sprint, a global telecommunications company serving more than 20 million businesses and residential customers, desired to develop a single intelligent network to provide customers with high-speed Internet access as well as integrated voice, video and data services. Sprint also wanted to equip this network with tools allowing customers to allocate bandwidth dynamically to meet their changing needs according to a usage-based fee structure.

   Iconixx Solution: Sprint engaged us to assist in the design, development and testing of this next-generation, Integrated On-Demand Network, or ION. We developed and deployed an ION solution characterized by "dial-tone" quality and capable of meeting the highly demanding operational parameters of the telecommunications industry. Our solution achieved Sprint's scalability, availability and throughput requirements. Specifically, we designed and developed an integrated network-management framework, based on a multi-tiered architecture featuring distributed databases and objects and deployed over hundreds of operational nodes.

   Our involvement in ION, which began during the technical-concept definition phase, is ongoing and expanding beyond network technology-intensive services. Sprint has engaged us to develop a web-centric user interface for ION provisioning, customer support, and maintenance and a web-centric service layer above their already-built network for composite services on demand such as rapid video. We are providing interface design, experience-engineering consultation focused on "look and feel" issues, and assisting as required with middleware and other software solutions. A second initiative is underway to develop a customer-facing, web-enabled solution for delivering ION functionality and capability through Sprint's services and applications framework. The applications will provide increased customer control for service provisioning and monitoring. In addition, Sprint has expanded the scope of our engagement into development of wireless and security applications.

   Iconixx Results: ION is the first integrated voice/video/data network offering made available to businesses, allowing customers to combine many services into one intelligent system. The network is providing new efficiencies and capabilities for customers like Communication Supply Corporation, the largest privately owned communications distributor in the United States, which estimates that its headquarters and operating units have experienced a 35% reduction in overall network costs since migrating to ION. Further flexibility and efficiencies are expected to occur when dynamic bandwidth allocation is made available in October 2000.

 URHere.com

   Challenge: URHere.com is an e-travel company whose value proposition is to provide travelers with relevant and customized information where they need it and when they need it. URHere needed to solidify its e-business model to establish itself as a leading e-travel company with strong brand positioning and compelling web and wireless applications to provide personalized concierge services and distribution of editorial and advertiser content.

   Iconixx Solution: We were selected by URHere because of our combination of wireless technology expertise and creative skills in the branding area. Using those skills, we designed and built a functioning "proof of concept" web site complete with searchable maps and geography-based "electronic concierge services" that can be accessed through both data-ports and wireless devices. The site incorporates a branding strategy including a distinctive logo that supports the URHere customer value proposition and business model. When launched, this site will allow travelers in unfamiliar environments to receive pertinent information, make travel selections and build an itinerary based on a personal profile and up to the minute selection queries.

   Iconixx Results: Within three weeks of being awarded the project, we demonstrated our facility with wireless technologies by building an application of the URHere concept capable of delivering customized

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

content anytime, anywhere. Through the use of the application we created, URHere was able to demonstrate their concept to existing and potential investors and strategic partners.

 Redbricks.com

   Challenge: Redbricks.com, founded in 1999 by a group of real estate and mortgage-loan professionals, planned to become a destination portal for commercial real-estate owners and developers. The Redbricks plan was to facilitate quick loan structuring through applications to over 20 lenders, produce property-specific market reports and maps and provide local and national industry news.

   Iconixx Solution: We provided end-to-end e-business services, including business and technology strategy, including the integration with a proprietary workflow transaction system, branding, and development of the entire interface and systems development for the Redbricks web site. Our solution included the establishment of Redbricks' desired loan marketplace, featuring a proprietary tracking system developed by ellora.com that keeps borrowers informed of all lender and service-provider activities until closing; property search; presentation of third-party, syndicated news and other content; vendor research capabilities; and user personalization services.

   Iconixx Results: In March 2000, the Redbricks web site won the Most Innovative Commercial Web Site award at the Inman Real Estate Connect 2000 conference. The site has allowed Redbricks to garner the necessary additional funding to build phase two of its web site with expanded capabilities and to increase the promotion of the company brand.

 Wrenchead.com

   Challenge: Wrenchead.com approached us with its vision to build an e-commerce site for the sale of automotive parts and accessories. Wrenchead needed to develop a comprehensive e-business plan and corporate identity that would allow it to attract the capital required to build and expand its web presence. Once funding was received, rapid web site development and launch would be required.

   Iconixx Solution: We provided an end-to-end e-business solution to Wrenchead, beginning with strategy planning consultation. Our services included concept development and competitive analysis, followed by corporate identity and branding, as well as project planning and funding assistance. After Wrenchead received an initial venture-capital infusion, we quickly launched a prototype web site to promote the brand and collect customer information. We then defined the site functionality, selected technology, and planned the infrastructure--which was designed to eliminate down time, while leveraging redundant capacity to improve overall performance.

   Iconixx Results: In less than 12 weeks we developed and launched a robust e-commerce solution, complete with an engaging user interface, customer registration and personalization, and a database able to accommodate a 300,000-
part inventory cross-referenced to every automobile model manufactured since 1964. Our comprehensive e-business solutions enabled Wrenchead to develop and attain its business goals, by attracting initial venture-capital funding and launching an attractive, robust e-commerce web site. Wrenchead has since become a top online merchant of auto parts and accessories. The company subsequently received investments totaling over $120.0 million.

People and Culture

   We believe our employees embody the intelligence, skills, creativity and rapid response required to help our clients transform their businesses on the Internet. As of March 31, 2000 we had 480 professionals, including 80 independent consultants. Our professionals are not represented by a collective bargaining unit, and we believe our relationships with our professionals are excellent.


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

 Recruiting and Retention

   Our ability to attract and retain talented professionals is vital to our continued growth. We intend to continue to attract and retain experienced professionals in the areas of business strategy, design, development and programming, network architecture, engagement management and emerging technologies. To realize our anticipated future growth, we are aggressively recruiting professionals who have relevant experience, leading- edge technical skills and an innovative mindset. We use multiple sources to identify potential candidates, including Internet career sites, job fairs, professional recruiters and placement agencies and an employee referral program.

   Our ability to retain our employees is strengthened by our culture, clear career progression, strong financial rewards, including excellent benefits and stock options, structured job training and effective internal communications. We place a strong emphasis on continued professional development in areas as diverse as graphic design trends, new and emerging technologies, management skills and leadership training. Our training programs are both internal and external and range from small working groups of experienced technical professionals who share knowledge of various languages and programs within the organization to encouraging enthusiastic designers to register for upcoming national seminars on the latest design trends.

   All of these factors, combined with the high caliber of client work, help us recruit and retain valuable professionals. In addition, we have created skill-focused centers of excellence in all of our regional locations. The director of each center is responsible, through internal promotions, transfers and new hires, for helping to nurture and promote the skills represented by that center. We believe this program encourages individual career mentoring.

 Culture

   We describe our culture as "seriously cool," in that we combine the serious mission-critical business challenges of our clients with a cool and casual work environment and interpersonal interactions within the company. This creates an opportunity for our team members to work in a fun, casual environment while making significant contributions to the success of our clients. At Iconixx, employees have the opportunity to work on challenging, complex e-business projects for high-visibility clients. Our employees' develop and deploy cutting-edge technologies and third-party products, resulting in advanced e-business solutions.

   Our culture supports a wide range of professional interests among our employees--a natural result of hiring professionals with different skill sets, interests and personalities. To meet our corporate goal of providing clients with end-to-end e-business solutions, we employ three distinct types of professionals: strategists, designers and engineers. They work closely together in cross-functional project teams to take full advantage of the expertise of each team member.

   We believe our future success depends on our ability to maintain an overall corporate culture of excellence that accepts and nurtures the development and growth of employees with a wide range of expertise. We intend to provide a variety of opportunities for employees to continue developing their skills, ranging from informal lunchtime classes to attendance at leading industry conferences, seminars and workshops. In addition, we support after-hours employee activities that nurture the corporate culture, including company sports teams and participation in local charitable projects.

Competition

   As Iconixx delivers Internet-related solutions meeting a broad range of client needs, competition in our marketspace is intense. In addition to prospective clients' internal information systems departments, our competitors include:

  . large systems integrators and outsourcing firms;

  . consulting arms of the "Big Five" accounting firms;

  . network services firms;

  . full service e-business solutions providers;

  . e-business technology solutions providers; and

  . creative e-business solutions providers.

   Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. In addition, our markets have relatively low barriers to entry. We expect to continue to face competition from new market entrants. Competition in our market is based primarily on the following factors:

  . Internet expertise and talent;

  . quality, pricing and speed of service delivery;

  . client references;

  . integrated strategy, technology and creative design services; and

  . vertical industry knowledge.

   Many of these competitive factors are outside of our control. These factors include our competitors' hiring and retention of senior staff, development of software that is competitive with our products and services and response to client needs.

   Based on our skills, the projects that we have built, feedback and references from satisfied clients, our engagement approach and our methodologies, we believe we compete favorably.

Intellectual Property

   Our success is partially dependent upon our leading-edge proprietary technology and information. We rely upon a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. We generally enter into nondisclosure agreements with our employees, contractors, consultants, distributors and corporate partners and limit access to and distribution of our software, documentation and other proprietary information.

   In our normal course of business, we develop software applications for specific client engagements. From time to time, we sell ownership of the software to the client on completion of the engagement, although we generally retain a license for limited uses. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to sell or use similar applications and frameworks we created for particular clients. A successful claim could subject us to significant liability that would have a material adverse effect on our liquidity and capital resources. In addition, even the successful defense of a claim could require us to incur substantial costs and result in diversion of our management's efforts and damage to our brand perception by our clients.

   In addition, we sometimes agree to enter into contracts which contain restrictive provisions that prohibit us from performing the same or substantially similar services or developing similar products for our clients' competitors. These restrictive provisions generally last for the term of our contract and may remain in effect for up to two years after the completion of the project. These restrictive provisions reduce the number of our prospective clients and our sources of revenues.

Facilities

   Our executive offices are currently located at 8300 Boone Boulevard, Vienna, Virginia. Our main office is located in approximately 80,000 square feet of leased office space in Bethesda, Maryland. We anticipate moving our executive offices to this space in 2001. Our lease in Bethesda has a term of seven years and expires in 2007. We maintain additional offices in Bethesda, Maryland; New York, New York; Atlanta, Georgia; Austin and Houston, Texas; Kansas City, Kansas; Denver, Colorado; Los Angeles and San Diego, California; and Paris, France. We lease all of our office space in each of these cities. We expect that we may need additional space as we expand our business. We believe that we will be able to obtain additional space as needed.

Legal Proceedings

   There are no material pending legal proceedings to which we or any of our subsidiaries are a party or of which any of our property or any property of any of our subsidiaries is the subject.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table shows information about each of our directors, executive officers and key employees as of April 30, 2000.

Name                             Age                  Position
Stuart C. Johnson...............  57 Chairman, President, Chief Executive
                                     Officer and Director
Graham B. Perkins...............  51 Vice President, Chief Financial Officer,
                                     Secretary and Treasurer
                                     President of Network Architecture and
John R. McDougall...............  60 Consulting
Leo C. Mullen...................  51 President of Eastern Region
D. Derrik Deyhimi...............  33 President of Western Region
David T. Fu.....................  43 Vice President of Business Development
Jason H. Levine.................  33 Vice President, General Counsel and
                                     Assistant Secretary
Thomas B. Modly.................  39 Vice President of Corporate Development
Matthew B. Walker...............  39 Vice President and Chief Technology Officer
William K. Stephens.............  56 Vice President of Sales and Marketing
Carolyn T. Jenkins..............  33 Vice President of Human Resources
Christopher Clark...............  34 Vice President and Chief Business Strategy
                                     Officer
Patricia A. Withers.............  51 Director of Administration and Assistant
                                     Secretary
Carl J. Rickertsen..............  40 Director
Robert E. Michalik..............  31 Director
Phillip G. Norton...............  56 Director

   Stuart C. Johnson has served as our Chairman, President, Chief Executive Officer and a director since August 1999. From September 1998 through August 1999, Mr. Johnson was the Chairman, President and Chief Executive Officer of Empyrean Group, Inc., which we acquired in September 1999. From July 1997 through October 1998, he was a business consultant for S.C. Johnson & Associates. From April 1995 through July 1997, Mr. Johnson served in a variety of executive positions at Bell Atlantic and companies affiliated with Bell Atlantic, most recently as President of Bell Atlantic's Business and Information Services Group. He also served as Chairman and Chief Executive Officer of Bell Atlantic Video Services Company and helped found Bell Atlantic Network Integration Company. Mr. Johnson is a director of PowerCerv Corp.

   Graham B. Perkins has served as our Vice President, Chief Financial Officer, Treasurer and Secretary since August 1999. From September 1998 through August 1999, Mr. Perkins served as Chief Financial Officer, Vice President, Treasurer and Secretary of Empyrean Group. From January 1993 through September 1998, Mr. Perkins served in various executive positions at Bell Atlantic and companies affiliated with Bell Atlantic, including as Vice President of International Finance and Chief Financial Officer of the International Telecom Group at Bell Atlantic. He also held roles as Chief Financial Officer of Bell Atlantic International, Chief Financial Officer of Large Business and Information Services Group, and Vice President and Chief Financial Officer of Bell Atlantic Video Services.

   John R. McDougall has served as President of our Network Architecture and Consulting division since August 1999. Mr. McDougall founded Business Solutions Group, LLC, the predecessor of our company and served as our President from September 1995 through August 1999. From September 1993 through September 1995, he was Vice President and General Manager, Information Technology Consulting for SECOR International, Inc. He also served as Executive Vice President of The Titan Corporation, a high technology, commercial and government systems engineering company.

   Leo C. Mullen has served as the president of our Eastern Region since November 1999. From May 1994 through November 1999, Mr. Mullen was the President and Chief Executive Officer of IconixGroup, Inc., which we acquired in November 1999.

   D. Derrik Deyhimi has served as President of our Western Region since April 2000. In March 1997, Mr. Deyhimi co-founded Enterprise Works, LLC, where he served as President and Chief Executive Officer from July 1997 through March 2000. We acquired Enterprise Works in March, 2000. From January 1995 through March 1997, Mr. Deyhimi was a director and served as Executive Vice President and Chief Technology Officer of BSI Consulting, Inc.

   David T. Fu has served as our Vice President of Business Development since August 1999. From November 1998 through August 1999, Mr. Fu served as Vice President of Empyrean Group. From February 1994 through November 1998, Mr. Fu was a Managing Director of Galway Partners, LLC, where he was involved in the formation of new business ventures in the financial and technology industries. His prior experience also includes business development and management roles at Bell Atlantic Video Services, Network Management Inc. and IBM.

   Jason H. Levine has served as our Vice President and General Counsel since April 2000, and served as our Vice President of Strategic Projects from August 1999 through April 2000. From September 1998 through August 1999, Mr. Levine served as Director of Corporate Development for Empyrean Group. From August 1994 through September 1998, Mr. Levine managed his own financial consulting practice focusing on profitability management for small and medium-sized entities. Mr. Levine's experience also includes positions at Tucker Anthony and Merrill Lynch, where he executed debt structuring and refinancing, financial analysis, investment management, due diligence and securities registration.

   Thomas B. Modly has served as our Vice President of Corporate Development since August 1999. From October 1998 through August 1999, Mr. Modly was the Vice President of Corporate Development for Empyrean Group. From April 1996 through October 1998, Mr. Modly worked as a strategic consultant for Oxford Associates, where he advised large companies on sales and marketing strategies. From June 1992 through April 1996, Mr. Modly was Director of Corporate Development for UNC Incorporated, where he focused on strategic planning, corporate development and mergers and acquisitions.

   Matthew B. Walker has served as our Chief Technology Officer since August 1999. From February 1999 through August 1999, Mr. Walker was the Chief Technology Officer of Empyrean Group. From April 1998 through February 1999, Mr. Walker was Senior Vice President and Chief Technology Officer of 24/7 Media Inc., where he was responsible for software product development and strategic sales opportunities. Mr. Walker was also one of the founders of Intelligent Interactions Corp., an Internet technology firm, and served as its Chief Technology Officer from February 1995 through April 1998, when it was acquired by 24/7 Media. Mr. Walker has also held senior level positions with Oracle.

   William K. Stephens has served as our Vice President of Sales and Marketing since November 1999. From April 1995 through November 1999, Mr. Stephens served as Chief Development Officer of IconixGroup, which we acquired in November 1999. Prior to joining IconixGroup, Mr. Stephens was President and Chief Executive Officer of PRC Realty Systems, a provider of on-line real estate information. He has also held senior level and international assignments with Oracle, Martin Marietta and IBM.

   Christopher Clark has served as our Vice President and Chief Business Strategy Officer since April 2000. From January 1994 through March 2000, Mr. Clark was Chairman and Chief Executive Officer of Internet Information Services, Inc., which we acquired in March 2000.

   Carolyn T. Jenkins has served as our Vice President of Human Resources since April 2000. From January 1998 through April 2000, Ms. Jenkins served as the Vice President of Human Resources and Operations for EnterpriseWorks, which we acquired in March 2000. From August 1997 through January 1998, Ms. Jenkins was a technical recruiter for Smith & Associates. From April 1996 through July 1997, Ms. Jenkins was a technical recruiter and account representative for Robert Half, Int'l., an employment contracting agency. From February 1994 through April 1996, Ms. Jenkins worked as an independent contractor assisting start-up companies with the development of their business and marketing plans.

   Patricia A. Withers has served as a Director of Administration and Assistant Secretary since August 1999. From September 1998 through August 1999, Ms. Withers was the Director of Administration for the Empyrean Group. From June 1993 through August 1998 she was a Project Manager for Learning Tree International, a provider of information technology training courses and products.

   Carl J. Rickertsen has served as one of our directors and as a member of our compensation committee since August 1999. Mr. Rickertsen has been a partner in Thayer Capital Partners since September 1994. Mr. Rickertsen acted as a private financial consultant from 1993 through August 1994 and was a partner at Hancock Park Associates, a private equity investment firm based in Los Angeles, from 1989 to 1993. Mr. Rickertsen currently serves as a director of e-Plus, Inc., Global Vacation Group, Inc., Colorado Prime, Inc. and SAGA SYSTEMS, Inc.

   Robert E. Michalik has served as one of our directors and as a member of our audit and compensation committees since August 1999. Mr. Michalik has been a Vice President at Thayer Capital Partners since August 1996. From August 1995 through August 1996, Mr. Michalik was an associate at UBS Capital Corporation. Mr. Michalik currently serves as a director of IESI Corporation, Primary Investors, L.L.C., Renaissance Interactive Holding Corporation and is Chairman of Bikeshop.com, Inc.

   Phillip G. Norton has served as one of our directors and as Chairman of our audit committee since October 1999. Mr. Norton has served as the Chairman, Chief Executive Officer and President of e-Plus, Inc. since January 1993.

Nomination of Directors

   Some of our stockholders have the right to nominate members of our board of directors under the terms of a stockholders agreement we entered into with them. Under the terms of the stockholders agreement, all parties are required to vote their shares for the nominated directors. These rights terminate upon the completion of this offering. Specifically, Thayer ITECH Holdings, LLC has the right to nominate three members to our board of directors, and the following members of senior management have the right to nominate one member to our board of directors: Stuart C. Johnson, Graham B. Perkins, Thomas B. Modly, Jason H. Levine, Matthew B. Walker, Patricia A. Withers, William K. Stephens and David T. Fu. One position on the board of directors is reserved for our Chief Executive Officer. The director designees of Thayer ITECH Holdings are as follows: Carl J. Rickertsen; Robert E. Michalik; and Phillip G. Norton.

   As of April 30, 2000, the director nominee of management had not been selected.

   There are no family relationships among any of our directors or executive officers.

Terms of Directors

   Our board of directors currently consists of four directors. Upon completion
of this offering, the board of directors will be expanded to    directors and
divided into three classes, with each class serving for a different term of three years. At each annual meeting of the stockholders, successors to those directors whose terms are expiring will be elected by our stockholders.
Directors in whose terms will expire in 2001 are     ,      and     . Directors
whose terms will expire in 2002 are     ,      and     . Directors whose terms
will expire in 2003 are     ,      and     .

Committees of the Board of Directors

   Our board of directors has established an audit committee and a compensation committee. The audit committee is responsible for reviewing and supervising the preparation of our financial statements in cooperation with our independent public accountants. The members of the audit committee are Phillip G. Norton and Robert E. Michalik.

   The compensation committee is responsible for administering our stock option plan, which is described below, and for reviewing and approving all compensation arrangements for our executive officers. The members of the compensation committee are Robert E. Michalik, Carl J. Rickertsen and Stuart C. Johnson.

   None of the members of the audit committee or the compensation committee perform the same function for any other entity whose executive officers serve on our board of directors.

Compensation Committee Interlocks and Insider Participation

   The three members of our compensation committee are as follows: Robert E. Michalik, Carl J. Rickertsen and Stuart C. Johnson. Robert E. Michalik is an officer of Thayer ITECH Holdings and TC Management Partners IV, and Carl J. Rickertsen is a member of the limited liability company that ultimately controls both of these companies. As described below in "Related Party Transactions," Thayer ITECH Holdings entered into a series of agreements with us in August 1999, including agreements for the purchase of our stock, a stockholders agreement and a registration rights agreement. A Thayer ITECH Holdings affiliate, TC Management Partners IV, LLC, also entered into a professional services agreement with us that requires us to pay quarterly fees and other fees connected to the completion of debt or equity financings. Stuart
C. Johnson is our Chairman, President and Chief Executive Officer and has served in those positions since August 1999.

Director Compensation

   We currently have no plan for the compensation of our directors. We are in the process of finalizing a plan to compensate our directors.

Executive Compensation

   The following table presents a summary of compensation paid to our chief executive officer and each of our other four most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999. In compiling this table, we have included amounts paid to these executives as executive officers of the companies we have acquired since January 1, 1999.

                           Summary Compensation Table

                                          Annual        Long-Term
                                       Compensation    Compensation
                                     ----------------- ------------
                                                        Restricted   All Other
Name and Principal Positions    Year  Salary   Bonus   Stock Awards Compensation
Stuart C. Johnson(1)(2).......  1999 $180,000 $ 94,000       --       $29,191
 Chairman, President and Chief
 Executive Officer
Christopher Clark.............  1999  174,000  208,500       --           --
 Vice President and Chief
 Business Strategy Officer
Leo C. Mullen.................  1999  285,600   34,000       --           --
 President of Eastern Region
William K. Stephens(3)........  1999  275,000   10,000   $18,750          --
 Vice President of Sales and
 Marketing
D. Derrik Deyhimi.............  1999  200,000   70,000       --           --
 President of Western Region

--------
(1) As of December 31, 1999, Mr. Johnson held     shares of restricted stock
    worth $      , assuming only for the purpose of calculating this value that
    the value of a share of restricted stock on December 31, 1999 was $   , the
    assumed initial public offering price. These shares vest as follows:

   25% vest following the executive's first anniversary of employment and the remainder vests at a rate of approximately 2.08% per month for the next three years. Mr. Johnson holds these shares through his limited partnership interest in the Stuart C. Johnson Family Limited Partnership. Mr. Johnson's children, as general partners, share voting and investment power over these shares.
(2) All other compensation consists of transaction fees paid to Mr. Johnson pursuant to the Professional Services Agreement between Iconixx and TC Management Partners dated August 12, 1999.
(3) Mr. Stephens received $18,750 of compensation through his purchase from the company of 125,000 shares of restricted stock at a per share price of $0.10 when such shares were deemed to have a fair market value of $0.25
    per share. As of December 31, 1999, Mr. Stephens held     shares of
    restricted stock worth $      , assuming only for the purpose of
    calculating this value that the value of a share of restricted stock on
    December 31, 1999 was $   , the assumed initial public offering price.
    These shares vest as follows: 25% vest following the executive's first anniversary of employment and the remainder vests at a rate of approximately 2.08% per month for the next three years.

Option Grants in Last Fiscal Year

   No options were granted to, exercised by or owned by any of the named executive officers during 1999.

Executive Long-Term Incentive Plan

   The following table presents information related to restricted common stock that is subject to performance based vesting purchased by our chief executive officer and each of our other most highly compensated executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999. These shares are only eligible for vesting upon a sale of our company, or after the completion of this offering. Vesting will occur after the completion of this offering, if at all, only upon the occurrence of one of the following measuring events: the executive's death; the executive's permanent disability; the executive's termination without cause; or the second anniversary of the completion of this offering, assuming a public market continues to exist for our stock. The number of shares that vest upon the occurrence of one of the measuring events is based on Thayer ITECH Holdings' return on its investment. Thayer ITECH Holdings' return on its investment is determined by the value of Thayer ITECH Holdings' Iconixx stock and any cash Thayer ITECH Holdings has received from the sale or redemption of Iconixx stock on the applicable measurement date. If the shares have not already vested, all shares will vest on the eighth anniversary of their grant, regardless of Thayer ITECH Holdings' return.

                          Long-Term Incentive Plans--
                 Awards in Fiscal Year Ended December 31, 1999

                                                  Estimated Future Payouts
                                            ------------------------------------
                                            Threshold (1) Target (2) Maximum (3)
                       Number of Maturation  (number of   (number of (number of
Name                    Shares     Period      shares)     shares)     shares)
Stuart C. Johnson....  1,514,375  8 years      378,594     946,485    1,514,375
Christopher Clark....        --       --           --          --           --
Leo C. Mullen........        --       --           --          --           --
William K. Stephens..    125,000  8 years       31,250      78,125      125,000
D. Derrik Deyhimi....        --       --           --          --           --

--------
(1) Threshold relates to a 25.00% return on Thayer ITECH Holdings' investment.
(2) Target relates to a 32.50% return on Thayer ITECH Holdings' investment.
(3) Maximum relates to a 40.00% return on Thayer ITECH Holdings' investment.

1999 Stock Option Plan

   The Board of Directors and our stockholders approved the 1999 Stock Option Plan of Iconixx Corporation on October 29, 1999. The plan was amended on December 15, 1999 and again on April 26, 2000. The purpose of the 1999 Stock Option Plan is to enable us and our affiliates to attract, retain and motivate their employees and service providers by providing for or increasing the proprietary interests of such persons in our company.

   Under the 1999 Stock Option Plan, a number of shares of common stock equal to 7% of our issued and outstanding shares of common stock is reserved for issuance. No more than 2,000,000 shares of stock in total may be issued pursuant to incentive stock options. At April 30, 2000, there were 2,721,690 shares of common stock available for grant under the 1999 Stock Option Plan. At April 30, 2000, there were 170 participants in the 1999 Stock Option Plan.

   Administration. The 1999 Stock Option Plan is administered by our Compensation Committee. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee. The interpretation and construction by the Compensation Committee of any term or provision of the plan or of any option granted under it is final, unless otherwise determined by the Board in which event the determination by the Board shall be final. The Committee may from time to time adopt rules and regulations for carrying out the plan and, subject to the provisions of the plan, may prescribe the form or forms of the instruments evidencing any option granted under the plan.

   Amendment and Termination. The Board of Directors may alter, amend, suspend or terminate the 1999 Stock Option Plan at any time, provided that no such action shall deprive an optionee, without the optionee's consent, of any option granted to the optionee pursuant to the plan or of any of the optionee's rights under such option. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

   Eligible Persons. The persons eligible to be considered for the grant of options under the 1999 Stock Option Plan are any persons regularly employed on a full-time or part-time basis by us or an affiliate and any consultant or advisor to us or an affiliate who renders bona fide services to us or an affiliate other than in connection with the offer or sale of securities in a capital raising transaction.

   Options. The 1999 Stock Option Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

   The exercise price of each stock option intended to be an incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of persons holding 10% or more of our outstanding and issued shares of common stock who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. Options not intended to be incentive stock options may have exercise prices of no less than the par value of our common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

   Effect of Specified Corporate Transactions. Change of control transactions involving us, such as a sale of the company, may cause awards granted under the 1999 Stock Option Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

   Adjustments for Stock Dividends and Similar Events. In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend or the like, the Compensation Committee will make appropriate adjustments in the number and/or kind of shares or securities for which options may thereafter be granted under the 1999 Stock Option Plan and for which options then outstanding under the plan may thereafter be exercised. Any such adjustment in outstanding options will be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

   Plan Duration. Options may not be granted under the 1999 Stock Option Plan more than 10 years after the date of the adoption of the plan.

401(k) Plans

   We sponsor the Iconixx Web Development 401(k) Profit Sharing Plan and the Iconixx Systems Engineering, Inc. 401(k) Profit Sharing Plan, both defined contribution plans intended to qualify under Section 401 of the Internal Revenues Code. Under the Iconixx Web Development plan, employees who are at least 21 years old and U.S. residents are generally eligible to participate. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, so long as these contributions do not exceed the statutorily prescribed annual limit. Each participant is fully vested as to his or her contributions and the investment earnings. We may make matching contributions to the plan. Each participant is vested in our contributions and the corresponding investment earnings after six years of service. Contributions by the participants or Iconixx to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

   Under the Iconixx Systems Engineering plan, employees who are U.S. residents are generally eligible to participate. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, so long as these contributions do not exceed the statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions to the plan. Each participant who has provided at least 500 hours of service is vested as to our contributions and the corresponding investment earnings at a rate of 20% per year. Contributions by the participants or Iconixx to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment Agreements

   We have entered into executive employment agreements with Stuart C. Johnson, Christopher Clark, Leo C. Mullen, William K. Stephens, and D. Derrik Deyhimi. Each agreement has an initial term of three years. Except for Mr. Deyhimi's agreement, each agreement automatically renews for successive one-year periods, unless we or the executive provides notice to terminate the employment relationship. Except for Mr. Clark, who is entitled to receive an annual base salary of $175,000, each executive is entitled to receive an annual base salary of $180,000. Commencing with the fiscal year 2000, each executive is eligible to receive a bonus of up to 120% of his annual base salary.

   If we terminate Messrs. Johnson's, Stephens', Mullen's or Deyhimi's employment without cause, or if they terminate their employment for good reason, each of these executives is entitled to receive severance equal to one year's annual base salary, plus, with respect to Messrs. Johnson and Stephens, pro-rated bonus payments based on the bonus paid to the executive for the previous fiscal year. If we terminate Mr. Clark's employment without cause, he is entitled to receive severance equal to the greater of nine month's salary and the salary for the period from his termination date to the first anniversary of his employment agreement.

   We can terminate Mr. Johnson's employment for "performance cause." Performance cause means that he has failed to achieve a minimum acceptable financial performance for the company for any one-year period as determined by our board of directors. If Mr. Johnson is terminated for performance cause, we will continue to pay him a monthly portion of his annual base salary for a period of six months.

   Each executive employment agreement requires that the executive protect our proprietary and confidential information, and prohibits the executive from competing with us for a period of time following his termination.

   Messrs. Clark, Mullen and Deyhimi have each agreed to pay liquidated damages to us if they are terminated with cause or if they voluntarily terminate their employment with us without good reason during the three-year initial term of their agreements. Except for Mr. Clark's agreement, which provides for liquidated damages of between $100,000 and $300,000, the amount of liquidated damages for each executive ranges from $150,000 to $350,000. The precise amount of liquidated damages would vary based on the number of years of service of the executive with our company at the time of termination. Those executives have also pledged shares of our capital stock to secure their obligations to pay the liquidated damages under the executive employment agreements.

Limitation of Liability and Indemnification Matters

   Upon the completion of this offering, our amended and restated certificate of incorporation will provide that our directors will not be liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   In addition, our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. At present, we are not aware of any pending or threatened material litigation or proceeding involving any director or officer where indemnification will be required or permitted. We believe that the provisions in our amended and restated certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

Recapitalization Agreement

   Under the terms of a recapitalization agreement dated August 11, 1999, Thayer ITECH Holdings purchased 58,378.378 shares of our common stock from BSG Holdings, Inc., our sole stockholder at that time, for an aggregate purchase price of $21,600,000. As part of the recapitalization agreement, we borrowed $10,000,000 under a $40,000,000 revolving credit facility we obtained in a transaction arranged by Thayer ITECH Holdings. We used the proceeds of the loan to redeem 27,027.027 shares of common stock from BSG Holdings for $370.00 per share. Following the redemption we amended and restated our certificate of incorporation to provide for the exchange of each share of our outstanding common stock immediately prior to the effective time of the recapitalization for 185 shares of our common stock and 0.3515 shares of our preferred stock. In connection with the recapitalization, we incurred costs of $652,000 for non-recurring transaction costs, including fees related to the professional services agreement with TC Management Partners, IV, LLC and Thayer ITECH Holdings' expenses associated with the negotiation and execution of the recapitalization and related agreements.

   John R. McDougall, the President of our Network, Architecture and Consulting Division, was the President of our company at the time of the recapitalization. Mr. McDougall and his wife also beneficially owned, and continue to own, 70% of BSG Holdings. As a result, Mr. McDougall and his wife received $22,119,895 from the redemption of BSG Holdings' stock. BSG Holdings now owns 2,700,000 shares of our common stock and 5,130 shares of our preferred stock.

Thayer Equity Purchase

   Under an equity purchase agreement dated August 12, 1999, Thayer ITECH Holdings purchased 19,200,000 shares of our common stock at a purchase price of $0.10 per share. Under the equity purchase agreement, Thayer ITECH Holdings also agreed to purchase, at our request, up to 36,480 shares of our preferred stock at a purchase price of $1,000 per share. Thayer ITECH Holdings, together with its affiliate TC ITECH, LLC, purchased all 36,480 of those preferred shares between November 1999 and March 2000.

   Under an equity purchase agreement dated March 22, 2000, Thayer ITECH Holdings purchased an additional 3,000,000 shares of our common stock at $1.30 per share and an additional 16,100 shares of our preferred stock at a purchase price of $1,000 per share. We paid Thayer ITECH Holdings' expenses associated with the execution and negotiation of the equity purchase agreements. We also agreed to pay the future expenses of Thayer ITECH Holdings that arise from the modification or enforcement of the equity purchase and related agreements.

Professional Services Agreement

   In connection with the recapitalization and Thayer ITECH Holdings' investments, we entered into a professional services agreement dated August 12, 1999 with TC Management Partners IV, LLC, an affiliate of Thayer ITECH Holdings. In accordance with this agreement, TC Management received a one-time payment of $370,000 upon the closing of the recapitalization. TC Management is also entitled to receive a quarterly management fee of $50,000 and an investment fee equal to 1% of the consideration received by us in connection with any debt or equity financing, excluding this offering. TC Management agreed to assign 15% of all fees it receives from any future equity financing to us on behalf of Messrs. Johnson, Perkins, Walker, Fu, Modly and Levine and Ms. Withers. Under this agreement, we have paid TC Management a total of $741,432 in connection with debt and equity financings and our executives approximately $130,841. The professional services agreement terminates upon the completion of this offering.

Stockholders Agreement

   In connection with the recapitalization and Thayer ITECH Holdings' investments, we have entered into a stockholders agreement with Thayer ITECH Holdings, members of our management and the other stockholders of our company. The stockholders agreement provides, among other things, that our board of directors will consist of five members, of which Thayer ITECH Holdings has the right to nominate three, members of our management one, and one position is reserved for our chief executive officer. Under the terms of the stockholders agreement, all parties are required to vote their shares for the nominated directors. The stockholders agreement terminates upon the completion of this offering, except for a provision that prohibits all parties to the agreement from selling their company stock in a public sale for a period of 120 days beginning on the effective date of this offering.

Registration Rights Agreement

   In connection with the recapitalization and Thayer ITECH Holdings' investments, we entered into a registration rights agreement with Thayer ITECH Holdings, members of our management team who purchased common stock pursuant to employment agreements and stockholders of our operating companies who received shares of our common stock in connection with our acquisition of their companies. For details regarding the terms of this agreement, see "Shares Eligible for Future Sale."

Loans to Executives

   We have loaned Messrs. Fu, Modly and Levine the following amounts to purchase shares of our common stock:

     Executive                                                       Loan Amount
     David T. Fu....................................................  $161,142
     Thomas B. Modly................................................   136,143
     Jason H. Levine................................................   132,392

   The loans are full recourse, and each of these officers has pledged a portion of their common stock holdings as collateral for the loan. The interest rate for each loan is the lesser of 9.00% and the highest rate permitted by applicable law, which interest compounds monthly. Each of these officers must repay the outstanding balance and accrued interest according to an amortization schedule that terminates on August 31, 2003.

Note in Favor of an Executive

   In connection with the acquisition of IconixGroup, we issued convertible promissory notes in the amounts of $1,211,429 to each of Leo C. Mullen and his wife, Helene Patterson. Interest on these obligations accrues at 10% annually, payable quarterly. We must pay the full principal amount and any accrued interest of both of these notes no later than May 5, 2005. Upon 60 days notice of this offering, Mr. Mullen and Ms. Patterson can each request that we convert their note into shares of our common stock based on the offering price or that we repay the outstanding balance of their note, with our senior lender's consent, within five days after the completion of this offering.

Executive Stock Purchases

   The following executives purchased restricted shares of our common stock as follows:

                                                 Number of Shares   Aggregate
     Name of Executive                           of Common Stock  Purchase Price
     Stuart C. Johnson..........................    3,028,571        $337,142
     Graham B. Perkins..........................    1,328,571         167,142
     David T. Fu................................    1,428,571         177,142
     Jason H. Levine............................    1,041,071         138,392
     Thomas B. Modly............................    1,278,571         162,142
     Matthew B. Walker..........................    1,278,571         162,142

   We have a limited right to repurchase the shares of common stock purchased by these executives upon termination of their employment with us. The repurchase price per share depends on whether the restricted shares of common stock have vested. The repurchase price for unvested shares equals the lower of the Executive's purchase price or the fair market value for each share of our common stock at the time of termination. The repurchase price for each vested share equals the fair market value at the time of termination. If we do not exercise our right to repurchase all of the restricted shares within 60 days after the executive's termination, then Thayer ITECH Holdings has the right to repurchase the executive's restricted shares on the same terms. Our and Thayer ITECH Holdings' repurchase rights with respect to vested shares terminate upon the completion of this offering.

   For each executive, one-half of the executive's shares vest as follows: 25% vest following the executive's first anniversary of employment with us and the remainder vests at a rate of approximately 2.08% per month for the next three years. All of these shares vest upon a sale of the company and 20% vest automatically if the executive is terminated without cause. If the executive is terminated for cause prior to the earlier of the fourth anniversary of the applicable employment agreement or the effective date of this offering, then all of that executive's restricted shares will be deemed to be unvested shares.

   For each executive, the other half of the executive's restricted shares are only eligible for vesting upon a sale of our company, or after the completion of this offering. Vesting will occur after the completion of this offering, if at all, only upon the occurrence of one of the following measuring events: the executive's death; the executive's permanent disability; the executive's termination without cause; or the second anniversary of the completion of this offering, assuming a public market continues to exist for our stock. The number of shares that vest upon the occurrence of one of the measuring events is based on Thayer ITECH Holdings' return on its investment. Thayer ITECH Holdings' return on its investment is determined by the value of our stock held by Thayer ITECH Holdings and any cash Thayer ITECH Holdings has received from the sale or redemption of our stock on the applicable measurement date. If the shares have not already vested, all shares will vest on the eighth anniversary of their grant, regardless of Thayer ITECH Holdings' return.

                             PRINCIPAL STOCKHOLDERS

   The following table shows the number and percentage of outstanding shares of our common stock that were owned as of April 30, 2000 and that will be owned immediately following this offering by:

  . each person who we know to be the beneficial owner of more than 5% of our outstanding common stock;

  . each of our directors and each of the executive officers named in the summary compensation table; and

  . all of our directors and executive officers as a group.

   As of April 30, 2000, there were 53,957,606 shares of common stock
outstanding. Following this offering, we will have     shares of common stock
outstanding. None of our stockholders will sell shares in this offering.

   Unless indicated otherwise below, the address for each stockholder is c/o Iconixx Corporation, 8300 Boone Boulevard, Suite 250, Vienna, VA 22182. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                                                        Percentage of
                                                      Shares Outstanding
                              Number of Shares  ------------------------------
   Name                      Beneficially Owned Before Offering After Offering
   Thayer ITECH Holdings,
    L.L.C. (1)..............
   BSG Holdings, Inc. (2)...
   Stuart C. Johnson (3)....
   Christopher Clark (4)....
   Leo C. Mullen (5)........
   D. Derrik Deyhimi........      989,313
   William K. Stephens......      250,000
   Phillip G. Norton........
   Robert Michalik..........
   Carl J. Rickertsen.......
   All directors and
    executive officers as a
    group (8 persons)(6)....

--------
 * Less than one percent.
(1) Includes     shares of common stock that Thayer ITECH Holdings will receive upon the conversion of 73,100 shares of our preferred stock, assuming
    conversion based on an assumed initial public offering price of $    per
    share. Includes 190,581 shares of common stock beneficially owned by TC
    ITECH, L.L.C. and     shares of common stock that TC ITECH will receive
    upon the conversion of 362,100 shares of our preferred stock held by TC ITECH. TC ITECH is an affiliate of Thayer ITECH Holdings by virtue of the common control of Thayer Equity Investors IV, L.P. The address for Thayer ITECH Holdings is 1455 Pennsylvania Avenue, NW, Washington, DC 20004.
(2) Includes     shares of common stock that BSG Holdings, Inc. will receive upon the conversion of 5,130 shares of our preferred stock, assuming
    conversion based on an assumed initial public offering price of $    per
    share. Mr. McDougall is the co-trustee of two trusts that own 70% of BSG Holdings, and he shares voting and investment power over these shares with his wife. The address of BSG Holdings is 284 S. Main Street, Suite 700, Alpharetta, GA 30004.
(3) Mr. Johnson holds these shares through his limited partnership interest in the Stuart C. Johnson Family Limited Partnership. Mr. Johnson's children, as general partners, share voting and investment power over these shares.
(4) Includes     shares of common stock that Mr. Clark will receive upon the conversion of 1,443 shares of our preferred stock, assuming conversion
    based on an assumed inital public offering price of $   per share. Includes
    39,375 shares of Mr. Clark's common stock and 145.6875 shares of preferred stock are held in trust for the benefit of Mr. Clark's children, with Mr. Clark's mother-in-law as trustee. Mr. Clark does not have voting or investment power over these shares and disclaims beneficial ownership.
(5) The number of shares owned includes     shares of common stock that Mr.
    Mullen will receive upon the conversion of 1,535,100 shares of preferred stock, assuming conversion based on an assumed initial public offering
    price of $   per share. Mr. Mullen holds these shares through Mullen
    Patterson, LLC and shares investment and voting control over them with his
    wife. Includes     shares of common stock that Mr. Mullen has the right to
    receive upon the conversion of a convertible promissory note, and shares of common stock that his wife has the right to receive upon the conversion of a convertible promissory note.
(6) Includes     shares of common stock issuable upon conversion of
    outstanding preferred stock and convertible promissory notes based on an
    assumed initial public offering price of $   per share.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our currently authorized capital stock consists of 99,850,000 shares of common stock, par value $.01 per share, and 150,000 shares of preferred stock, par value $.01 per share.

   As of April 30, 2000, there were 53,957,606 shares of common stock outstanding held by 36 stockholders of record, and 89,103.076 shares of our preferred stock outstanding held by 17 stockholders of record. Upon the closing
of this offering, each share of preferred stock will convert into     shares of
common stock. Based on the number of shares of common stock outstanding on April 30, 2000 and the conversion of the preferred stock, upon completion of
this offering, we will have outstanding     shares of common stock. In
addition, as of April 30, 2000 there were outstanding stock options to purchase a total of 1,055,342 shares of common stock at a weighted average exercise price of $0.68 per share.

Common Stock

   Each common stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, after the payment of liquidation preferences to holders of preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   Holders of preferred stock prior to the completion of this offering are entitled to cumulative dividends at the rate of 15% per year. Any dividend payable for each share of preferred stock will cease to accrue on the earlier of our liquidation, or its conversion into our common stock. Upon the completion of this offering, each share of preferred stock will be converted into common stock at a conversion rate equal to $1,000 plus accrued dividends, divided by the offering price.

   Upon the completion of this offering, our amended and restated certificate of incorporation will allow us to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. Our board of directors will be authorized, without further stockholder approval, to issue up
to     shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

   Our future issuance of any preferred stock may have the effect of delaying or preventing a change in control. Our future issuance of any preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The future issuance of any preferred stock could also have the effect of decreasing the market price of the common stock.

Anti-Takeover Provisions

 General

   Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will contain some limited provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of common stock held by stockholders.

 Classified Board

   Our amended and restated certificate of incorporation will provide for the division of our board of directors into three classes of directors, serving staggered three-year terms. Our certificate of incorporation will also provide that the approval of the holders of at least two-thirds of the shares entitled to vote and the approval of a majority of our entire board of directors will be necessary for the alteration, amendment or repeal of sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

 Removal of Directors; Vacancies

   Our amended and restated certificate of incorporation will provide that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by a sole remaining director. These provisions will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

Listing

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "ICXX."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price. Upon completion of
this offering, we will have outstanding     shares of our common stock,
assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act.

   The remaining     shares of common stock held by existing stockholders are
"restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Securities Act Rule 144 or 701. We summarize these rules below.

Rule 144

   Under Rule 144,     shares of common stock will be freely tradable 90 days
after this offering closes. Sales of these shares of common stock will be limited under lock-up agreements with the underwriters and a stockholders agreement with our company. In general, under Rule 144, beginning 90 days after the closing of this offering, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

   Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about Iconixx must be available.

   Under Rule 144(k), no shares of common stock will be freely tradable after the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

   Upon the completion of this offering, Thayer ITECH Holdings or a majority of the holders of shares who are parties to a registration rights agreement with us generally have the right to require us to register their shares under the Securities Act as follows:

  . up to two times on Form S-1 at our expense;

  . an unlimited number of times on Form S-1 at their expense; and

  . up to four times on Forms S-2 or S-3 or any other short-form registration at our expense.

The holders of approximately     shares of common stock, assuming conversion of
all of our outstanding preferred stock, will be entitled to require us to register their shares under the Securities Act. In addition, we are required to register these stockholders' shares at our expense at any time we register shares of our common stock for our own account.

Stock Options

   As soon as practicable after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our 1999 Stock Option Plan. As of April 30, 2000, options to purchase 1,055,342 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, provided options have vested and Rule 144 volume limitations applicable to our affiliates are complied with, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

Lock-Up Agreements

   Each of us, our executive officers and directors and substantially all of our stockholders have agreed, subject to exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of the final prospectus for this offering without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, 25% of the shares of common stock subject to the restrictions described above will be released from these restrictions if the last reported sale price of the common stock on the Nasdaq National Market is at least twice the offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of the final prospectus. These shares will be released on the later to occur of the 90-day period after the date of the final prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the last reported sale price of the common stock on the Nasdaq National Market is at least twice the offering price for 20 of the 30 consecutive trading days ending on the last trading day on the 135-day period after the date of the final prospectus.

   All of our existing stockholders are parties to a stockholders agreement under which they are prohibited from selling their stock in a public sale for a period of 120 days after the effective date of this offering.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated as
of      , 2000, the underwriters named below, who are represented by Donaldson,
Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Banc of America Securities LLC and DLJdirect Inc., the "underwriters," have severally agreed to purchase from us the respective number of shares of common stock shown opposite their names below.

                                                                       Number of
     Underwriters                                                       Shares
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Bear, Stearns & Co. Inc..........................................
     Banc of America Securities LLC...................................
     DLJdirect Inc....................................................
                                                                          ---
       Total..........................................................
                                                                          ===


   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of the common stock for quotation on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares of common stock.

   The underwriters propose to offer initially some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares of common stock to dealers, including the underwriters, at the initial public offering price less a concession not in
excess of $    per share. The underwriters may allow, and these dealers may re-
allow, a concession not in excess of $    per share to other dealers. After the
initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and these concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
     Per share........................................     $            $
       Total..........................................     $            $

   We estimate expenses related to this offering will be $   million.

   Iconixx has granted to the underwriters an option, exercisable within 30 days after the date of the underwriting agreement, to purchase up to additional shares of common stock at the initial public offering price less underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   Iconixx has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   At our request, the underwriters have reserved for sale up to     shares of
common stock offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other persons designated by us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, these reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Other than in the United States, no action has been taken by Iconixx or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered through this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, is facilitating the distribution of the shares sold in this offering over the Internet. Some of the underwriters and their affiliates engage in transactions with, and perform services for, Iconixx and its affiliates, and have engaged in and may in the future engage in commercial and investment banking and other transactions with Iconixx and its affiliates.

   We entered into a web site development agreement in October of 1999 with Bear, Stearns & Co. Inc., one of the representatives of the underwriters. The agreement provides for our development and design of a new navigational system and interface for various pages comprising Bear, Stearns & Co. Inc.'s "Client Toolkit" web site. The agreement provides for continuing work on a time and materials basis at our customary rates.

   We entered into a Business Loan and Security Agreement and related promissory note on August 12, 1999 with First Union Commercial Corporation and Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the representatives of the underwriters. The agreement created a revolving credit facility under which we can borrow up to $40.0 million. Bank of America, N.A. agreed to loan us up to $20.0 million under the revolving credit facility. As of April 30, 1999, we had borrowed approximately $13.0 million under the revolving credit facility of which $6.5 million is borrowed from Bank of America, N.A. As described in "Use of Proceeds," we intend to pay in full the outstanding balance on the revolving credit facility upon completion of this offering.

Stabilization

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover a syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have purchased the common stock and immediately resold the shares for a profit. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, may end any of these activities at any time, and in any event will discontinue these activities no later than 30 days after the closing of this offering.

Pricing of the Common Stock

   Prior to this offering, there has been no established trading market for our common stock. The initial public offering price of our common stock will be determined by negotiation between Iconixx and the representatives of the underwriters. The factors to be considered in determining the initial public offering price will include:

  . the history of and the prospects for the industry in which Iconixx competes;

  . Iconixx's past and present operations;

  . Iconixx's historical results of operations;

  . Iconixx's prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of this offering.

                                 LEGAL MATTERS

   Hogan & Hartson L.L.P., Washington, D.C., will pass upon the validity of the issuance of the shares being offered. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will act as counsel for the underwriters.

                                    EXPERTS

   The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         WHERE YOU CAN FIND MORE INFORMATION ABOUT ICONIXX CORPORATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus contains all information about Iconixx and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC.

   We intend to furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and make available quarterly reports containing unaudited condensed financial information for the first three fiscal quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

Iconixx Corporation, formerly Business Solutions Group, LLC
Report of Independent Public Accountants..................................   F-3
Consolidated Balance Sheets as of December 31, 1998 and 1999 and March 31,
 2000 (unaudited).........................................................   F-4
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998, and 1999 and for the Three Months Ended March 31, 1999 and
 2000 (unaudited).........................................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1997, 1998, and 1999 and for the Three Months Ended
 March 31, 2000 (unaudited)...............................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998, and 1999 and for the Three Months Ended March 31, 1999 and
 2000 (unaudited).........................................................   F-7
Notes to Consolidated Financial Statements................................   F-8
Empyrean Group, Inc. (A Development Stage Company)
Report of Independent Public Accountants..................................  F-24
Balance Sheets as of December 31, 1998 and August 31, 1999................  F-25
Statements of Operations From Inception (February 12, 1998) to December
 31, 1998 and for the Eight Months Ended August 31, 1999..................  F-26
Statements of Stockholders' Equity (Deficit) From Inception (February 12,
 1998) to December 31, 1998 and for the Eight Months Ended August 31,
 1999.....................................................................  F-27
Statements of Cash Flows From Inception (February 12, 1998) to December
 31, 1998 and for the Eight Months Ended August 31, 1999..................  F-28
Notes to Financial Statements ............................................  F-29
The Invisions Group, Ltd. and Subsidiary
Report of Independent Public Accountants..................................  F-32
Consolidated Balance Sheets as of June 30, 1998 and 1999, and September
 30, 1999 (unaudited).....................................................  F-33
Consolidated Statements of Operations for the Years Ended June 30, 1998
 and 1999, and for the Three Months Ended September 30, 1998 and 1999
 (unaudited)..............................................................  F-34
Consolidated Statements of Stockholders' Equity for the Years Ended June
 30, 1998 and 1999, and for the Three Months Ended September 30, 1999
 (unaudited)..............................................................  F-35
Consolidated Statements of Cash Flows for the Years Ended June 30, 1998
 and 1999, and for the Three Months Ended September 30, 1998 and 1999
 (unaudited)..............................................................  F-36
Notes to Consolidated Financial Statements ...............................  F-37
Lead Dog Design, Inc.
Report of Independent Public Accountants..................................  F-45
Balance Sheets as of December 31, 1998 and 1999...........................  F-46
Statements of Operations for the Years Ended December 31, 1998 and 1999...  F-47
Statements of Stockholders' Equity for the Years Ended December 31, 1998
 and 1999.................................................................  F-48
Statements of Cash Flows for the Years Ended December 31, 1998 and 1999...  F-49
Notes to Financial Statements ............................................  F-50
EnterpriseWorks, LLC
Report of Independent Public Accountants..................................  F-56
Balance Sheets as of December 31, 1998 and 1999...........................  F-57
Statements of Operations for the Years Ended December 31, 1998 and 1999...  F-58
Statements of Members' Equity for the Years Ended December 31, 1998, and
 1999.....................................................................  F-59
Statements of Cash Flows for the Years Ended December 31, 1998, and 1999..  F-60
Notes to Financial Statements ............................................  F-61

Internet Services Division of Internet Information Services, Inc.
 (A Fully Integrated Business of IIS, Inc.)
Report of Independent Public Accountants.................................  F-67
Balance Sheets as of December 31, 1998 and 1999..........................  F-68
Statements of Operations and Changes in Division Equity (Deficit) for the
 Years Ended December 31, 1998 and 1999..................................  F-69
Statements of Cash Flows for the Years Ended December 31, 1998 and 1999..  F-70
Notes to Financial Statements ...........................................  F-71

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Iconixx Corporation:

   We have audited the accompanying consolidated balance sheets of Iconixx Corporation (formerly Business Solutions Group, LLC) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iconixx Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Vienna, Virginia
May 9, 2000

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                   As of December
                                                         31,
                                                   ---------------  As of March
                                                    1998    1999     31, 2000
                                                                    (Unaudited)
                      Assets
Current assets:
  Cash and cash equivalents....................... $1,261 $  1,537   $  4,639
  Accounts receivable, net........................  5,773    6,139     10,217
  Prepaid expenses and other current assets.......     34      302      1,403
                                                   ------ --------   --------
    Total current assets..........................  7,068    7,978     16,259
                                                   ------ --------   --------
Property and equipment, net.......................     82    1,231      3,975
Intangible assets, net............................    --    29,094     81,895
Other assets......................................    --       813        857
                                                   ------ --------   --------
    Total assets.................................. $7,150 $ 39,116   $102,986
                                                   ====== ========   ========
  Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable................................ $3,547 $  3,659   $  4,264
  Accrued liabilities.............................    309    2,479      6,900
                                                   ------ --------   --------
    Total current liabilities.....................  3,856    6,138     11,164
                                                   ------ --------   --------
Long-term liabilities:
  Credit facility.................................    --     6,500     13,800
  Convertible subordinated notes payable..........    --     2,650      2,650
  Due to former IconixGroup shareholders..........    --     1,050      1,050
  Deferred income taxes...........................    --     2,631      2,250
                                                   ------ --------   --------
    Total long-term liabilities...................    --    12,831     19,750
                                                   ------ --------   --------
    Total liabilities.............................  3,856   18,969     30,914
                                                   ------ --------   --------
Class A convertible preferred stock, $0.01 par
 value, $1,000 liquidation value, 150,000 shares
 authorized; 51,156 and 88,556 shares issued and
 outstanding in 1999 and 2000, respectively;
 aggregate liquidation preference plus accrued and
 unpaid dividends of $53,322, and $92,846,
 respectively.....................................    --    53,322     92,846
                                                   ------ --------   --------
Commitments and contingencies (Note 15)
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 99,850,000 shares
   authorized; 18,500,000, 50,387,500, and
   58,855,713 shares issued and 18,500,000,
   45,187,500, and 53,855,713 outstanding as of
   1998, 1999 and 2000, respectively..............    185      504        589
  Additional paid-in capital......................    --     4,554     27,300
  Notes receivable--stockholders..................    --      (325)      (414)
  Treasury stock, 5,200,000 and 5,000,000 shares
   at cost as of 1999 and 2000, respectively......    --   (10,302)   (10,282)
  Deferred compensation...........................    --    (1,175)    (1,447)
  Retained earnings (accumulated deficit).........  3,109  (26,431)   (36,520)
                                                   ------ --------   --------
    Total stockholders' equity (deficit)..........  3,294  (33,175)   (20,774)
                                                   ------ --------   --------
    Total liabilities and stockholders' equity
     (deficit).................................... $7,150 $ 39,116   $102,986
                                                   ====== ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                Three Months
                                     Year Ended December 31,  Ended March 31,
                                     -----------------------  ----------------
                                      1997    1998    1999     1999     2000
                                                                (Unaudited)
Revenues...........................  $18,568 $49,898 $48,978  $14,053 $ 14,026
Cost of revenues...................   14,932  40,525  39,300   11,639    9,535
                                     ------- ------- -------  ------- --------
Gross profit.......................    3,636   9,373   9,678    2,414    4,491
Operating expenses:
  Selling, general and
   administrative..................      689   3,170   5,189      795    5,211
  Depreciation and amortization....       24      28   1,918       24    3,188
  Loss on divestiture of operating
   division........................      --      --      419      419      --
                                     ------- ------- -------  ------- --------
    Total operating expenses.......      713   3,198   7,526    1,238    8,399
                                     ------- ------- -------  ------- --------
Income (loss) from operations......    2,923   6,175   2,152    1,176   (3,908)
Interest expense...................      --      --     (335)     --      (256)
Interest and other income..........       30     125     154       30       58
                                     ------- ------- -------  ------- --------
Income before provision (benefit)
 for income taxes..................    2,953   6,300   1,971    1,206   (4,106)
Provision (benefit) for income
 taxes.............................      --      --        4      --      (371)
                                     ------- ------- -------  ------- --------
Net income (loss)..................    2,953   6,300   1,967    1,206   (3,735)
Dividends on Class A convertible
 preferred stock...................      --      --    2,166      --     6,354
                                     ------- ------- -------  ------- --------
Net income (loss) attributable to
 common stockholders...............  $ 2,953 $ 6,300 $  (199) $ 1,206 $(10,089)
                                     ======= ======= =======  ======= ========
Basic and diluted net income (loss)
 per share.........................  $  0.16 $  0.34 $ (0.01) $  0.07 $  (0.22)
                                     ======= ======= =======  ======= ========
Weighted average common shares
 outstanding.......................   18,500  18,500  28,281   18,500   46,433
                                     ======= ======= =======  ======= ========


 The accompanying notes are an integral part of these consolidated statements.

                              ICONIXX CORPORATION
                   (Formerly Business Solutions Group, LLC)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (in thousands, except share amounts)

                     Class A
                   Convertible
                    Preferred
                      Stock
                  --------------
                  Amount  Shares
Balance,
December 31,
1996............  $   --     --
Net income......      --     --
Distribution to
stockholders....      --     --
                  ------- ------
Balance,
December 31,
1997............      --     --
Net income......      --     --
Distribution to
stockholders....      --     --
                  ------- ------
Balance,
December 31,
1998............      --     --
Net income......      --     --
Distribution to
stockholders....      --     --
Repurchase of
common stock
together with
recapitalization
costs...........      --     --
Preferred stock
dividend........   25,650 25,650
Issuance of
common stock and
preferred stock
for cash........   20,400 20,400
Issuance of
stock in
connection with
acquisition of
Empyrean Group,
Inc.............    1,639  1,639
Issuance of
stock in
connection with
acquisition of
IconixGroup,
Inc.............    3,467  3,467
Deferred
compensation
upon issuance of
stock options ..      --     --
Repurchase of
officer shares,
net.............      --     --
Interest accrued
net of
payments........      --     --
Amortization of
deferred
compensation....      --     --
Accrued
dividends on
preferred
stock...........    2,166    --
                  ------- ------
Balance,
December 31,
1999............   53,322 51,156
Net loss
(unaudited).....      --     --
Issuance of
common stock and
preferred stock
in connection
with acquisition
of Lead Dog
Design, Inc.
(unaudited).....    3,000  3,000
Issuance of
common stock and
preferred stock
for cash
(unaudited).....   32,180 32,180
Issuance of
common stock in
connection with
acquisition of
EnterpriseWorks,
LLC
(unaudited).....      --     --
Issuance of
common stock and
preferred stock
in connection
with acquisition
of Internet
Information
Services, Inc.
(unaudited).....    2,220  2,220
Deferred
compensation
upon issuance of
stock options
(unaudited).....      --     --
Repayments on
notes
receivable-
stockholders,
net of interest
accrual of $4
(unaudited).....      --     --
Amortization of
deferred
compensation
(unaudited).....      --     --
Accrued
dividends on
preferred stock
and value of
beneficial
common stock
purchase right
(unaudited).....    2,124    --
                  ------- ------
Balance, March
31, 2000
(unaudited).....  $92,846 88,556
                  ======= ======
                                                       Stockholders' Equity (Deficit)
                  -----------------------------------------------------------------------------------------------------------
                                                                                                 Retained       Total
                    Common Stock    Additional    Notes       Treasury Stock                     Earnings   Stockholders'
                  -----------------  Paid-In   Receivable-  ---------------------   Deferred   (Accumulated    Equity
                  Amount   Shares    Capital   Stockholders  Amount     Shares    Compensation   Deficit)     (Deficit)
Balance,
December 31,
1996............   $185  18,500,000  $   --       $ --      $    --          --     $   --       $    146     $    331
Net income......    --          --       --         --           --          --         --          2,953        2,953
Distribution to
stockholders....    --          --       --         --           --          --         --         (1,468)      (1,468)
                  ------ ---------- ---------- ------------ --------- ----------- ------------ ------------ -------------
Balance,
December 31,
1997............    185  18,500,000      --         --           --          --         --          1,631        1,816
Net income......    --          --       --         --           --          --         --          6,300        6,300
Distribution to
stockholders....    --          --       --         --           --          --         --         (4,822)      (4,822)
                  ------ ---------- ---------- ------------ --------- ----------- ------------ ------------ -------------
Balance,
December 31,
1998............    185  18,500,000      --         --           --          --         --          3,109        3,294
Net income......    --          --       --         --           --          --         --          1,967        1,967
Distribution to
stockholders....    --          --       190        --           --          --         --         (3,321)      (3,131)
Repurchase of
common stock
together with
recapitalization
costs...........    --          --       --         --       (10,282) (5,000,000)       --           (370)     (10,652)
Preferred stock
dividend........    --          --       --         --           --          --         --        (25,650)     (25,650)
Issuance of
common stock and
preferred stock
for cash........    292  29,200,000    2,628       (321)         --          --         --            --         2,599
Issuance of
stock in
connection with
acquisition of
Empyrean Group,
Inc.............      9     862,500       77        --           --          --         --            --            86
Issuance of
stock in
connection with
acquisition of
IconixGroup,
Inc.............     18   1,825,000      438        --           --          --         --            --           456
Deferred
compensation
upon issuance of
stock options ..    --          --       769        --           --          --        (769)          --           --
Repurchase of
officer shares,
net.............    --          --       452        --           (20)   (200,000)      (435)          --            (3)
Interest accrued
net of
payments........    --          --       --          (4)         --          --         --            --            (4)
Amortization of
deferred
compensation....    --          --       --         --           --          --          29           --            29
Accrued
dividends on
preferred
stock...........    --          --       --         --           --          --         --         (2,166)      (2,166)
                  ------ ---------- ---------- ------------ --------- ----------- ------------ ------------ -------------
Balance,
December 31,
1999............    504  50,387,500    4,554       (325)     (10,302) (5,200,000)    (1,175)      (26,431)     (33,175)
Net loss
(unaudited).....    --          --       --         --           --          --         --         (3,735)      (3,735)
Issuance of
common stock and
preferred stock
in connection
with acquisition
of Lead Dog
Design, Inc.
(unaudited).....     10   1,000,000    1,290        --           --          --         --            --         1,300
Issuance of
common stock and
preferred stock
for cash
(unaudited).....     30   3,000,000    4,110       (145)          20     200,000        --            --         4,015
Issuance of
common stock in
connection with
acquisition of
EnterpriseWorks,
LLC
(unaudited).....     39   3,868,213   10,442        --           --          --         --            --        10,481
Issuance of
common stock and
preferred stock
in connection
with acquisition
of Internet
Information
Services, Inc.
(unaudited).....      6     600,000    2,333        --           --          --         --            --         2,339
Deferred
compensation
upon issuance of
stock options
(unaudited).....    --          --       341        --           --          --        (341)          --           --
Repayments on
notes
receivable-
stockholders,
net of interest
accrual of $4
(unaudited).....    --          --       --          56          --          --         --            --            56
Amortization of
deferred
compensation
(unaudited).....    --          --       --         --           --          --          69           --            69
Accrued
dividends on
preferred stock
and value of
beneficial
common stock
purchase right
(unaudited).....    --          --     4,230        --           --          --         --         (6,354)      (2,124)
                  ------ ---------- ---------- ------------ --------- ----------- ------------ ------------ -------------
Balance, March
31, 2000
(unaudited).....   $589  58,855,713  $27,300      $(414)    $(10,282) (5,000,000)   $(1,447)     $(36,520)    $(20,774)
                  ====== ========== ========== ============ ========= =========== ============ ============ =============

 The accompanying notes are an integral part of these consolidated statements.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Three Months Ended
                               Year Ended December 31,         March 31,
                               --------------------------  -------------------
                                1997     1998      1999      1999      2000
                                                              (Unaudited)
Cash flows from operating
 activities:
 Net income (loss)............ $ 2,953  $ 6,300  $  1,967  $  1,206  $  (3,735)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities--
  Depreciation and
   amortization...............      24       28     1,918        24      3,188
  Stock-based compensation....     --       --         46       --          69
  Deferred income tax
   benefit....................     --       --       (103)      --        (471)
  Changes in operating assets
   and liabilities, net of
   effect of business
   combinations:
   Accounts receivable........  (2,341)  (3,368)    1,530    (3,762)       722
   Prepaid expenses and other
    current assets............     174      (18)       (5)     (417)      (363)
   Accounts payable...........   1,144    1,904      (568)      588        240
   Accrued liabilities and
    other.....................      29      162       831        81      1,872
   Deferred revenue...........     --       --        130     3,435         65
                               -------  -------  --------  --------  ---------
    Net cash provided by
     operating activities.....   1,983    5,008     5,746     1,155      1,587
                               -------  -------  --------  --------  ---------
Cash flows from investing
 activities:
 Acquisition of property and
  equipment...................     (53)     (78)     (656)      (34)    (1,387)
 Cash paid in connection with
  business combinations, net
  of cash acquired............     --       --    (19,762)      --     (40,653)
                               -------  -------  --------  --------  ---------
    Net cash used in investing
     activities...............     (53)     (78)  (20,418)      (34)   (42,040)
                               -------  -------  --------  --------  ---------
Cash flows from financing
 activities:
 Distributions paid...........  (1,468)  (4,822)   (3,131)   (1,532)       --
 Net borrowings under credit
  facility....................     --       --      6,500       --       7,300
 Cash paid for financing
  costs.......................     --       --       (744)      --         --
 Issuance of common stock for
  cash........................     --       --      2,595       --       4,015
 Issuance of convertible
  preferred stock for cash....     --       --     20,400       --      32,180
 Payment on notes receivable--
  stockholders................     --       --        --        --          60
 Repurchase of common stock
  and recapitalization costs..     --       --    (10,672)      --         --
                               -------  -------  --------  --------  ---------
    Net cash (used in)
     provided by financing
     activities...............  (1,468)  (4,822)   14,948    (1,532)    43,555
                               -------  -------  --------  --------  ---------
Net increase (decrease) in
 cash and cash equivalents....     462      108       276      (411)     3,102
Cash and cash equivalents at
 beginning of period..........     691    1,153     1,261     1,261      1,537
                               -------  -------  --------  --------  ---------
Cash and cash equivalents at
 end of period................ $ 1,153  $ 1,261  $  1,537  $    850      4,639
                               =======  =======  ========  ========  =========
Cash paid for interest........ $   --   $   --   $    283  $    --   $     256
                               =======  =======  ========  ========  =========
Supplemental disclosure of
 noncash investing and
 financing activities:
 Stock dividends on Class A
  convertible preferred
  stock....................... $   --   $   --   $ 27,816  $    --   $   2,124
 Stock issued in connection
  with business combinations..     --       --      5,648       --      19,340

 The accompanying notes are an integral part of these consolidated statements.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)

1. Business Description:

   Iconixx Corporation (the "Company," a Delaware corporation, formerly Business Solutions Group, LLC), is an Internet services company formed to develop and deliver end-to-end e-business solutions leveraging emerging broadband and wireless technologies to enable clients to create value over the Internet. Services provided include e-business strategy, business process planning, web design, commerce applications and broadband systems engineering services. The Company is headquartered in Vienna, Virginia, and has locations across the United States and in Europe.

   In November 1999, the Company changed its name to Iconixx Corporation concurrent with its acquisition of IconixGroup, Inc. (see Note 5). Subsequent to December 31, 1999, the Company has completed three additional acquisitions, which have expanded the Company's web development and consulting services (see
Note 5).

   The Company's operations are subject to certain risks and uncertainties, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, lack of an operating history, existence of fixed price contracts, realizability of intangible assets and government regulations.

2. Summary of Significant Accounting Policies and Practices:

 Unaudited Interim Financial Statements

   The accompanying consolidated balance sheet as of March 31, 2000, and the accompanying consolidated statements of operations and cash flows for the three months ended March 31, 1999 and 2000, are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods, are unaudited. The results of operations for the three months ended March 31, 2000, are not necessarily indicative of the results expected for the entire fiscal year.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Equity Investment

   The equity method of accounting is used to account for investments over which the Company has significant influence and consolidation is not required (see Note 7).

 Revenue Recognition

   Revenues from consulting and information technology development services, and the related labor costs, are recognized when the services are performed. Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed.

 Cost of Revenues

   Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Direct labor costs and related expenses are included in cost of revenues based on billable hours; costs related to unbillable time are included in selling, general and administrative expenses. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of actual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

 Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the individual assets as follows: furniture and fixtures, five to ten years; and office equipment, three to five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

 Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded goodwill, other intangibles and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When deemed necessary, goodwill and other intangibles are assessed for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to the Company's net investment in each subsidiary. The Company recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets. The Company has not recorded a provision for impairment of long-lived assets or intangible assets associated with its acquired businesses.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


 Internal Use Computer Software

   In accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company will capitalize costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over three years.

 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and credit facilities. In management's opinion, the carrying amounts of these financial instruments approximate their fair value at December 31, 1999.

 Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and management has not yet determined its effect on the Company's financial statements or disclosures.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. This bulletin outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In March 2000, the SEC issued SAB No. 101A--
Amendment: Revenue Recognition in Financial Statements ("SAB No. 101A") which amends the transition provisions of SAB No. 101 until the second fiscal quarter for registrants with a fiscal year beginning after December 15, 1999. We will apply the accounting and disclosures of SAB No. 101 during the fiscal quarter ending June 30, 2000. Our management believes that the impact of SAB No. 101 and SAB No. 101A will not have a material effect on our financial position or results of operations.

 Income Taxes

   Until August 1999, the Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under the provisions, the Company did not pay corporate income taxes on its taxable income. Instead, the shareholders were liable for individual income taxes on their respective shares of the Company's taxable income. Accordingly, there is no provision for income taxes in the accompanying financial statements for periods prior to August 1999. In August 1999, the Company became a C corporation and therefore, became subject to Federal and state income taxes.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Business Concentration and Credit Risk

   During 1997, 1998, and 1999, the Company had one customer in the telecommunications industry that accounted for approximately 98.0, 93.0 and
93.0 percent, of revenues and 100.0, 91.0 and 39.0 percent of accounts receivable, respectively. This telecommunications customer is currently in the process of being acquired. The Company's Master Service Agreement with this customer expires at the time of completion of the contract orders issued thereunder. The current contract orders expire in December 2000. The Company's management believes that this relationship will continue and that the present terms of the Master Service Agreement will be extended, however, there can be no assurances such extensions will occur. The loss of this customer would have a material adverse effect on the Company's operations. Had the 1999 and 2000 acquisitions, as described in Note 5, occurred on January 1, 1999, this customer would have accounted for approximately 57.4 percent and 43.7 percent of pro forma revenues for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. Substantially all net revenues were earned from customers in the United States.

 Earnings Per Share

   SFAS No. 128 "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive.

   The Company has 905,000 and 1,146,692 stock options outstanding as of December 31, 1999 and March 31, 2000 respectively. In addition, the Company has $2.6 million in subordinated convertible notes payable and $92.8 million in Class A Convertible Preferred Stock, including accrued dividends, which are convertible into shares of common stock upon a qualified initial public offering at the initial public offering price.

 Pro Forma Net Income (Loss)

   The following unaudited pro forma income data for the year ended December 31, 1999, include a provision for federal and state income taxes as if the Company had been a C corporation for the year presented. The effective income tax rate reflects the combined federal and state income taxes at an assumed rate of 38.6 percent. The following summarizes this pro forma income data (in thousands):

                                                                     Year Ended
                                                                      December
                                                                      31, 1999
                                                                     (Unaudited)
   Income before income taxes.......................................   $1,971
   Pro forma tax provision .........................................    1,495
                                                                       ------
   Pro forma net income ............................................   $  476
                                                                       ======

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)

   The effective tax rate, on a pro forma basis, is higher than the federal statutory rate of 34.0% primarily due to state and local income taxes and nondeductible amortization of certain intangible assets.

3. Stockholders' Equity:

 Recapitalization

   On August 12, 1999, the Company was recapitalized ("the Recapitalization") pursuant to an agreement between the Company, its existing shareholder, BSG Holdings Inc. ("BSG Holdings"), Business Solutions Group, Inc. and Thayer ITECH Holdings, LLC ("Thayer"). Prior to the Recapitalization, the Company had 100,000 shares of issued and outstanding common stock, all of which were owned by BSG Holdings. Pursuant to the Recapitalization, the Company redeemed an aggregate of 27,027 shares (5,000,000 after stock split) of common stock for $10.0 million from BSG Holdings and Thayer purchased 58,378 shares for $21.6 million in cash subject to certain adjustments and escrow holdbacks as described in the Recapitalization Agreement. The redemption was financed with $10.0 million in borrowings under the Company's credit facility (see Note 12).

   Following the redemption, the Company amended and restated its Certificate of Incorporation to authorize two classes of capital stock: common stock with a par value of $0.01 per share and the Preferred Stock (see Note 4) with a par value of $0.01 per share and a liquidation value of $1,000 per share. At that time, each issued and outstanding share of capital stock was converted into 185 shares of common stock and 0.3515 shares of Preferred Stock. The conversion into Preferred Stock was accounted for as a noncash dividend in August 1999, and the conversion into common stock was accounted for as a stock split. All share and per share amounts have been restated to reflect this common stock split.

   The Recapitalization may give rise to additional tax basis and if such basis is affirmed, the benefit will be credited directly to equity.

   Fees incurred in connection with the Recapitalization of approximately $652,000 are reflected in the accompanying statement of stockholders' equity (deficit) as a distribution for amounts paid to Thayer (see Note 7) and as cost of treasury shares for professional fees to acquire the shares.

 Equity Purchase Agreement

   On August 12, 1999, the Company entered into an equity purchase agreement with Thayer which provided for the Company to sell 57,000 shares of Preferred Stock for $57.0 million or $1,000 per share and 30 million shares of common stock for $3.0 million or $0.10 per share, to Thayer. As part of the Recapitalization, discussed above, 20,520 shares of Preferred Stock and 10.8 million shares of common stock were sold to Thayer. Subsequent to the Recapitalization, in August 1999 Thayer purchased the additional 19,200,000 shares of common stock for $1.9 million. In November 1999, to finance part of the acquisition of IconixGroup (see Note 5), the Company sold 20,400 shares of Preferred Stock for $20.4 million. In March 2000, to finance the acquisition of Lead Dog Design, Inc. ("Lead Dog") and EnterpriseWorks, LLC ("EnterpriseWorks") (see Note 5), the Company sold the remaining 16,080 shares of Preferred Stock for $16.1 million. Also in March 2000, the Company entered into an additional equity purchase agreement with Thayer, providing for 16,100 shares of

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)

Preferred Stock for $16.1 million or $1,000 per share and 3,000,000 shares of common stock for $3.9 million or $1.30 per share. In March 2000, the Company recorded a dividend on the Preferred Stock of approximately $4.3 million resulting from the right to purchase common stock at a discount from its fair value. All amounts under the second equity purchase agreement were sold to Thayer in March 2000 related to the EnterpriseWorks and Internet Information Services, Inc. ("IIS") acquisitions (see Note 5), with an additional $2.0 million in cash received by the Company for working capital purposes. Both of the equity agreements place restrictions on, among other things, dividends, the redemption and issuance of debt and equity securities, acquisitions, sales of assets and related party transactions. Such restrictions will terminate upon the occurrence of certain events, including the closing of a qualified initial public offering (as defined in the agreements).

   On April 10, 2000, the Company completed a stock rights offering to the existing stockholders of the Company. A total of 101,893 shares of common stock were purchased at $1.30 per share and 547 shares of Preferred Stock were purchased at $1,000 per share. The Company will recognize a dividend for the excess of the fair value of the common stock over the $1.30 purchase price.

 Stock Option Plan

   The Company adopted the 1999 Stock Option Plan (the "Stock Option Plan") to assist the Company in attracting and retaining qualified employees, directors, consultants and advisors. The Stock Option Plan, as amended, provides for the issuance of stock options for up to 7 percent of the outstanding shares of common stock of the Company. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options issued under the Stock Option Plan have a maximum term of ten years from the date of grant.

   In December 1999, after the Company had completed the acquisition of IconixGroup, Inc. (see Note 5), the Company granted NSOs to employees to purchase 905,100 shares of common stock at an exercise price of $0.45 per share when the fair value was approximately $1.30 (as determined by an independent appraisal), resulting in deferred compensation at the date of grant of approximately $769,000. The options vest under two different schedules over a four-year period. Compensation expense recognized during 1999 for these options totaled approximately $16,000. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, pro forma net loss attributable to common stockholders would have been approximately $854,000 or a net loss of $0.03 per share for 1999. The weighted-average fair value of the options granted by the Company during 1999 based on the Black-Scholes option pricing model is estimated to be $0.97 per option assuming the following: no dividend yield, risk-free interest rate of 5.0 percent, an expected term of the options of four years and an expected volatility of 45.0 percent.

   In March 2000, in connection with the EnterpriseWorks acquisition (see Note
5), the Company granted stock options to certain employees as of the date of closing of the acquisition to purchase 241,592 shares of common stock. The fair value of the common stock as of the grant date exceeded the exercise price of $1.30, resulting in deferred compensation at the date of the grant of approximately $341,000. These options vest over a one-year period.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   The following summarizes option activity during 1999:

                                                                       Weighted-
                                                               Number   Average
                                                                 of    Exercise
                                                               Shares    Price
   Granted in 1999............................................ 905,100   $0.45
   Cancelled in 1999..........................................     --      --
                                                               -------   -----
   Options outstanding, December 31, 1999..................... 905,100   $0.45
                                                               =======   =====
   Options exercisable, December 31, 1999.....................     --    $ --
                                                               =======   =====

   In April 2000, the Company approved the issuance of additional options to purchase approximately 1,842,000 shares of common stock.

4. Class A Convertible Preferred Stock:

   Holders of Class A Convertible Preferred Stock (the "Preferred Stock") are entitled to dividends to be paid in additional Preferred Stock at a rate of
15.0 percent per annum. The Preferred Stock carries a liquidation preference equal to the liquidation value ($1,000 per share) plus any accrued but unpaid dividends. The Company, at the option of the holders, may be required to redeem shares of Preferred Stock upon completion of a qualified initial public offering ("IPO"). Upon any redemption, the redemption price shall be the liquidation value plus any accrued but unpaid dividends. In the event that the Company effects a qualified IPO, all outstanding Preferred Stock not previously redeemed shall be converted into common stock at a rate equal to the liquidation value plus any accrued but unpaid dividends divided by the per share IPO price.

   On May 9, 2000, in connection with a planned IPO, Thayer agreed to waive its right to require the Company to redeem its shares of Preferred Stock provided that the IPO closes on or before December 31, 2000. As a result, no holder of Preferred Stock has a right to require the Company to redeem its shares of Preferred Stock prior to the closing of the planned IPO, provided the IPO closes on or before December 31, 2000.

5. Acquisitions:

 1999 Acquisitions

   On September 1, 1999, the Company acquired all of the issued and outstanding capital stock of Empyrean Group, Inc. ("EGI"), which is based in Vienna, Virginia, for approximately $1.7 million. The Company issued 1,639 shares of Preferred Stock and 862,500 shares of common stock as consideration for the transaction.

   On November 2, 1999, the Company acquired all of the issued and outstanding common stock of IconixGroup, Inc. ("IconixGroup"), which is based in Bethesda, Maryland, and provides web development and print services. The aggregate purchase price was approximately $26.0 million, plus transaction costs, consisting of $19.0 million in cash, $2.7 million in convertible subordinated notes payable (see Note 13), $365,000 in assumed debt, $456,250 in common stock (1,825,000 shares valued at $0.25 per share), and $3.5 million in Preferred Stock (3,467.5 shares $0.01 par value with a $1,000 liquidation value per share).

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


 Allocation of Purchase Consideration

   The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the recognized purchase price has been allocated, based on preliminary estimates of fair value, to the tangible assets acquired and liabilities assumed and, with the advice of independent valuation experts, to the identifiable intangible assets, as of the acquisition dates. The Company has recorded identifiable intangibles on the 1999 Acquisitions, as follows (in thousands):

                                                     Appraised Value Useful Life
   Customer lists...................................     $4,450        3 years
   Assembled workforce..............................      1,400        3 years

   As of December 31, 1999, the purchase price in excess of identified tangible and intangible assets and liabilities assumed in the amount of $25,071,000 was allocated to goodwill. As a result of the early stage of development of the internet and electronic commerce, the dynamics of this rapidly evolving industry and the expectation of increasing competition, the recorded goodwill is being amortized on a straight-line basis over three years, the estimated period of its benefit.

   The following unaudited pro forma consolidated amounts give effect to the 1999 acquisitions as if they had occurred on January 1, 1998, by consolidating the results of operations of the 1999 acquisitions with the results of the Company for the years ended December 31, 1998 and 1999. The pro forma amounts do not purport to be indicative of the results of operations that would have been achieved had the transactions been in effect for the periods presented and should not be construed as being representative of future results of operations (in thousands).

                                                                 Year Ended
                                                                December 31,
                                                              -----------------
                                                               1998      1999
   Revenues.................................................. $58,889  $ 58,728
   Net loss attributable to common stockholders..............  (8,973)  (12,890)
   Basic and diluted net loss per share......................   (0.42)    (0.43)

 2000 Acquisitions

   On March 10, 2000, the Company acquired all of the outstanding common stock of Lead Dog, a New York-based provider of Internet design, development and strategy and multimedia creations primarily for financial services, entertainment and healthcare industries. The aggregate purchase price was approximately $14.3 million, plus transaction costs, consisting of $10.0 million paid in cash, $1.3 million paid in the form of 1,000,000 shares of common stock, and $3.0 million paid in the form of 3,000 shares of Iconixx Class A Preferred Stock.

   On March 23, 2000, the Company acquired substantially all of the assets and assumed certain liabilities of EnterpriseWorks, a Houston-based provider of web-based information technology solutions, including e-business, customer care, sales force automation and infrastructure design services. The aggregate purchase price was approximately $27.5 million, plus transaction costs, consisting of $17.0 million paid in cash and $10.5 million paid in the form of 3,868,213 shares of common stock.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   On March 24, 2000, the Company acquired certain assets and assumed certain liabilities of IIS, a Bethesda, Maryland-based provider of Internet, extranet and intranet consulting, integration and support services primarily to Fortune 1000 businesses and government and not-for-profit organizations. The aggregate purchase price was approximately $17.6 million, plus transaction costs, consisting of $13.0 million paid in cash, $2.4 million paid in the form of 600,000 shares of common stock, and $2.2 million paid in the form of 2,220 shares of Preferred Stock.

6. Divestiture of Operating Division:

   On February 1, 1999, the Company entered into an agreement to transfer certain division assets to two former employees in return for the cancellation of their employment agreements with respect to the management of the division. The Company incurred $419,000 in expenses related to the termination of these agreements. Revenues for the division for the years ended December 31, 1997, 1998, and 1999, were approximately $101,000, $3,378,000, and $566,000, respectively. Operating loss for the same periods from the division was approximately $(9,000), $(1,774,000), and $(407,000), respectively.

7. Related-Party Transactions:

   Amounts due to officers of the Company totaled $40,310 as of December 31, 1998 and are presented in accrued liabilities in the accompanying balance sheets. These amounts are non-interest-bearing and due on demand.

   The Company had a 25.0 and 33.0 percent interest in Melange Solutions, LLC ("Melange") as of December 31, 1998 and 1999, respectively. This investment which totaled approximately $10,000 at December 31, 1998 and 1999, was included in "other assets" in the accompanying balance sheets. Melange is a limited liability company that was formed for software product development purposes and to provide information technology consulting services. Melange is currently acting as a subcontractor for the Company. Payments made to Melange for contract services totaled approximately $431,000 and $793,000 in 1998 and 1999, respectively. On April 10, 2000, Melange finalized dissolution proceedings with the Delaware Secretary of State. Management believes that the dissolution of Melange will not have a material impact on the Company's financial statements.

   The Company holds notes receivable from several officers of the Company in the aggregate amount of $325,000 and $414,000 as of December 31, 1999 and March 31, 2000, respectively, which relate to the issuance of stock. These notes receivable bear interest at a rate of 9.0 percent, with annual payments required until maturity in 2003. Such amounts have been classified as a component of stockholders' equity (deficit) on the accompanying balance sheets.

   As part of the acquisition of IconixGroup (see Note 5), the Company acquired the right to certain net operating loss carryforwards, valued on a tax-effected basis at approximately $1.1 million. To the extent these net operating losses are utilized by the Company for a tax benefit, corresponding amounts will be paid to the sellers of IconixGroup as additional purchase price. As of December 31, 1999, a deferred tax asset has been recorded related to these net operating losses (see Note 15), with a corresponding liability classified as due to former IconixGroup shareholders on the accompanying balance sheet.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   Thayer (see Note 3) provides certain financial advisory and management services to the Company under a professional services agreement. The agreement is to continue until the earlier of (i) the date that Thayer ceases to hold certain ownership percentages and (ii) an IPO of not less than $30.0 million. Under the terms of the agreement, the Company is to pay Thayer (i) an annual management fee of $200,000, paid quarterly; (ii) a fee equal to 1.0 percent of amounts received by the Company in connection with any equity or debt financing; and (iii) reimbursement of travel and out-of-pocket expenses. Additionally, the agreement required the Company to pay Thayer $370,000 upon closing the Recapitalization in August 1999. Under the agreement, approximately $680,000 was paid to Thayer in 1999 of which approximately $90,000 is included in selling, general and administrative expenses, $370,000 is reflected as a distribution to Thayer as part of the Recapitalization and approximately $220,000 is included in direct acquisition costs for the 1999 Acquisitions.

8. Accounts Receivable:

   Accounts receivable consisted of the following (in thousands):

                                                      December 31,
                                                      -------------   March 31,
                                                       1998   1999      2000
                                                                     (Unaudited)
   Accounts receivable............................... $5,773 $5,729    $10,160
   Unbilled accounts receivable......................    --     496        859
   Allowance for doubtful accounts...................    --     (86)      (802)
                                                      ------ ------    -------
     Accounts receivable, net........................ $5,773 $6,139    $10,217
                                                      ====== ======    =======

9. Property and Equipment:

   Property and equipment consisted of the following (in thousands):

                                                        December
                                                           31,
                                                       ------------   March 31,
                                                       1998   1999      2000
                                                                     (Unaudited)
   Computers and equipment............................ $ 74  $  947    $2,436
   Furniture and fixtures.............................   77     125       698
   Leasehold improvements.............................  --      319     1,114
                                                       ----  ------    ------
                                                        151   1,391     4,248
   Accumulated depreciation and amortization..........  (69)   (160)     (273)
                                                       ----  ------    ------
   Property and equipment, net........................ $ 82  $1,231    $3,975
                                                       ====  ======    ======

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


10. Intangible Assets:

   Intangible assets consisted of the following (in thousands):

                                                       December 31,  March 31,
                                                           1999        2000
                                                                    (Unaudited)
   Customer lists.....................................   $ 4,450      $13,000
   Assembled workforce................................     1,400        3,900
   Goodwill...........................................    25,071       69,857
                                                         -------      -------
                                                          30,921       86,757
   Accumulated amortization...........................    (1,827)      (4,862)
                                                         -------      -------
     Intangible assets, net...........................   $29,094      $81,895
                                                         =======      =======

11. Accrued Liabilities:

   Accrued liabilities consisted of the following (in thousands):

                                                       December 31,
                                                       -------------  March 31,
                                                       1998   1999      2000
                                                                     (Unaudited)
   Accrued compensation............................... $ 200 $   696   $2,579
   Accrued bonuses....................................    69     522      743
   Deferred revenue...................................    40     317      593
   Other accrued liabilities..........................   --      944    2,985
                                                       ----- -------   ------
     Accrued liabilities.............................. $ 309 $ 2,479   $6,900
                                                       ===== =======   ======

12. Credit Facility:

   On August 12, 1999, the Company entered into a revolving credit facility with two commercial lenders (the "credit facility"). The facility provides borrowings of up to $40,000,000, bears interest at the Company's option (the lender's base rate plus a defined percentage or LIBOR plus 2.0 percent), and matures on August 11, 2004. For the period from August 12, 1999 to December 31, 1999, the average interest rate, average month-end borrowings and highest balance were 7.46 percent, $7,900,000 and $10,000,000, respectively. As of December 31, 1999, borrowings on the credit facility totaled $6,500,000.

   The Company also incurred arrangement and commitment fees in connection with securing the credit facility, totaling $700,000 as well as other direct costs that were capitalized and are being amortized over the life of the credit facility based on the effective interest method. Deferred financing costs are included in other assets on the accompanying consolidated balance sheet and $51,680 of related amortization is included in interest expense on the accompanying consolidated statement of operations for the year ended December 31, 1999. A fee for unused credit amounts may also be incurred on a quarterly basis, based on a pricing schedule determined by the agreement. The credit facility also includes certain restrictive covenants which require the Company, among other things, to maintain minimum levels of earnings before interest, taxes, and depreciation

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)

and amortization ("EBITDA"), ratios of total debt to EBITDA, total debt to capitalization, and places limits on capital expenditure. As of December 31, 1999, the Company was in compliance with all of its covenants.

13. Convertible Subordinated Notes Payable:

   In connection with the acquisition of IconixGroup, the Company issued $2,650,000 in convertible subordinated notes payable to the former shareholders. The notes bear interest at 10.0 percent per annum, with interest payments due quarterly. The notes are convertible into shares of common stock upon an initial public offering at the IPO price. The notes mature and are payable in full on May 3, 2005.

14. Segment Reporting:

   In late 1998, the Company started a professional staffing business as a separate division, and began operating as two reportable segments: telecom consulting services ("Telecom") and Professional Services Division ("PSD"). During 1999 after the acquisition of IconixGroup (see Note 5), the Company began operating another reportable segment: Web and Other Related Services ("Web").

   Currently the Company only operates two reported segments, Telecom and Web, as it divested the PSD segment on February 1, 1999 (see Note 6). Telecom includes operations related to the Company's provision of systems engineering and network architecture services using wireless and broadband technologies. Web includes the operations related to the Company's provision of web strategy, design and development, as well as technical consulting and development of web-related applications. The accounting principles of the segments are the same as those applied in the consolidated financial statements. The evaluation of segment's performance is based on the accumulation of revenues and specific costs identified to the segment's operations. No amounts of overhead generated by the corporate management team are allocated to the segments and are presented as "Other" below.

   The following is a summary of information about each of the Company's reportable segments that is used by the Company to measure the segment's operations (in thousands):

                                                   Year Ended December 31, 1998
                                                   -----------------------------
                                                   Telecom   PSD    Consolidated
   Revenues....................................... $46,520 $ 3,378    $49,898
   Depreciation and amortization..................      28     --          28
   Interest income (expense), net.................     125     --         125
   Segment income (loss)..........................   8,074  (1,774)     6,300

                                        Year Ended December 31, 1999
                                 ---------------------------------------------
                                 Telecom   Web     PSD    Other   Consolidated
   Revenues..................... $46,588 $ 1,824  $ 566  $   --     $48,978
   Depreciation and
    amortization................      18   1,673    --       227      1,918
   Interest income (expense),
    net.........................      87       3    --      (271)      (181)
   Segment income (loss)........   5,928  (1,638)  (407)  (1,916)     1,967

                                            Three Months Ended March 31, 1999
                                           ------------------------------------
                                            Telecom      PSD       Consolidated
   Revenues............................... $    13,487 $     566        $14,053
   Depreciation and amortization..........          24       --              24
   Interest income (expense), net.........          30       --              30
   Segment income (loss)..................       1,613      (407)         1,206

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


                                        Three Months Ended March 31, 2000
                                     ------------------------------------------
                                     Telecom   Web     Other   Consolidated
   Revenues......................... $9,930  $ 4,096  $   --     $14,026
   Depreciation and amortization....     12    2,703      473      3,188
   Interest income (expense), net...    --       --      (198)      (198)
   Segment income (loss)............  1,319   (2,345)  (2,709)    (3,735)

15. Commitments and Contingencies:

 Senior Management Agreement

   The Company reserved shares pursuant to a Senior Management Agreement dated August 12, 1999, between the Company and certain executives of the Company, whereby 10,000,000 shares of common stock were reserved for issuance to the executives. In connection with the Recapitalization, the Company issued all 10,000,000 restricted shares to the executives at $0.10 per share, the fair value as of that date. The shares vest based upon both the passage of time and the performance of the Company. 5,000,000 of the shares vest ratably at 25.0 percent per year ("Time Vesting Shares"). The other 5,000,000 shares become fully vested after eight years, which may be accelerated based upon the performance of the Company, as defined in the agreements ("Performance Vesting Shares").

   In October 1999, upon separation by one executive, the Company repurchased 562,500 shares of unvested shares at the original cost of $0.10 per share. Pursuant to a separation agreement with this executive, the Company permitted the executive to vest in 112,500 shares of previously unvested Performance Vesting Shares, and as a result, the Company recorded approximately $17,000 of compensation expense related to these shares.

   Of the 562,500 shares repurchased, 362,500 shares were sold to executives in November 1999 for $0.10 per share, at which the fair value was determined to be $1.30 per share. The Company recorded $435,000 of deferred compensation at the date of sale, and, through December 31, 1999, recognized approximately $13,000 of compensation expense. The October 1999 repurchase of officer shares is reflected net of the shares sold in November 1999 in the accompanying consolidated statements of stockholders' equity (deficit). The remaining 200,000 shares repurchased were sold to executives in February 2000 for $1.30 per share.

 Retirement Plan

   During 1998, the Company terminated its defined benefit pension plan and distributed all funds to the participants. Net pension costs associated with the plan totaled approximately $136,000 for 1998. The Company currently operates a defined contribution plan.

   In 1999, the Company established a deferred compensation 401(k) tax savings plan (the "Plan"). Contributions up to statutory limits could be made by eligible employees on a voluntary basis. The Company has the option to make discretionary contributions to the Plan. The Company made no discretionary contributions for the year ended December 31, 1999.

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   In connection with the acquisition of IconixGroup, the Company added another 401(k) tax savings plan (the "Matching Plan"). Contributions up to statutory limits could be made by eligible employees on a voluntary basis. The Company matches 50.0 percent of the first 6.0 percent of employee contributions.

 Operating Leases

   The Company leases office space and office equipment under cancelable and noncancelable operating leases with terms varying between 1 and 10 years. Future minimum lease payments under all operating leases at December 31, 1999, were as follows (in thousands):

earYEnded December 31,
     2000............................................................... $  936
     2001...............................................................    777
     2002...............................................................    670
     2003...............................................................    660
     2004...............................................................    580
     Thereafter.........................................................  3,097
                                                                         ------
                                                                         $6,720
                                                                         ======

   Rent expenses under all operating leases were approximately $94,000 and $301,400 for 1998 and 1999, respectively.

   The Company has subleased certain office space to a customer for a two-year period beginning in 1999. Future minimum rental amounts to be received under this noncancelable lease are $68,200, $74,400, and $6,200 for 1999, 2000, and 2001, respectively.

 Letters of Credit

   The Company has issued letters of credit under its credit facility in the amount of $500,000 in 1999 and an additional $525,000 in April 2000 as guarantees under current and future office space and construction.

 Litigation

   The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the financial position or future operating results of the Company and adequate provisions for any potential losses have been made in the accompanying financial statements.

16. Income Taxes:

   The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)

to be settled or realized. The 1999 Acquisitions gave rise to significant differences between financial reporting and tax bases of certain assets. In connection with the acquisition of IconixGroup, the Company acquired a net operating loss carryforward ("NOL") of approximately $2.7 million, which can be used to offset future taxable income, subject to certain annual limitations. The estimated tax benefit from the NOL carryforward is approximately $1.1 million and expires in 2019. See Note 7 for related amounts due to the selling stockholders of IconixGroup.

   The sources of and differences between the financial accounting and tax bases of the Company's assets and liabilities, which give rise to the net deferred tax liability as of December 31, 1999, are as follows (in thousands):

                                                        December 31,  March 31,
                                                            1999        2000
                                                                     (Unaudited)
Deferred tax assets:
  Net operating loss carryforward......................   $   848      $   796
  Accrued expenses.....................................       101          137
  Allowance for doubtful accounts......................        33          262
  Intangible assets....................................       --           114
  Other................................................        46           59
Deferred tax liabilities:
  Intangible assets....................................    (3,442)      (3,138)
  Other................................................       (83)         (80)
                                                          -------      -------
    Net deferred tax liability.........................   $(2,497)     $(1,850)
                                                          =======      =======

   The net deferred tax liability is presented on the accompanying balance sheets as $134,000 and $400,000 in other current assets and $2,631,000 and $2,250,000 in long-term liabilities, respectively.

   The components of the provision (benefit) for income taxes during the period ended December 31, 1999, are as follows (in thousands):

                                                        December 31,  March 31,
                                                            1999        2000
                                                                     (Unaudited)
Current:
  Federal..............................................    $   9        $   2
  State................................................       98           98
                                                           -----        -----
    Total..............................................      107          100
Deferred:
  Federal..............................................      (84)        (384)
  State................................................      (19)         (87)
                                                           -----        -----
    Total..............................................     (103)        (471)
                                                           -----        -----
    Income tax provision (benefit).....................    $   4        $(371)
                                                           =====        =====

                              ICONIXX CORPORATION
                    (Formerly Business Solutions Group, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                   December 31, 1998, 1999 and March 31, 2000
           (Information as of March 31, 2000 and for the Three Months
                  Ended March 31, 1999 and 2000 is Unaudited)


   The provision (benefit) for income taxes differed from the amounts computed at the statutory rate, as follows (in thousands):

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1999         2000
                                                                  (Unaudited)
   Provision (benefit) for income taxes computed at
    federal statutory rate of 34.0%................    $   670      $(1,396)
   Income during period which Company was an S
    Corporation....................................     (1,019)         --
   State income taxes, net of federal deduction....        107          107
   Nondeductible amortization of certain intangible
    assets.........................................        484          816
   Other, net......................................       (238)         102
                                                       -------      -------
     Total.........................................    $     4      $  (371)
                                                       =======      =======

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Empyrean Group, Inc.:

   We have audited the accompanying consolidated balance sheets of Empyrean Group, Inc. (a Delaware Corporation, formerly Brightlight Solutions Integration Company) as of December 31, 1998, and August 31, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows from inception (February 12, 1998) to December 31, 1998, and the eight months ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empyrean Group, Inc. as of December 31, 1998, and August 31, 1999, and the results of its operations and its cash flows from inception (February 12, 1998) to December 31, 1998, and the eight months ended August 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Vienna, Virginia
February 11, 2000

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                (in thousands, except share and per share data)

                                                          As of       As of
                                                       December 31, August 31,
                                                           1998        1999
                        Assets
Current assets:
  Cash and cash equivalents...........................    $  967     $    69
  Prepaid expenses and other current assets...........        31          31
                                                          ------     -------
    Total current assets..............................       998         100
                                                          ------     -------
Property and equipment, net...........................        57          54
Deposits..............................................        51          51
                                                          ------     -------
    Total assets......................................    $1,106     $   205
                                                          ======     =======
    Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable....................................    $   26     $    13
  Accrued liabilities.................................        41         404
                                                          ------     -------
    Total current liabilities.........................        67         417
                                                          ------     -------
Commitments and contingencies (Note 6)
Redeemable preferred stock, liquidation value $1.00
 per share, 8,000,000 shares authorized; 1,500,000
 shares issued and outstanding; aggregate liquidation
 preference plus accrued and unpaid dividends of
 $1,532 and $1,613, respectively......................     1,532       1,613
                                                          ------     -------
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 15,000,000 shares
   authorized; 2,106,000 shares issued and
   outstanding........................................        21          21
  Additional paid in capital..........................        23          23
  Accumulated deficit.................................      (537)     (1,869)
                                                          ------     -------
    Total stockholders' equity (deficit)..............      (493)     (1,825)
                                                          ------     -------
    Total liabilities and stockholders' equity
     (deficit)........................................    $1,106     $   205
                                                          ======     =======

        The accompanying notes are an integral part of these statements.

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                 (in thousands)

                                       From Inception
                                       (February 12,
                                          1998) to    Eight Months Accumulated
                                        December 31,  Ended August    Since
                                            1998        31, 1999    Inception
Operating expenses:
  Selling, general and
   administrative.....................     $ 512        $ 1,253      $ 1,765
  Depreciation and amortization.......         4              8           12
                                           -----        -------      -------
    Total operating expenses..........       516          1,261        1,777
                                           -----        -------      -------
Loss from operations..................      (516)        (1,261)      (1,777)
Other income:
  Interest income.....................        11             10           21
                                           -----        -------      -------
Loss before provision for income
 taxes................................      (505)        (1,251)      (1,756)
Provision for income taxes............       --             --           --
                                           -----        -------      -------
Net loss..............................      (505)        (1,251)      (1,756)
Divendends on preferred stock.........        32             81          113
                                           -----        -------      -------
Net loss attributable to common
 stockholders.........................     $(537)       $(1,332)     $(1,869)
                                           =====        =======      =======


        The accompanying notes are an integral part of these statements.

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

      From Inception (February 12, 1998) to December 31, 1998, and For the
                       Eight Months Ended August 31, 1999
                                 (in thousands)

                                                   Stockholders' Equity (Deficit)
                                       -------------------------------------------------------
                                                                Losses That Have
                           Preferred                              Accumulated        Total
                             Stock     Common Stock  Additional    During the    Stockholders'
                         ------------- -------------  Paid-In     Development       Equity
                         Amount Shares Amount Shares  Capital        Stage         (Deficit)
Balance, February 12,
 1998 (Inception)....... $  --    --    $--     --      $--             --          $   --
  Issuance of common
   stock................    --    --      21  2,106       14            --               35
  Issuance of preferred
   stock................  1,500 1,500    --     --       --             --              --
  Accrued dividends on
   preferred stock......     32   --     --     --       --             (32)            (32)
  Stock-based
   compensation.........    --    --     --     --         9            --                9
  Net loss..............    --    --     --     --       --            (505)           (505)
                         ------ -----   ----  -----     ----        -------         -------
Balance, December 31,
 1998...................  1,532 1,500     21  2,106       23           (537)           (493)
  Net loss..............    --    --     --     --       --          (1,251)         (1,251)
  Accrued dividends on
   preferred stock......     81   --     --     --       --             (81)            (81)
                         ------ -----   ----  -----     ----        -------         -------
Balance, August 31,
 1999................... $1,613 1,500   $ 21  2,106     $ 23        $(1,869)        $(1,825)
                         ====== =====   ====  =====     ====        =======         =======


        The accompanying notes are an integral part of these statements.

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                From Inception
                              (February 12, 1998)   Eight Months   Accumulated
                                to December 31,   Ended August 31,    Since
                                     1998               1999        Inception
Cash flows from operating
 activities:
  Net loss...................       $ (505)           $(1,251)       $(1,756)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities--
    Depreciation and
     amortization............            4                  8             12
    Stock compensation.......            9                --               9
    Changes in operating
     assets and liabilities,
     net of noncash items:
      Increase in deposits
       and prepaid expenses..          (82)               --             (82)
      Increase (decrease) in
       accounts payable......           26                (13)            13
      Increase in accrued
       expenses..............           41                363            404
                                    ------            -------        -------
        Net cash used in
         operating
         activities..........         (507)              (893)        (1,400)
                                    ------            -------        -------
Cash flows from investing
 activities:
  Acquisition of property and
   equipment.................          (61)                (5)           (66)
                                    ------            -------        -------
        Net cash used in
         investing
         activities..........          (61)                (5)           (66)
                                    ------            -------        -------
Cash flows from financing
 activities:
  Cash received from sale of
   preferred stock...........        1,500                --           1,500
  Cash received from capital
   contribution..............           35                --              35
                                    ------            -------        -------
        Net cash provided by
         financing
         activities..........        1,535                --           1,535
                                    ------            -------        -------
Net increase (decrease) in
 cash and cash equivalents...          967               (898)            69
Cash and cash equivalents at
 beginning of period.........          --                 967            --
                                    ------            -------        -------
Cash and cash equivalents at
 end of period...............       $  967            $    69        $    69
                                    ======            =======        =======


        The accompanying notes are an integral part of these statements.

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

                     December 31, 1998, and August 31, 1999

1. Business Description:

   Empyrean Group, Inc. ("EGI" or the "Company") was incorporated under the name Brightlight Solutions Integration Company on February 12, 1998, under the laws of the state of Delaware. The Company changed its name to Empyrean Group, Inc. in September 1998. EGI is headquartered in Vienna, Virginia.

   The Company was in the development stage, had limited operating history, and had not recognized revenues to date. Since its inception, the Company's operations consisted of raising capital and hiring a management team. The Company's operations are subject to certain risks and uncertainties, including among others, current and potential competitors with greater resources and longer operating histories; rapidly changing technology; and dependence on key management personnel.

   On September 1, 1999, all of the Company's issued and outstanding capital stock was acquired by Iconixx Corporation (formerly, Business Solutions Group,
LLC), for approximately $1,725,000. Iconixx Corporation issued 1,639 shares of Class A Convertible Preferred stock and 862,500 shares of common stock as consideration for the transaction.

2. Summary of Significant Accounting Policies and Practices:

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the individual assets as follows: furniture and fixtures, five years; and computer equipment, three years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

 Development Costs

   Development costs are charged to expense as incurred and are included in selling, general and administrative expenses.

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                     December 31, 1998, and August 31, 1999


 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable and accounts payable. In management's opinion, due to the short-term nature of these instruments, the carrying amounts of these financial instruments approximate their fair value at August 31, 1999.

 Redeemable Preferred Stock

   Holders of Class A Convertible Preferred stock (the "Preferred stock") are entitled to cumulative cash dividends at a rate of 8 percent per annum. The Preferred stock carries a liquidation preference equal to the liquidation value ($1.00 per share) plus any accrued but unpaid dividends. The Company, may be required to convert shares of Preferred stock into shares of common stock upon completion of a qualified initial public offering ("IPO"). Upon any conversion, the conversion price shall be the liquidation value. At anytime following five years from the first issuance of Preferred stock, the holders of a majority of the outstanding shares of Preferred stock may request redemption of all, but not less than all, of the Preferred stock. The redemption price shall be equal to the liquidation value plus all accrued and unpaid dividends.

 Income Taxes

   Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Through August 31, 1999, the Company incurred losses and has recorded a valuation allowance against the related deferred tax asset.

3. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                         December 31, August 31,
                                                             1998        1999
Computer equipment......................................     $19         $21
Furniture and fixtures..................................      37          40
Leasehold improvements..................................       5           5
                                                             ---         ---
                                                              61          66
Accumulated depreciation................................      (4)        (12)
                                                             ---         ---
  Property and equipment, net...........................     $57         $54
                                                             ===         ===

4. Accrued Liabilities:

   Accrued liabilities consisted of the following (in thousands):

                                                         December 31, August 31,
                                                             1998        1999
Accrued compensation....................................     $ 37        $179
Accrued bonuses.........................................      --          223
Other accrued liabilities...............................        4           2
                                                             ----        ----
  Accrued liabilities...................................     $ 41        $404
                                                             ====        ====

                              EMPYREAN GROUP, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                     December 31, 1998, and August 31, 1999


5. Stock Option Plan:

   The Company adopted the 1998 Stock Option Plan (the "Plan") to promote long-term growth and profitability of the Corporation by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation, and (ii) enabling the Corporation to attract, retain and reward the best-available persons for positions of substantial responsibility. The Plan provides for the issuance up to 1,000,000 shares of common stock of the Company. Participation in the Plan shall be open to all employees, officers, directors and consultants of the Company, or any affiliate of the Company, as may be selected by the Administrator from time to time. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). The Company accounts for options granted to employees in accordance with APB Opinion No. 25.

   During 1998, options to purchase 810,900 shares were granted to Company employees at the estimated fair value with an exercise price of $0.10 per share. The options vest over a five-year period. Had compensation expense for the plan been determined based on the estimated fair value of the option at the grant dates consistent with SFAS No. 123, net loss for the period ended December 31, 1999 would have been approximately $498,000. The weighted-average fair value of the options granted by the Company during 1998 is estimated to be $0.10 per option assuming the following: no dividend yield, risk-free interest rate of 5.0 percent, an expected term of the options of four years and an expected volatility of 45.0 percent. In connection with the acquisition, the Plan was terminated and all options were forfeited.

6. Commitments and Contingencies:

 Operating Lease

   The Company leases office space under cancelable and noncancelable operating leases. Future minimum lease payments for the four months ended December 31, 1999 are approximately $36,000. Future minimum lease payments under all operating leases for other periods, are as follows (in thousands):

   Year Ended August 31,
     2000.................................................................. $112
     2001..................................................................  115
     2002..................................................................   19
                                                                            ----
                                                                            $246
                                                                            ====

   Rent expense under all operating leases was approximately $27,000 and $73,000 for 1998 and the eight months ended August 31, 1999, respectively.

 Litigation

   The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the financial position or future operating results of the Company and adequate provision for any potential losses have been made in the accompanying financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of The Invisions Group, Ltd.:

   We have audited the accompanying consolidated balance sheets of The Invisions Group, Ltd. (a Maryland corporation), and subsidiary as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Invisions Group, Ltd., and subsidiary as of June 30, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Vienna, Virginia
March 3, 2000

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

               (in thousands, except share and per share amounts)

                                                     As of June
                                                         30,          As of
                                                    ------------- September 30,
                                                     1998   1999      1999
                                                                   (Unaudited)
                      Assets
Current assets:
  Cash............................................. $  153 $  374    $  124
  Accounts receivable, less allowance of $19,000,
   $50,000 and $100,000, respectively..............  2,473  1,827     1,812
  Unbilled receivables.............................    171    340       328
  Prepaid expenses and other current assets........     90     47       167
                                                    ------ ------    ------
    Total current assets...........................  2,887  2,588     2,431
Property and equipment, net........................    564    439       454
                                                    ------ ------    ------
    Total assets................................... $3,451 $3,027    $2,885
                                                    ====== ======    ======
       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................................. $  992 $  200    $  613
  Accrued liabilities..............................  1,080  1,015       588
  Line of credit...................................    --     350       175
  Current portion of long-term debt................     42     54        55
                                                    ------ ------    ------
    Total current liabilities......................  2,114  1,619     1,431
                                                    ------ ------    ------
Long-term debt, net of current portion.............    215    155       141
Deferred tax liability.............................    172     82        27
                                                    ------ ------    ------
    Total liabilities..............................  2,501  1,856     1,599
                                                    ------ ------    ------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Common stock, $0.01 par value; 1,500,000 shares
   authorized, 831,250 issued and outstanding as of
   June 30, 1998, 1999 and September 30, 1999,
   respectively....................................      8      8         8
  Additional paid-in capital.......................    225    225       225
  Retained earnings................................    717    938     1,053
                                                    ------ ------    ------
    Total stockholders' equity.....................    950  1,171     1,286
                                                    ------ ------    ------
    Total liabilities and stockholders' equity..... $3,451 $3,027    $2,885
                                                    ====== ======    ======

 The accompanying notes are an integral part of these consolidated statements.

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                                 Three Months
                                                  Year Ended         Ended
                                                   June 30,      September 30,
                                                 --------------  --------------
                                                  1998    1999    1998    1999
                                                                  (Unaudited)
Net revenues.................................... $8,852  $9,165  $1,403  $2,760
Cost of revenues................................  4,909   4,086     626   1,230
                                                 ------  ------  ------  ------
Gross profit....................................  3,943   5,079     777   1,530
Operating expenses:
  Selling, general and administrative...........  3,551   4,400   1,064   1,245
  Depreciation and amortization.................    200     270      66      75
                                                 ------  ------  ------  ------
    Total operating expenses....................  3,751   4,670   1,130   1,320
                                                 ------  ------  ------  ------
Income (loss) from operations...................    192     409    (353)    210
                                                 ------  ------  ------  ------
Other income (expense), net:
  Other income, net.............................     18       6       1       6
  Interest expense, net.........................    (40)    (35)     (7)     (8)
                                                 ------  ------  ------  ------
    Total other expense, net....................    (22)    (29)     (6)     (2)
                                                 ------  ------  ------  ------
Income (loss) before income taxes...............    170     380    (359)    208
Income tax provision (benefit)..................     79     159    (140)     93
                                                 ------  ------  ------  ------
Net income (loss)............................... $   91  $  221  $ (219) $  115
                                                 ======  ======  ======  ======


 The accompanying notes are an integral part of these consolidated statements.

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Year Ended June 30, 1998 and 1999, and
               Three Months Ended September 30, 1999 (Unaudited)
                      (in thousands, except share amounts)

                                      Common Stock  Additional
                                     --------------  Paid-In   Retained
                                     Shares  Amount  Capital   Earnings Total
Balance, June 30, 1997.............. 831,250  $  8     $225     $  626  $  859
  Net income........................     --    --       --          91      91
                                     -------  ----     ----     ------  ------
Balance, June 30, 1998.............. 831,250     8      225        717     950
  Net income........................     --    --       --         221     221
                                     -------  ----     ----     ------  ------
Balance, June 30, 1999.............. 831,250     8      225        938   1,171
  Net income (unaudited)............     --    --       --         115     115
                                     -------  ----     ----     ------  ------
Balance, September 30, 1999
 (unaudited)........................ 831,250  $  8     $225     $1,053  $1,286
                                     =======  ====     ====     ======  ======



 The accompanying notes are an integral part of these consolidated statements.

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                 Three Months
                                                                    Ended
                                                   Year Ended     September
                                                    June 30,         30,
                                                   ------------  -------------
                                                   1998   1999    1998   1999
                                                                 (Unaudited)
Cash flows from operating activities:
  Net income (loss)............................... $  91  $ 221  $ (219) $ 115
  Adjustments to reconcile net income to net cash
   flows provided by (used in) operating
   activities--
    Depreciation and amortization.................   200    270      66     75
    Loss on sale of property and equipment........   --      16     --     --
    Deferred income taxes.........................  (116)  (198)    --     (46)
    Changes in assets and liabilities:
      Accounts receivable, net....................  (615)   646   1,023     15
      Unbilled receivables........................    95   (169)   (136)    12
      Prepaid expenses and other current assets...   (63)    56     (47)  (129)
      Accounts payable............................   442   (792)    (60)   381
      Accrued liabilities.........................   127     30    (773)  (395)
                                                   -----  -----  ------  -----
        Net cash flows provided by (used in)
         operating activities.....................   161     80    (146)    28
                                                   -----  -----  ------  -----
Cash flows used for investing activities:
  Purchases of property and equipment.............  (292)  (194)    (75)   (90)
  Proceeds from sale of property..................   --      33     --     --
                                                   -----  -----  ------  -----
        Net cash flows used in investing
         activities...............................  (292)  (161)    (75)   (90)
                                                   -----  -----  ------  -----
Cash flows provided by financing activities:
  Proceeds from long-term debt....................   281    --      250    --
  Proceeds from short-term borrowing..............   600    350     --     100
  Proceeds from shareholder loans.................   --     100     --     --
  Payments on short-term borrowing................  (600)   --      (12)  (275)
  Principal payments on shareholder loans.........   --    (100)    --     --
  Principal payments on long-term debt............  (219)   (48)    --     (13)
                                                   -----  -----  ------  -----
        Net cash flows provided by (used in)
         financing activities.....................    62    302     238   (188)
                                                   -----  -----  ------  -----
Net change in cash................................   (69)   221      17   (250)
Cash, beginning of period.........................   222    153     153    374
                                                   -----  -----  ------  -----
Cash, end of period............................... $ 153  $ 374  $  170  $ 124
                                                   =====  =====  ======  =====
Supplemental disclosure of cash flow information:
  Cash paid for interest.......................... $  26  $  45  $    7  $   8
                                                   =====  =====  ======  =====
  Cash paid for taxes.............................   156    209      78    245
                                                   =====  =====  ======  =====

 The accompanying notes are an integral part of these consolidated statements.

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)

1. Business Description

   The Invisions Group, Ltd., and its subsidiary IconixGroup, Inc. (collectively the "Company") are providers of Internet and print media professional services. The Company provides customers with web engineering, digital branding, and print media services. The Company is headquartered in Bethesda, Maryland.

   In October 1998, the Company completed an IRC Section 368B reorganization, in which all assets, liabilities, and operations were transferred into IconixGroup, Inc., a wholly owned subsidiary of The Invisions Group, Ltd., from the former parent company and its subsidiary. Prior periods' balances are stated to reflect the reorganization.

   The Company's operations are subject to certain risks and uncertainties, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, lack of a significant operating history, existence of fixed price contracts, government regulations, and dependence upon key members of the management team.

   In November 1999, all of the Company's outstanding common stock was acquired by Iconixx Corporation for approximately $26.0 million. Purchase consideration was paid in the form of $19.0 million in cash, $2.7 million in convertible subordinated notes payable, $365,000 in assumed debt, $456,250 in common stock and $3.5 million in Iconixx Class A preferred stock.

2. Summary of Significant Accounting Policies and Practices:

 Unaudited Interim Financial Information

   The financial information as of September 30, 1999, and for the three months ended September 30, 1998 and 1999, is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the three-month period ended September 30, 1999, are not necessarily indicative of results to be expected for the full fiscal year of 2000 or for any future period.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of The Invisions Group, Ltd., and its wholly owned operating subsidiary, IconixGroup, Inc. All material intercompany accounts and transactions have been eliminated upon consolidation.

 Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)


 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Revenue Recognition

   Revenues from consulting and information technology development services, and the related labor costs, are recognized when the services are performed. Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed.

 Cost of Revenues

   Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Direct labor costs and related expenses are included in cost of revenues based on billable hours; costs related to unbillable time are included in selling, general and administrative expenses. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

 Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets and identifiable assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment loss to be recognized is based upon the difference between the fair value and carrying amount of the assets. The Company has not recorded a provision for impairment of long-lived assets.

 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and credit facilities. In management's opinion, the carrying amounts of these financial instruments approximate their fair value at June 30, 1999.

 Income Taxes

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax liabilities

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)

and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Business Concentrations and Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs periodic evaluations of its customer base and establishes allowances for estimated credit losses.

 Reclassifications

   Certain reclassifications have been made to the prior year's financial statements to conform with the current period presentation.

3. Property and Equipment:

   Property and equipment are stated at cost, net of accumulated depreciation and amortization, and consist of the following (in thousands):

                                                                    June 30,
                                                                   ------------
                                                                   1998   1999
   Equipment...................................................... $ 853  $ 928
   Leasehold improvements.........................................   340    341
   Accumulated depreciation and amortization......................  (629)  (830)
                                                                   -----  -----
     Property and equipment, net.................................. $ 564  $ 439
                                                                   =====  =====

   Equipment depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements are depreciated over the lesser of the life of the lease or their useful lives.

4. Accrued Liabilities:

   Accrued liabilities consisted of the following (in thousands):

                                                                    June 30,
                                                                  -------------
                                                                   1998   1999
   Accrued compensation.......................................... $   48 $  192
   Accrued bonuses...............................................    362    303
   Accrued professional fees.....................................    --      20
   Deferred revenue..............................................    218    235
   Accrued taxes.................................................     95    206
   Other accrued liabilities.....................................    357     59
                                                                  ------ ------
     Accrued liabilities......................................... $1,080 $1,015
                                                                  ====== ======

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)


5. Short-Term Borrowing:

   In March 1997, the Company entered into a $250,000 short-term line of credit arrangement. The line of credit had an interest rate of prime plus 0.5 percent (9.0 percent at June 30, 1998) and the Company paid no commitment fee on the unused balance. No amount was outstanding as of June 30, 1998. This line of credit was collateralized by the assets of the Company and was personally guaranteed by the Company's majority stockholders.

   In May 1999, the Company entered into a $500,000 short-term line of credit arrangement. The line of credit bears an interest rate of prime (7.75 percent at June 30, 1999) and the Company pays a commitment fee of 0.375 percent on the unused balance. The amount outstanding at June 30, 1999 was $350,000. This line of credit is collateralized by the assets of the Company and is personally guaranteed by the Company's majority stockholders.

   The credit agreement requires the Company to maintain certain monthly financial covenants, which include tangible net worth, current ratio, leverage ratio, and interest coverage ratio, as defined in the credit agreement.

   In connection with the acquisition by Iconixx Corporation, these lines of credit were extinguished.

   During the year ended, June 30, 1999, the Company received a shareholder loan totaling $100,000 that was paid in full as of June 30, 1999. In connection with the loan, the Company paid interest at a rate of 7.8 percent.

6. Long-Term Debt:

   Long-term debt consisted of the following (in thousands):

                                                                       June 30,
                                                                       ---------
                                                                       1998 1999
Equipment note........................................................ $257 $209
Less--Current portion.................................................   42   54
                                                                       ---- ----
                                                                       $215 $155
                                                                       ==== ====

   The note is due in December 2002 and the interest rate at June 30, 1999 was
8.75 percent.

   Future minimum payments of debt (exclusive of interest payments and short-term borrowings) are as follows (in thousands):

   Year Ended June 30,
     2000.................................................................. $ 54
     2001..................................................................   58
     2002..................................................................   64
     2003..................................................................   33
     Thereafter............................................................  --
                                                                            ----
       Total............................................................... $209
                                                                            ====

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)


   In August 1999, the Company entered into a ten-year lease agreement for office space which commenced on December 15, 1999. The minimum annual rent is approximately $525,000 and will be adjusted each subsequent year.

   In September 1999, the Company amended its existing line of credit arrangement, which increased the borrowing limit to $1,000,000 and extended the expiration date to October 31, 2000. The amended line of credit also changed its tangible net worth, current ratio, leverage ratio, and interest coverage ratio covenants.

   In connection with the acquisition by Iconixx Corporation, this debt was extinguished.

7. Income Taxes:

   The following table is a summary of the significant components of the deferred tax assets and liabilities (in thousands):

                                                                   June 30,
                                                                  ------------
                                                                  1998   1999
Deferred tax asset:
  Vacation....................................................... $   8  $  40
  Depreciation...................................................   --      26
  Other..........................................................    18     58
                                                                  -----  -----
                                                                     26    124
                                                                  -----  -----
Deferred tax liability:
  Cash to accrual adjustment.....................................  (258)  (172)
  Other..........................................................   (35)   (21)
                                                                  -----  -----
                                                                   (293)  (193)
                                                                  -----  -----
    Deferred tax liability, net.................................. $(267) $ (69)
                                                                  =====  =====

   The Company's current deferred tax asset is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

   The components of the income tax provision included in the statements of operations consist of the following (in thousands):

                                                                   Year Ended
                                                                    June 30,
                                                                   ------------
                                                                   1998   1999
Current:
Federal........................................................... $ 155  $ 284
State.............................................................    40     73
Deferred tax benefit..............................................  (116)  (198)
                                                                   -----  -----
Income tax provision.............................................. $  79  $ 159
                                                                   =====  =====

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)


   The statutory federal income tax rate, reconciled to the effective income tax rate provision is as follows (in thousands):

                                                                        Year
                                                                        Ended
                                                                      June 30,
                                                                      ---------
                                                                      1998 1999
Statutory federal income tax rate.................................... $52  $129
State income taxes, net of federal income tax effect.................   8    20
Non-deductible expenses..............................................  19    10
                                                                      ---  ----
  Total.............................................................. $79  $159
                                                                      ===  ====

8. Stock Option Plan:

   In January 1999, the Company adopted a stock option plan, which provides for the grant of incentive and nonqualified stock options to employees, board members and consultants. Under the terms of the plan, the Company may issue up to 168,750 options to acquire one share of common stock each. Options vest over a three and one-half to four-year period and are exercisable over a ten-year period from the date of grant. Upon a change in control of the Company, as defined by the plan, all issued options vest and are immediately exercisable. As of June 30, 1999, 144,550 options had been issued under the plan and 24,200 options were available for future issuance.

   The Company grants stock options with exercise prices at least equal to the then fair market value of the Company's common stock. Shares from the exercise of options carry a right of first refusal buy back provision in which the Company may repurchase shares.

   The following table summarizes the Company's stock option activity:

                                                        Exercise    Weighted-
                                               Number     Price      Average
                                             of Options Per Share Exercise Price
   Outstanding at June 30, 1998.............      --      $ --        $ --
     Options granted........................  144,550      6-18        8.43
     Options exercised......................      --        --          --
     Options cancelled......................    1,250         6           6
                                              -------     -----       -----
   Outstanding at June 30, 1999.............  143,300     $6-18       $8.43
                                              =======     =====       =====

   As of June 30, 1999, none of the outstanding options to purchase shares of common stock were exercisable. The weighted-average remaining contractual life of options outstanding at June 30, 1999, was approximately 9.6 years.

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

   SFAS No. 123 allows an entity to continue to use the intrinsic value method of accounting for options granted under qualified plans for employees as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and management has elected to do so. Under the intrinsic

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)

value method, compensation cost is the excess, if any, of the fair value of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. However, entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income, as if the fair value based method of accounting had been applied. Accordingly, if the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net income for June 30, 1999, would not have differed materially from that reported.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: no dividend yield, zero percent volatility, risk-free interest rate of 6 percent and estimated lives of ten years.

   In connection with the acquisition by Iconixx Corporation, the Company repurchased all of the outstanding stock options for $2.6 million, for which the Company recorded compensation expense prior to the consummation of the acquisition by Iconixx Corporation.

9. Stockholders' Agreement:

   Prior to fiscal 1998, the Company entered into a Corporate Stock Agreement with its employee stockholders that contained certain formula buyback provisions described below. Effective in fiscal year 1999, the Company entered into a new Corporate Stock Agreement and terminated its old agreement with the employee stockholders. The new agreement contains fair value buyback provisions, also described below. In addition, the Company granted options to three employee stockholders and three other employees that if exercised require the Company to execute the same buyback provisions contained in the new Corporate Stock Agreement.

   The prior Corporate Stock Agreement's buyback provisions required that upon termination of employment, death, or disability, remaining stockholders be given the option to purchase all shares held by the withdrawing, deceased, or disabled stockholder. If the remaining stockholders did not elect to purchase the shares of the withdrawing, deceased, or disabled stockholder, the Company was required to purchase those shares at a formula price based upon the Company's earnings. The formula redemption price per share, whether purchased by other existing stockholders or by the Company, was calculated as the sum of "Adjusted Earnings" for the three preceding completed fiscal years, divided by total shares outstanding. Adjusted Earnings for any fiscal year was defined as taxable income, plus bonuses in excess of authorized salaries, plus deferred compensation plan contributions allocable to that fiscal year.

   The Company accounted for shares issued to three stockholder employees under variable plan accounting through fiscal 1998. Accordingly, the Company re-measured the value of the stock outstanding at the end of each period by recording compensation expense and a corresponding increase in additional paid-in capital. Cumulative compensation expense recorded under variable plan accounting through June 30, 1998 was $110,072. No compensation expense was recorded in connection with shares issued to the Company's two founders.

   The new Corporate Stock Agreement replaced the formula buyback provisions with fair value provisions. In the event of termination of employment, death, or disability, the Company may at its option, repurchase the withdrawing, deceased, or disabled employee's shares at fair market value. Before the Company may exercise

                    THE INVISIONS GROUP, LTD. AND SUBSIDIARY

                             June 30, 1998 and 1999
        (Information as of September 30, 1999, and for the Three Months
                Ended September 30, 1998 and 1999 is Unaudited)

its option to repurchase the shares, other remaining shareholders have a first option to purchase the shares at the same fair market price.

   Also under the new agreement, if an employee shareholder wishes to transfer shares to another individual or entity, the remaining shareholders or the Company may purchase the shares under the same fair value terms. If an employee shareholder wishes to sell shares, the other remaining shareholders or the Company may elect to purchase those shares at the same bona fide offer price received by the selling employee shareholder from a third party.

   Under the terms of the new agreement, the Company accounted for its shares and options outstanding under fixed plan accounting in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, no associated compensation expense was recorded during fiscal year 1999.

10. Commitments and Contingencies:

 Operating Leases

   The Company leases various office spaces and equipment for periods ranging from approximately one to eight years. Future minimum lease payments under these operating leases are as follows:

   Year Ended June 30,
     2000.............................................................. $152,331
     2001..............................................................   32,204
     2002..............................................................    2,116
     Thereafter........................................................      --
                                                                        --------
       Total........................................................... $186,651
                                                                        ========

   Rent expense charged to operations during the years ended June 30, 1998 and 1999, was approximately $284,000 and $270,000, respectively.

 Litigation

   The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the financial position or future operating results of the Company and adequate provision for any potential losses have been made in the accompanying financial statements.

11. Profit-sharing Plan:

   The Company has a profit sharing plan covering all U.S. employees who are at least 21 years of age. Employees are eligible to join the plan on their date of hire. The Company makes discretionary contributions to the plan based on Company profitability. Company contributions vest over a six-year period. The Company's contribution to the plan was approximately $220,000 for the year ended June 30, 1998, and $0 for the year ended June 30, 1999. On July 1, 1999, the Company added a 401(k) savings feature to the plan and changed the plan year-end to December 31. For the period July 1, 1999 through December 31, 1999, the Company matched 50.0 percent of the first 6.0 percent of employee contributions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Lead Dog Design, Inc.:

   We have audited the accompanying balance sheets of Lead Dog Design, Inc. (a New York Corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lead Dog Design, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Vienna, Virginia
March 11, 2000

                             LEAD DOG DESIGN, INC.

                                 BALANCE SHEETS

                      (in thousands, except share amounts)

                                                                       As of
                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1998  1999
                              Assets
Current assets:
  Cash and cash equivalents........................................ $245 $  106
  Accounts receivable, net.........................................  132    897
                                                                    ---- ------
    Total current assets...........................................  377  1,003
Property and equipment, net........................................  160    395
Other assets.......................................................   22    138
                                                                    ---- ------
    Total assets................................................... $559 $1,536
                                                                    ==== ======
               Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................................................. $  2 $   44
  Accrued liabilities..............................................  110    348
  Due to related parties...........................................   30      8
                                                                    ---- ------
    Total current liabilities......................................  142    400
Long-term liabilities:
  Deferred rent....................................................   23     26
                                                                    ---- ------
    Total liabilities..............................................  165    426
                                                                    ---- ------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock, no par value, 200 shares authorized, 160.6 and 200
   shares issued and outstanding in 1998 and 1999, respectively....    9    494
  Retained earnings................................................  385    616
                                                                    ---- ------
    Total stockholders' equity.....................................  394  1,110
                                                                    ---- ------
    Total liabilities and stockholders' equity..................... $559 $1,536
                                                                    ==== ======


        The accompanying notes are an integral part of these statements.

                             LEAD DOG DESIGN, INC.

                            STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
Net revenues..................................................... $1,425 $3,959
Cost of revenues.................................................    539  1,416
                                                                  ------ ------
  Gross profit...................................................    886  2,543
Operating expenses:
  Selling, general and administrative............................    442  1,882
  Depreciation and amortization..................................     52     93
                                                                  ------ ------
    Total operating expenses.....................................    494  1,975
                                                                  ------ ------
Income from operations before provision for income taxes.........    392    568
Provision for local income taxes.................................     36     72
                                                                  ------ ------
    Net income................................................... $  356 $  496
                                                                  ====== ======


        The accompanying notes are an integral part of these statements.

                             LEAD DOG DESIGN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the Years Ended December 31, 1998 and 1999
                      (in thousands, except share amounts)

                                           Common Stock               Total
                                           ------------- Retained Stockholders'
                                           Amount Shares Earnings    Equity
Balance, December 31, 1997................  $  9  160.60  $  29      $   38
  Net income..............................   --      --     356         356
                                            ----  ------  -----      ------
Balance, December 31, 1998................     9  160.60    385         394
  Net income..............................   --      --     496         496
  Issuance of common stock for cash.......   150    2.99    --          150
  Issuance of common stock as
   compensation...........................   335   36.41    --          335
  Distributions to stockholders...........   --      --    (265)       (265)
                                            ----  ------  -----      ------
Balance, December 31, 1999................  $494  200.00  $ 616      $1,110
                                            ====  ======  =====      ======



        The accompanying notes are an integral part of these statements.

                             LEAD DOG DESIGN, INC.

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                  Year Ended
                                                                   December
                                                                      31,
                                                                  ------------
                                                                  1998   1999
Cash flows from operating activities:
  Net income..................................................... $ 356  $ 496
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization................................    52     93
    Warrants received............................................   --     (95)
    Stock compensation...........................................   --     335
    Loss on investment...........................................   --       7
    Changes in operating assets and liabilities:
      Accounts receivable........................................   (52)  (766)
      Deposits and other.........................................   (11)   (18)
      Accounts payable...........................................   (10)    42
      Accrued expenses...........................................    51    116
      Provision for deferred revenue.............................   --      73
      Deferred taxes.............................................     2     49
      Deferred rent..............................................    23      2
                                                                  -----  -----
        Net cash provided by operating activities................   411    334
                                                                  -----  -----
Cash flows from investing activities:
  Acquisition of property and equipment..........................  (171)  (326)
  Purchase of investments........................................    (5)   (10)
                                                                  -----  -----
        Net cash used in investing activities....................  (176)  (336)
                                                                  -----  -----
Cash flows from financing activities:
  Distributions paid.............................................   --    (265)
  Issuance of common stock for cash..............................   --     150
  Repayment of amounts due to related-parties loans..............   --     (22)
  Borrowings from related party..................................     9    --
                                                                  -----  -----
        Net cash provided by (used in) financing activities......     9   (137)
                                                                  -----  -----
Net increase (decrease) in cash and cash equivalents.............   244   (139)
Cash and cash equivalents at beginning of year...................     1    245
                                                                  -----  -----
Cash and cash equivalents at end of year......................... $ 245  $ 106
                                                                  =====  =====
Supplemental disclosure of cash flow information:
  Cash paid for interest......................................... $ --   $ --
                                                                  =====  =====
  Cash paid for income taxes.....................................     1     59
                                                                  =====  =====
Non-cash transactions:
  Stock warrants received in lieu of cash for services
   performed..................................................... $ --   $  95
                                                                  =====  =====

        The accompanying notes are an integral part of these statements.

                             LEAD DOG DESIGN, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

1. Business Description:

   Lead Dog Design, Inc. (the "Company," a New York Subchapter S corporation), is an Internet services company that provides e-business strategy, business process planning, web design, commerce applications and broadband systems engineering services. The Company is headquartered in New York City, New York.

   The Company's operations are subject to certain risks and uncertainties, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, lack of significant operating history, existence of fixed price contracts, government regulations, and dependence upon key members of the management team.

   On March 10, 2000, all of the outstanding common stock of the Company was sold to Iconixx Corporation. Purchase consideration was paid in the form of $10.0 million in cash, 1,000,000 shares of Iconixx common stock, and $3.0 million paid in the form of 3,000 shares of Iconixx Class A preferred stock.

2. Summary of Significant Accounting Policies and Practices:

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States equires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Investments

   The equity method of accounting is used to account for investments over which the Company has significant influence (see Note 3).

   Investments at December 31, 1999, are principally stock warrants received from customers for services rendered and are presented in "other assets" on the accompanying balance sheet. The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, the Company classifies its equity securities as available-for-sale.

   Under SFAS 115, available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

 Revenue Recognition

   Revenues from consulting and information technology development services, and the related labor costs, are recognized when the services are performed. Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized

                             LEAD DOG DESIGN, INC.

                           December 31, 1998 and 1999

on the percentage-of-completion method based on labor hours, with costs and estimated profits recorded as work is performed.

 Cost of Revenues

   Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Direct labor costs and related expenses are included in cost of revenues based on billable hours; costs related to unbillable time are included in selling, general, and administrative expenses. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

   During 1999, the Company entered into agreements with four customers whereby the Company received equity securities as payment for services rendered. These arrangements accounted for approximately 5.0 percent of the Company's revenues.

 Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the double-declining balance method over the estimated useful lives of the individual assets as follows: software, three years; furniture and fixtures, five to ten years; and computers and equipment, three to ten years. Leasehold improvements are amortized over the lesser at the estimated useful life of the asset or the remaining lease term.

 Impairment of Long-Lived Assets

   In accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets. The Company has not recorded a provision for impairment of long-lived assets.

 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, and accounts payable. In management's opinion, the carrying amounts of these financial instruments approximate their fair value at December 31, 1999.

 Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

                             LEAD DOG DESIGN, INC.

                           December 31, 1998 and 1999


 Income Taxes

   The Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under the provisions, the Company did not pay federal or state income taxes on its taxable income. Instead, the stockholders were liable for individual income taxes on their respective shares of the Company's federal and state taxable income. Accordingly, there is no provision for federal and state income taxes in the accompanying financial statements. However, the Company was subject to New York City income taxes.

   New York City income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Business Concentration and Credit Risk

   The following table summarizes the revenues and accounts receivable from clients in excess of 10.0 percent of total revenues and accounts receivable:

                                               Revenues for the     Accounts
                                                  Year Ended    Receivable as of
                                                 December 31,     December 31,
                                                     1999             1999
   Company A..................................        28%              11%
   Company B..................................        18                *
   Company C..................................         *               13

--------
* Represents less than 10.0% of total

3. Related-Party Transactions:

   Amounts due to officers of the Company totaled approximately $30,000 and $8,000 at December 31, 1998 and 1999, respectively, and are presented as "Due to related parties" in the accompanying balance sheets. These amounts are non-interest-bearing and due on demand.

   In January 1999 the Company granted 36.41 shares of the Company's common stock to a member of senior management and recorded compensation expense of $335,000.

   The Company has a 33.0 percent interest in P2K Design.com, LLC ("P2K"). This investment, which approximated $8,300 at December 31, 1999, was included in "other assets" in the accompanying balance sheet. P2K is a limited liability company that was formed to provide Internet design and consulting services for the healthcare industry.

                             LEAD DOG DESIGN, INC.

                           December 31, 1998 and 1999


   On November 1, 1999, the Company sold 2.99 shares of its common stock for $150,000 to a family member of the majority stockholders. The transaction was valued by management at its estimated fair value at the date of the transaction which approximates an arms length transaction.

4. Accounts Receivable:

   Accounts receivable consisted of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
Accounts receivable............................................... $150  $1,038
Unbilled accounts receivable......................................  --       70
Accounts receivable from affiliates...............................  --        2
Allowance for doubtful accounts...................................  (18)   (213)
                                                                   ----  ------
  Accounts receivable, net........................................ $132  $  897
                                                                   ====  ======

5. Property and Equipment:

   Property and equipment consisted of the following (in thousands):

                                                                     December
                                                                       31,
                                                                    -----------
                                                                    1998  1999
Computers and equipment............................................ $162  $ 328
Furniture and fixtures.............................................   77    142
Leasehold improvements.............................................    4     55
Software...........................................................  --      46
                                                                    ----  -----
                                                                     243    571
Accumulated depreciation and amortization..........................  (83)  (176)
                                                                    ----  -----
  Property and equipment, net...................................... $160  $ 395
                                                                    ====  =====

6. Other Assets:

   Other assets consisted of the following (in thousands):

                                                                      December
                                                                         31,
                                                                      ---------
                                                                      1998 1999
Deposits............................................................. $ 17 $ 35
Investment in P2K....................................................  --     8
Stock warrants from customer.........................................  --    95
Other investments....................................................    5  --
                                                                      ---- ----
  Other assets....................................................... $ 22 $138
                                                                      ==== ====

                             LEAD DOG DESIGN, INC.

                           December 31, 1998 and 1999


7. Accrued Liabilities:

   Accrued liabilities consisted of the following (in thousands):

                                                                      December
                                                                         31,
                                                                      ---------
                                                                      1998 1999
Accrued city taxes................................................... $  2 $ 51
Deferred revenue.....................................................  --    73
Accrued commissions..................................................    5   26
Other accrued liabilities............................................  103  198
                                                                      ---- ----
  Accrued liabilities................................................ $110 $348
                                                                      ==== ====

8. Commitments and Contingencies:

   On June 7, 1999, the Company entered into a revolving credit facility with a commercial lender (the "Facility"). The Facility provides borrowings of up to $200,000 and bears interest at the lender's prime rate plus 1.0 percent (9.5 percent at December 31, 1999). The Company has not used the line and has no borrowings outstanding at December 31, 1999.

   In connection with the acquisition by Iconixx Corporation, the Facility was extinguished.

 Operating Leases

   The Company leases office space and office equipment under cancelable and noncancelable operating leases, with various expirations through 2004. Future minimum lease payments under all operating leases at December 31, 1999, were as follows (in thousands):

YeraEnded December 31,
       2000................................................................. $220
       2001.................................................................  213
       2002.................................................................  198
       2003.................................................................  121
       2004.................................................................    1
                                                                             ----
                                                                             $753
                                                                             ====

   Rent expense under all operating leases was approximately $32,373 and $139,071 for 1998 and 1999, respectively.

 Litigation

   The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the financial position or future operating results of the Company and adequate provision for any potential losses have been made in the accompanying financial statements.

9. Income Taxes:

   The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

                             LEAD DOG DESIGN, INC.

                           December 31, 1998 and 1999


   The sources of and differences between the financial accounting and tax basis of the Company's assets and liabilities that give rise to the net deferred tax liability are as follows (in thousands):

                                                                    December
                                                                       31,
                                                                    ----------
                                                                    1998  1999
Deferred tax assets:
  Allowance for doubtful accounts.................................. $ (4) $(19)
  Accounts payable, accrued liabilities, and other.................  (14)  (40)
Deferred tax liabilities:
  Accounts receivable..............................................   20    98
  Other............................................................  --     12
                                                                    ----  ----
                                                                    $  2  $ 51
                                                                    ====  ====

   The components of the provision for income taxes are as follows (in thousands):

                                                                         Year
                                                                         Ended
                                                                       December
                                                                          31,
                                                                       ---------
                                                                       1998 1999
Local taxes:
  Current............................................................. $34  $23
  Deferred............................................................   2   49
                                                                       ---  ---
    Provision for income taxes........................................ $36  $72
                                                                       ===  ===

   The provision for income taxes differed from the amounts computed at the statutory rate, as follows (in thousands):

                                                                   Year Ended
                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
Income tax computed at federal statutory rate..................... $ 133  $ 268
Less impact of federal S corporation election.....................  (133)  (268)
City income taxes.................................................    35     70
Other, net........................................................     1      2
                                                                   -----  -----
                                                                   $  36  $  72
                                                                   =====  =====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EnterpriseWorks, LLC:

   We have audited the accompanying balance sheets of EnterpriseWorks, LLC (the "Company"), as of December 31, 1998 and 1999, and the related statements of operations, members' equity, and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnterpriseWorks, LLC, as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Vienna, Virginia
March 23, 2000

                              ENTERPRISEWORKS, LLC

                                 BALANCE SHEETS

                                 (in thousands)


                                                                    As of
                            Assets                              December 31,
                                                                --------------
                                                                 1998    1999
Current assets:
  Cash and cash equivalents.................................... $  337  $  132
  Accounts receivable net of allowance of $58 and $46 at
   December 31, 1998 and 1999, respectively....................    843   2,706
  Receivables from employees...................................     21      14
  Prepaid expenses and other current assets....................     41      96
                                                                ------  ------
    Total current assets.......................................  1,242   2,948
Property and equipment, net....................................    387     775
Other assets...................................................     25      43
                                                                ------  ------
    Total assets............................................... $1,654  $3,766
                                                                ======  ======
                Liabilities and Members' Equity
Current liabilities:
  Revolving line of credit..................................... $  199  $  263
  Accounts payable.............................................    144     181
  Accrued liabilities..........................................    444   1,512
  Current portion of long-term debt............................     99     239
  Current portion of capital lease obligation..................      5      52
                                                                ------  ------
    Total current liabilities..................................    891   2,247
Long-term liabilities:
  Notes payable, less current portion..........................    261     325
  Capital lease obligation, less current portion...............     11      40
  Other long-term liabilities..................................    --       38
                                                                ------  ------
    Total long-term liabilities................................    272     403
                                                                ------  ------
    Total liabilities..........................................  1,163   2,650
                                                                ------  ------
Commitments and contingencies (Note 7)
Members' equity:
  Capital--
    Voting units...............................................    800     800
    Nonvoting units............................................    --    2,126
  Deferred compensation........................................    --   (1,926)
  Retained earnings (accumulated deficit)......................   (309)    116
                                                                ------  ------
    Total members' equity......................................    491   1,116
                                                                ------  ------
    Total liabilities and members' equity...................... $1,654  $3,766
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                              ENTERPRISEWORKS, LLC

                            STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                                  Year Ended
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
Net revenues.................................................... $3,953  $9,643
Cost of revenues................................................  1,645   4,035
                                                                 ------  ------
    Gross profit................................................  2,308   5,608
Operating expenses:
  Selling, general and administrative...........................  2,323   4,456
  Depreciation and amortization.................................     33     199
                                                                 ------  ------
    Total operating expenses....................................  2,356   4,655
Income (loss) from operations...................................    (48)    953
Interest expense................................................      7      59
                                                                 ------  ------
Income (loss) before provision for taxes........................    (55)    894
Provision for taxes.............................................    --       65
                                                                 ------  ------
      Net (loss) income......................................... $  (55) $  829
                                                                 ======  ======


        The accompanying notes are an integral part of these statements.

                              ENTERPRISEWORKS, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                 For the Years Ended December 31, 1998 and 1999
                                 (in thousands)

                                                              Retained
                                  Capital                     Earnings
                              ----------------   Deferred   (Accumulated
                              Voting Nonvoting Compensation   Deficit)   Total
Balance, December 31, 1997..   $500   $  --      $   --        $(254)    $  246
  Capital contributions.....    300      --          --          --         300
  Net loss..................    --       --          --          (55)       (55)
                               ----   ------     -------       -----     ------
Balance, December 31, 1998..    800      --          --         (309)       491
 Distributions to members...    --       --          --         (404)      (404)
      Issuance of non-voting
 units......................    --     2,126      (2,126)        --         --
    Amortization of deferred
 compensation...............    --       --          200         --         200
 Net income.................    --       --          --          829        829
                               ----   ------     -------       -----     ------
Balance, December 31, 1999..   $800   $2,126     $(1,926)      $ 116     $1,116
                               ====   ======     =======       =====     ======



        The accompanying notes are an integral part of these statements.

                              ENTERPRISEWORKS, LLC

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                 Year Ended
                                                                December 31,
                                                                --------------
                                                                1998    1999
Cash flows from operating activities:
  Net (loss) income............................................ $ (55) $   829
  Adjustments to reconcile net (loss) income to net cash (used
   in) provided by operating activities--
    Depreciation and amortization..............................    33      199
    Stock-based compensation...................................   --       200
    Changes in assets and liabilities, net of non-cash items:
      Accounts receivable......................................  (554)  (1,856)
      Prepaid expenses and other current assets................   (52)     (73)
      Accounts payable.........................................    19       37
      Accrued liabilities......................................   373      665
      Other liabilities........................................   --        38
                                                                -----  -------
        Net cash (used in) provided by operating activities....  (236)      39
Cash flows from investing activities:
  Acquisition of property and equipment........................  (397)    (483)
                                                                -----  -------
        Net cash used in investing activities..................  (397)    (483)
Cash flows from financing activities:
  Capital contributions from members...........................   300      --
  Net proceeds from line of credit.............................   199       64
  Proceeds from long-term debt.................................   360      327
  Repayment of long-term debt..................................   --      (122)
  Repayment of capital lease obligations.......................    (1)     (30)
                                                                -----  -------
        Net cash provided by financing activities..............   858      239
                                                                -----  -------
Increase (decrease) in cash and cash equivalents...............   225     (205)
Cash and cash equivalents at beginning of year.................   112      337
                                                                -----  -------
Cash and cash equivalents at end of year....................... $ 337  $   132
                                                                =====  =======
Cash paid for interest......................................... $   7  $    59
                                                                =====  =======


        The accompanying notes are an integral part of these statements.

                              ENTERPRISEWORKS, LLC

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

1. Business Description:

   EnterpriseWorks, LLC (the "Company"), was organized as a limited liability company in the state of Texas on July 1, 1997. The Company provides consulting and software development services to its customers and is headquartered in Houston, Texas.

   The Company is a majority-owned subsidiary of a privately held holding company with investments in distribution, manufacturing, and service businesses.

   The Company's operations are subject to certain risks and uncertainties, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, lack of a significant operating history, existence of fixed price contracts, government regulations, and dependence upon key members of the management team.

   On March 23, 2000 substantially all of the net assets of the Company were sold to Iconixx Corporation. Purchase consideration was paid in the form of $17.0 million in cash and 3,868,213 shares of Iconixx common stock.

2. Summary of Significant Accounting Policies and Practices:

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the individual assets when placed into service as follows:

   Furniture and fixtures............................................... 3 years
   Computers and equipment.............................................. 3 years

   Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

 Taxes

   As the Company is a limited liability company, the Company is not subject to federal income taxes. All earnings are reported by the owners for federal income tax purposes. However, the Company is subject to state taxes and has accrued $65,670 for state taxes as of December 31, 1999.

                              ENTERPRISEWORKS, LLC

                           December 31, 1998 and 1999


 Revenue Recognition

   Revenues from consulting and information technology development services, and the related labor costs, are recognized when the services are performed. Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed.

 Cost of Revenues

   Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Direct labor costs and related expenses are included in cost of revenues based on billable hours; costs related to unbillable time are included in selling, general, and administrative expenses. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

 Impairment of Long-Lived Assets

   In accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment loss recognized is based upon the difference between the fair value and the carrying amount of the asset. The Company has not recorded a provision for impairment of long-lived assets.

 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and credit facilities. In management's opinion, the carrying amounts of these financial instruments approximate their fair value at December 31, 1999.

 Business Concentration of Credit Risk

   Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's policy is to evaluate each customer's financial condition and determine the amount of credit to be extended. The Company does not, as a matter of policy, require collateral on credit granted to customers. Sales to the Company's top three customers accounted for approximately 30.0 and 46.0 percent of 1999 and 1998 revenues, respectively. At December 31, 1999, three customers represented 47.0 percent of the Company's accounts receivable balance, and at December 31, 1998, three customers represented 61.0 percent of the Company's accounts receivable balance.

                              ENTERPRISEWORKS, LLC

                           December 31, 1998 and 1999


3. Debt:

                                                              December 31,
                                                            ------------------
                                                              1998      1999
The Company has a $360,000 note payable to a commercial
 bank ("Term 1"). The note was entered into by the Company
 on December 17, 1998, and matures on December 17, 2001,
 at which point all accrued and unpaid interest and
 principal are due. Interest accrues on a monthly basis at
 the bank's prime rate (7.75 and 8.50 percent at December
 31, 1998 and 1999, respectively). Principal and interest
 payments are due monthly on the 17th of the month. The
 note is secured by all accounts receivable and fixed
 assets of the Company and is guaranteed by the Company's
 parent. The Company accrued and paid interest related to
 the note of approximately $25,000 and $1,000 for the
 years ending December 31, 1998 and 1999, respectively....  $360,000  $262,000
The Company has a $120,000 note payable to a commercial
 bank ("Term 2"). The note was entered into by the Company
 on April 29, 1999, and matures on January 29, 2002, at
 which point all accrued and unpaid interest and principal
 are due. Interest accrues on a monthly basis at the
 bank's prime rate (8.50 percent at December 31, 1999).
 Principal and interest payments are due monthly on the
 29th of the month. The note is secured by all accounts
 receivable and fixed assets of the Company and is
 guaranteed by the Company's parent. The Company accrued
 and paid interest related to the note of approximately
 $6,000 for the year ending December 31, 1999.............       --    100,000
The Company has a $350,000 note payable to a commercial
 bank ("Term 3"). The note was entered into by the Company
 on September 2, 1999, and matures on June 2, 2002, at
 which point all accrued and unpaid interest and principal
 are due. Interest accrues on a monthly basis at the
 bank's prime rate (8.50 percent at December 31, 1999).
 Principal and interest payments are due monthly on the
 2nd of the month. The note is secured by all accounts
 receivable and fixed assets of the Company and is
 guaranteed by the Company's parent. The Company accrued
 and paid interest related to the note of approximately
 $8,000 for the year ending December 31, 1999. The Company
 drew the final $143,000 of the note subsequent to year-
 end......................................................       --    202,000
                                                            --------  --------
  Total...................................................   360,000   564,000
Less--Current maturities..................................   (99,000) (239,000)
                                                            --------  --------
  Long-term notes payable.................................  $261,000  $325,000
                                                            ========  ========

   The notes payable were not assumed by Iconixx Corporation as a result of the acquisition.

   The Company's original revolving line of credit with a commercial bank ("Old LOC"), entered into on July 10, 1998, provided for a revolving credit facility not to exceed $650,000 or 80.0 percent of accounts receivable. Interest accrued on a monthly basis at the bank's prime rate (7.75 percent and 8.50 percent at December 31, 1998 and 1999, respectively). The Old LOC was secured by the Company's accounts receivable and was guaranteed by the Company's parent. The Old LOC matured on December 17, 1999. The Company incurred and paid approximately $18,000 and $5,000 of interest expense during 1999 and 1998, respectively, related to the Old LOC.

   Concurrent with the termination of the Old LOC on December 17, 1999, the Company entered into another revolving line of credit with a commercial bank ("New LOC").

   The New LOC provides for a revolving credit facility not to exceed $1,500,000. Interest accrues on a monthly basis at the bank's prime rate (8.50 percent at December 31, 1999). The New LOC is secured by the

                              ENTERPRISEWORKS, LLC

                           December 31, 1998 and 1999

Company's accounts receivable and property and equipment and is secured by the Company's parent. The New LOC matures on December 12, 2000. At December 31, 1999, the Company had approximately $1,237,000 available for use on the New LOC. The Company incurred approximately $1,000 of interest expense during 1999 related to the New LOC.

   The Company's New LOC agreement contains various restrictive covenants, which among other things, require that the Company maintain a minimum tangible net worth of $650,000 until June 29, 2000 and $750,000 from June 30, 2000 to December 12, 2000. In addition, the Company must maintain a debt service coverage ratio of at least 1.25 on a cumulative twelve-month basis. The New LOC was not assumed by Iconixx Corporation as a result of the acquisition.

   Scheduled maturities of debt are as follows (in thousands):

   Year Ended December 31,
    2000......................................................................  $239
    2001......................................................................   277
    2002......................................................................    48
                                                                                ----
                                                                                $564
                                                                                ====

4. Members' Equity:

   Members' equity consists of 8,500,000 voting units as of December 31, 1999. In December 1999, the Company's Board of Directors authorized the issuance of 1,275,000 nonvoting membership units ("Nonvoting units") to selected employees in exchange for 1,225,000 units under the Company's Unit Appreciation Rights bonus program (see Note 9). Similar to the units exchanged, the Nonvoting units vest over a five-year period beginning December 31, 1999. As a result of the issuance of the Nonvoting units, the Company recorded deferred compensation of $2,126,000 (the estimated fair value of the units at the date of grant), which is classified on the balance sheet as a reduction to equity. The Company amortized $200,000 of compensation expense related to the units that had vested as of December 31, 1999.

   In connection with the acquisition by Iconixx Corporation (see Note 1), the Company recognized compensation expense related to the acceleration of vesting on the unvested units.

5. Profit-Sharing Plan:

   The Company participates in a 401(k) profit-sharing plan and trust (the "Plan"). All employees of the Company are eligible to participate upon employment with the Company. Participants may elect to contribute up to 15.0 percent of their salaries to the Plan, and the Company makes discretionary contributions. Participants immediately vest 100.0 percent in their own contributions and vest in employer discretionary contributions over a seven-year period starting at the end of the third year of service. Total 401(k) employer discretionary contributions were $75,573 and $126,188 in 1998 and 1999, respectively.

   In connection with the acquisition by Iconixx Corporation, the Plan was terminated.

6. Related-Party Transactions:

   The Company had approximately $1,138,000 and $1,280,000 in revenue, excluding reimbursable expenses, from a commonly controlled affiliate during 1998 and 1999, respectively. The Company prices services to the entity at a slight discount as compared to unaffiliated entities.

                              ENTERPRISEWORKS, LLC

                           December 31, 1998 and 1999

   The amounts included in the Company's accounts receivable balance from the same affiliate were approximately $144,000 and $245,000 at December 31, 1998 and 1999, respectively.

   The Company has an agreement with an affiliated entity in which the Company pays the entity $3,500 a month for certain administrative services. Fees under the agreement were $42,000 for each of the years ending December 31, 1998 and 1999.

   The Company accrued $403,450 of distributions payable to the members as of December 31, 1999.

   In addition, in December 1998, the Company purchased approximately $179,000 of fixed assets from an affiliated entity. The purchase price approximated the assets' fair value.

7. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
Computers and equipment........................................... $314  $  831
Furniture and fixtures............................................   70     130
Leasehold improvements............................................   36      46
                                                                   ----  ------
                                                                    420   1,007
Accumulated depreciation and amortization.........................  (33)   (232)
                                                                   ----  ------
  Property and equipment, net..................................... $387  $  775
                                                                   ====  ======

   The Company purchased two software programs in 1999. Both software programs were not installed as of December 31, 1999, and are presented in fixed assets.

8. Commitments and Contingencies:

 Leases

   The Company leases office space and office equipment under several noncancelable operating leases that expire in various years through 2002. Rent expense under such operating leases was approximately $154,300 in 1998 and $197,943 in 1999. In 1999, the Company leased computer equipment under a capital lease with a cost of approximately $80,000. In 1998, the Company leased office equipment under capital leases with a cost of $16,200. The future minimum lease payments under capital leases and noncancelable operating leases with initial terms of one year or more are as follows (in thousands):

                                                               Capital Operating
Year Ended December 31,                                        Leases   Leases
2000..........................................................  $  60   $  278
2001..........................................................     42      282
2002..........................................................    --       277
2003..........................................................    --       276
2004..........................................................    --        23
                                                                -----   ------
  Total payments..............................................  $ 102   $1,136
                                                                        ======
Less--Amount representing interest............................    (10)
                                                                -----
  Present value of net minimum lease payments.................  $  92
                                                                =====

   Depreciation of capital lease assets is included in depreciation expense.

                              ENTERPRISEWORKS, LLC

                           December 31, 1998 and 1999


 Litigation

   The Company is from time-to-time the subject of, or involved in, judicial proceedings. Management and legal counsel believe that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

9. Unit Appreciation Rights:

   The Company instituted a unit appreciation right bonus program ("UAR") on July 23, 1998. Participants of the program, and the number of units granted to each participant, are determined by the Board of Directors, as are each respective participant's UAR grants. Granted units do not represent any ownership interest in the Company, nor hold any voting power. The exercise price for granted units is based upon the adjusted book value per share, as defined. Units vest on an individual participant basis. The Company records a liability for the adjusted book value of units granted and outstanding, with a corresponding charge to compensation expense. UAR expense and the related liability were $38,220 for the year ended December 31, 1999. No expense or liability was recorded in 1998 because the adjusted book value at the date of grant was greater than the adjusted book value at December 31, 1998.

   In March 2000, the Company repurchased all outstanding unit appreciation rights from participants for approximately $704,000. As a result of the repurchase, the Company recognized $666,000 in additional compensation expense.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders
Internet Information Services, Inc.:

   We have audited the accompanying balance sheets of the Internet Services Division (the "Division") of Internet Information Services, Inc., ("IIS") as of December 31, 1998 and 1999, and the related statements of operations and changes in division equity (deficit), and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Division, at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

   The Division is a fully integrated business of IIS; consequently, as indicated in Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of IIS, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Division relies on IIS for administrative, management and other services. The financial position, results of operation and cash flows of the Division could differ from those that would have resulted had the Division operated autonomously or as an entity independent from IIS.

                                          Arthur Andersen LLP

Vienna, Virginia
March 24, 2000

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                                 BALANCE SHEETS

                                 (in thousands)

                                                                     As of
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                             Assets
Current assets:
  Accounts receivable, net...................................... $  896  $1,640
  Prepaid expenses and other assets.............................     53      37
                                                                 ------  ------
    Total current assets........................................    949   1,677
Property and equipment, net.....................................    148     150
                                                                 ------  ------
    Total assets................................................ $1,097  $1,827
                                                                 ======  ======
           Liabilities and Division Equity (Deficit)
Current liabilities:
  Accounts payable.............................................. $  434  $  291
  Accrued compensation and benefits.............................    148     357
  Notes payable.................................................    868     807
                                                                 ------  ------
    Total liabilities...........................................  1,450   1,455
                                                                 ------  ------
Commitments and contingencies (Note 9)
Division equity (deficit).......................................   (353)    372
                                                                 ------  ------
    Total liabilities and division equity (deficit)............. $1,097  $1,827
                                                                 ======  ======


        The accompanying notes are an integral part of these statements.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

       STATEMENTS OF OPERATIONS AND CHANGES IN DIVISION EQUITY (DEFICIT)

                                 (in thousands)

                                                                  Year Ended
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
Net revenues.................................................... $4,850  $7,193
Cost of revenues................................................  2,354   3,564
                                                                 ------  ------
    Gross profit................................................  2,496   3,629
Operating expenses:
  Selling, general and administrative...........................  2,461   3,104
  Depreciation and amortization.................................     67      71
                                                                 ------  ------
    Total operating expenses....................................  2,528   3,175
                                                                 ------  ------
Operating (loss) income.........................................    (32)    454
Interest expense................................................     42      75
                                                                 ------  ------
Income (loss) before provision for income taxes.................    (74)    379
Provision for income taxes......................................    --      --
                                                                 ------  ------
    Net (loss) income...........................................    (74)    379
    Net advanced (to) from IIS..................................   (272)    127
Amortization of deferred compensation...........................    --      219
Division equity (deficit), beginning of year....................     (7)   (353)
                                                                 ------  ------
Division equity (deficit), end of year.......................... $ (353) $  372
                                                                 ======  ======


        The accompanying notes are an integral part of these statements.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                 Year Ended
                                                                December 31,
                                                                --------------
                                                                 1998    1999
Cash flows from operating activities:
  Net (loss) income ........................................... $  (74) $  379
  Adjustments to reconcile net income (loss) to net cash (used
   in) provided by operating activities--
    Depreciation and amortization..............................     67      71
    Stock-based compensation...................................    --      219
    Changes in operating assets and liabilities:
      Accounts receivable......................................    303    (744)
      Prepaid expenses and other assets........................      3      16
      Accounts payable.........................................   (500)   (143)
      Accrued expenses.........................................     67     209
                                                                ------  ------
        Net cash (used in) provided by operating activities....   (134)      7
                                                                ------  ------
Cash flows from investing activities:
  Acquisition of property and equipment........................    (78)    (73)
                                                                ------  ------
        Net cash used in investing activities..................    (78)    (73)
Cash flows from financing activities:
  Repayment of stockholders note payable.......................      2     298
  Proceeds from line of credit.................................    482    (359)
  Advances from (to) IIS.......................................   (272)    127
                                                                ------  ------
        Net cash provided by financing activities.............. $  212  $   66
                                                                ------  ------
        Net change in cash..................................... $  --   $  --
                                                                ======  ======


        The accompanying notes are an integral part of these statements.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

1. Business Description and Basis of Presentation:

   Internet Information Services, Inc. ("IIS") was incorporated in the State of Maryland in 1993. During 1998 and from January 1 through April 1, 1999, IIS operated an Internet services division and a computer hardware reselling division. Effective April 1, 1999, the net assets of the computer hardware reselling division were transferred to a newly formed, wholly owned subsidiary of IIS.

   On March 24, 2000, IIS entered into an agreement to sell the majority of the assets and liabilities of its Internet services division (the "Division") to Iconixx Corporation. The Division focuses on Internet-based projects and provides services such as integration of disparate systems, e-commerce application development, and e-commerce infrastructure.

   As an integrated business of IIS, the Division did not prepare separate financial statements in accordance with accounting principles generally accepted in the United States in the normal course of operations. Accordingly, the accompanying financial statements have been derived by extracting the assets, liabilities, revenues and expenses of IIS from the consolidated assets, liabilities, revenue and expenses directly attributable to IIS as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows of the Division on a stand-alone basis. The allocation methodologies have been described within the respective footnotes and management considers the allocations to be reasonable. The financial position, results of operations and cash flows of IIS are management's best estimate of those that may have been achieved had the Division operated autonomously or as an entity independent of IIS. The Division operates in one business segment.

   The Division's operations are subject to certain risks and uncertainties, including the susceptibility of IIS' services to rapid technological change, increased competition from existing service providers and new entrants, lack of a significant operating history, government regulations, and dependence upon key members of the management team.

   On March 24, 2000, substantially all of the net assets of the Division were sold to Iconixx Corporation. Purchase consideration was paid in the form of $13.0 milion paid in cash, 600,000 shares of Iconixx common stock, and $2.2 million paid in the form of 2,220 shares of Iconixx Class A Preferred Stock.

2. Summary of Significant Accounting Policies and Practices:

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant assumptions and estimates relate to the allocation of certain operating and overhead expenses. Actual results could differ from those estimates.

 Cash Flows

   IIS does not maintain separate cash accounts and all cash receipts and disbursements are made through IIS' cash management system. For purposes of the statements of cash flows, all transactions between IIS and the Division have been accounted for as having been settled in cash at the time the transaction was recorded by IIS.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


 Revenue Recognition

   Revenues from consulting services, and the related labor costs, are recognized when the services are performed. The Division currently operates on time and materials contracts and revenues are recognized based on fixed hourly rates for direct labor hours expended.

 Cost of Revenues

   Cost of revenues includes all direct and labor costs related to contract performance and does not include any related depreciation expense. Direct labor costs and related expenses are included in cost of revenues based on billable hours; costs related to unbillable time are included in selling, general, and administrative expenses. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts.

 Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the double-declining balance method over the estimated useful lives of the individual assets as follows: furniture, five years and computer equipment, three years. Software depreciation is recorded using the straight-line method over three years.

 Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Division reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Division recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment losses recognized is based upon the difference between the fair value and the carrying amount of the asset. The Division has not recorded a provision for impairment of long-lived assets.

 Fair Value of Financial Instruments

   The Division's financial instruments consist primarily of accounts receivable and accounts payable. In management's opinion, the carrying amounts of these financial instruments approximate their fair value at December 31, 1999.

 Income Taxes

   In 1998, IIS was taxed pursuant to subchapter C of the Internal Revenue Code. As such, income taxes for the Division are accounted for using an asset and liability approach that requires the recognition of taxes

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999

payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in IIS' financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Income taxes were allocated to the Division using the separate return method.

   In 1999, IIS elected to be taxed pursuant to subchapter S of the Internal Revenue Code ("S corporation"). In lieu of Corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of IIS' taxable income. Therefore, no provision for income taxes has been included in the accompanying 1999 financial statements of the Division.

 Business Concentration and Credit Risk

   The following tables summarize the approximate revenues and accounts receivable from customers in excess of 10.0 percent of total revenues and accounts receivable as of December 31, 1998 and 1999:

                                                                Revenues for
                                                               the Year Ended
                                                               -----------------
                                                                1998      1999
     Customer A...............................................      70%      52%
     Customer B...............................................      12        *

                                                            Accounts Receivable
                                                            -------------------
                                                              1998       1999
     Customer A............................................       23%        66%

--------
* Represents less than 10% of total

3. Accounts Receivable:

   Accounts receivable consisted of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
Accounts receivable............................................. $ 924  $ 1,031
Unbilled accounts receivable....................................     7      649
Allowance for doubtful accounts.................................   (35)     (40)
                                                                 -----  -------
Accounts receivable, net........................................ $ 896  $ 1,640
                                                                 =====  =======

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


4. Property and Equipment:

   Property and equipment consisted of the following (in thousands):

                                                             December 31,
                                                          --------------------
                                                            1998       1999
Computers and equipment.................................  $      61  $     135
Furniture and fixtures..................................        103         29
Hardware................................................        136        185
Software................................................         37         61
                                                          ---------  ---------
                                                                337        410
Accumulated depreciation and amortization...............       (189)      (260)
                                                          ---------  ---------
  Property and equipment, net...........................  $     148  $     150
                                                          =========  =========

5. Notes Payable:

                                                             December 31,
                                                          --------------------
                                                            1998       1999
Note payable to a bank prime rate plus 0.75 percent per
 annum (9.25 percent at December 31, 1998), principal
 and interest payable monthly, expires December 31,
 1999, secured by Division customer receivables.........  $  16,000  $     --
Note payable to a bank prime rate plus 0.75 percent per
 annum (8.75 percent at December 31, 1998), principal
 and interest payable monthly, expires June 30, 1999,
 secured by Division customer receivables...............    300,000        --
Note payable to a bank at bank prime rate plus 0.75
 percent per annum (9.25 percent at December 31, 1999),
 principal and interest payable monthly, expires
 November 30, 2000, secured by Division customer
 receivables............................................        --     214,000
Note payable to IIS stockholders at 9.00 percent per
 annum, principal and interest payable on demand........        --     300,000
Non interest bearing note payable to IIS stockholders
 payable on demand......................................      2,000        --
IIS's revolving credit facility provides for a revolving
 credit facility not to exceed $550,000 and $650,000 as
 of December 31, 1998 and 1999, respectively. The credit
 agreement bears interest at the bank's prime rate plus
 1.00 percent and 0.75 percent, respectively, per annum
 (8.75 and 9.25 percent at December 31, 1998 and 1999,
 respectively), matures on May 1, 2000, and is secured
 by Division receivables................................    550,000    293,000
                                                          ---------  ---------
  Total notes payable...................................    868,000    807,000
                                                          ---------  ---------
Less--Current maturities................................   (868,000)  (807,000)
                                                          ---------  ---------
  Long-term notes payable...............................  $     --   $     --
                                                          =========  =========

   At December 31, 1998 and 1999, IIS had $0 and $356,292 available for use on the line of credit. IIS's revolving credit agreement contains various restrictive covenants, which among other things, require that IIS maintain a minimum tangible net worth.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


   IIS incurred and paid approximately $41,503 and $74,888 of interest expense during 1998 and 1999, respectively. These amounts have been reflected in the accompanying financial statements of the Division.

6. Stock Option Plan:

   IIS adopted the 1997 Stock Option Plan (the "Stock Option Plan") as an incentive to encourage stock ownership by officers and directors and executive and professional employees of IIS. The Stock Option Plan provides for the issuance of stock options not to exceed 800,000 shares of common stock of the Company. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or nonqualified stock options. Options issued under the Stock Option Plan have a maximum term of ten years from the date of grant. IIS, and therefore the Division, account for options granted in accordance with APB Opinion No. 25.

   During 1998 and 1999, options to purchase 200,000 and 387,321 shares, respectively, were granted to Division employees at an exercise price of $1.00 per share. During 1999 the estimated fair value of the options granted was $2.80, resulting in deferred compensation at the date of grant of approximately $361,137, recorded in Division Equity. Options granted during 1998 had exercise prices equal to or greater than fair value. The options vest over a three-year period. Compensation expense recognized during 1999 totaled approximately $218,614. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, net income would have been approximately $468,988. The weighted-average fair value of the options granted by the Division during 1998 and 1999, is estimated to be $0.43 and $2.80, respectively, per option based on the Black-Scholes option pricing model assuming the following: no dividend yield, risk-free interest rate of 5.0 percent, an expected term of the options of four years and an expected volatility of 45.0 percent.

   In connection with the acquisition by Iconixx Corporation, the Division repurchased all of the outstanding stock options, for which the Division recorded $863,000 of additional compensation expense prior to the consummation of the acquisition by Iconixx Corporation.

7. Profit-Sharing Plan:

   The Division participates in a 401(k) profit-sharing plan and trust (the "Plan"). All employees of the Division are eligible to participate upon employment. Participants may elect to contribute up to 15.0 percent of their salaries to the Plan. Employees are 20.0 percent vested at the end of their third year and incrementally vest at the rate of 20.0 percent per year until fully vested at the end of the sixth year of employment. In connection with the acquisition by Iconixx Corporation, the Plan was terminated.

8. Related-Party Transactions:

   IIS provided financing and performed certain internet services to a business owned by the majority stockholder of IIS. Costs incurred by IIS totaled approximately $41,000 and such costs were reimbursed by the majority stockholder. As of December 31, 1999, approximately $7,070 is included in prepaid expenses and other assets as amount due from a stockholder of IIS.

9. Commitments and Contingencies:

 Operating Leases

   IIS leases office space and office equipment under several noncancelable operating leases that expire at various years through 2001. The Division's lease expense under such operating leases was approximately $95,000 in 1998 and $105,000 in 1999, which management allocated to the Division based on headcount.

                       THE INTERNET SERVICES DIVISION OF
                      INTERNET INFORMATION SERVICES, INC.
                   (A Fully Integrated Business of IIS, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999

Future minimum lease payments under all operating leases at December 31, 1999, were as follows (in thousands):

   Year Ended December 31,
     2000.................................................................. $111
     2001..................................................................   85
                                                                            ----
       Total payments...................................................... $196
                                                                            ====

 Litigation

   IIS and the Division are periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the final position or future operating results of IIS or the Division, and adequate provision for any potential losses has been made in the accompanying financial statements.

10. Income Taxes:

   The Division followed the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes for 1998. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

   As the Division income before income tax provision for the year ended December 31, 1998 was not significant, no provision for income tax was recorded. In addition, no substantial book to tax differences existed at December 31, 1998, and therefore, no deferred income tax asset or liability was recorded.

11. Division Equity:

   Because IIS is a fully integrated business, the Company's accounting records do not distinguish its investment in IIS between debt and permanent capital. The intercompany balance has been classified as Division Equity in these financial statements as there is no debt instrument and no defined repayment period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

   , 2000

[LOGO OF ICONIXX]

                               Shares of Common Stock

                               ----------------
                                   PROSPECTUS
                               ----------------

                          Donaldson, Lufkin & Jenrette

                            Bear, Stearns & Co. Inc.

                         Banc of America Securities LLC

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until    , 2000, (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Registration fee....................................................... $22,770
NASD filing fee........................................................   9,125
Nasdaq National Market listing fee.....................................
Printing and engraving expenses........................................
Legal fees and expenses................................................
Accounting fees and expenses...........................................
Blue Sky fees and expenses (including legal fees)......................
Transfer agent and registrar fees and expenses.........................
Miscellaneous..........................................................
                                                                        -------
  Total................................................................ $
                                                                        =======

   Iconixx will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant will provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. According to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

   As permitted by the DGCL, the Registrant's Certificate of Incorporation will provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Under the Bylaws, the Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's status, and related expenses, whether or not the Registrant would have the power to indemnify the person against liability under the provisions of the DGCL. The Registrant maintains director and officer liability insurance on behalf of its directors and officers.

   The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of the Registrant against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

   Since our company was recapitalized in August 1999, we have sold and issued the following unregistered securities:

   (a) On August 12, 1999, pursuant to a recapitalization agreement among Thayer ITECH Holdings, LLC ("Thayer"), the Registrant, BSG Holdings, Inc. ("BSG Holdings") and the stockholders of BSG Holdings (the "Recapitalization Agreement"), the Registrant issued 58,378.378 shares of common stock, par value $.01 per share ("Common Stock"), to Thayer for an aggregate purchase price of $21,600,000.

   (b) On August 12, 1999, pursuant to the Recapitalization Agreement, the Registrant was recapitalized and issued (i) 10,800,000 shares of common stock and 20,520 shares of Class A Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock"), to Thayer in exchange for all of the shares of common stock then held by Thayer and (ii) 2,700,000 shares of common stock and 5,130 shares of Convertible Preferred Stock to BSG Holdings in exchange for all of the shares of Common Stock then held by BSG Holdings.

   (c) On August 12, 1999, pursuant to an equity purchase agreement (the "August Thayer Purchase Agreement") between the Registrant, Thayer and an affiliate of Thayer, TC ITECH, LLC ("TC ITECH"), the Registrant issued (i) 19,009,419 shares of Common Stock to Thayer for an aggregate purchase price of $1,900,419 and (ii) 190,581 shares of Common Stock to TC ITECH for an aggregate purchase price of $19,058.

   (d) On August 12, 1999, in connection with entering into senior management agreements with certain of our executive officers and key employees, the Registrant issued an aggregate of 10,000,000 shares of Common Stock to these employees for an aggregate consideration of $1,000,000.

   (e) On September 1, 1999, in connection with the acquisition of Empyrean Group, Inc., the Registrant issued 862,500 shares of Common Stock and 1,638.75 shares of Convertible Preferred Stock to FBR Venture Partners, LP ("FBR"), in exchange for all of the issued and outstanding capital stock of Empyrean Group, Inc.

   (f) Between November 2, 1999 and March 22, 1999, pursuant to the August Thayer Purchase Agreement, the Registrant issued (i) 36,117.90 shares of Convertible Preferred Stock to Thayer for an aggregate purchase price of $36,117,900 and (ii) 362.1 shares of Convertible Preferred Stock to TC ITECH for an aggregate purchase price of $362,100.

   (g) On November 3, 1999, in connection with the acquisition of IconixGroup, Inc. ("IconixGroup"), the Registrant issued an aggregate of 1,825,000 shares of Common Stock and 3,467.5 shares of Convertible Preferred Stock to the stockholders of IconixGroup as part of the consideration for all of the issued and outstanding capital stock of IconixGroup.

   (h) On November 12, 1999, in connection with entering into a senior management agreement with William K. Stephens, the Registrant issued 250,000 shares of Common Stock to Mr. Stephens for an aggregate purchase price of $25,000.

   (i) On November 29, 1999, pursuant to an existing senior management agreement, the Registrant issued 112,500 shares of Common Stock to Jason H. Levine for an aggregate purchase price of $11,250.

   (j) On March 8, 2000, subject to existing senior management agreements, the Registrant issued an aggregate of 200,000 shares of Common Stock to certain of our executive officers and key employees for an aggregate purchase price of $260,000.

   (k) On March 10, 2000, in connection with the acquisition of Lead Dog Design, Inc. ("Lead Dog"), the Registrant issued 1,000,000 shares of Common Stock and 3,000 shares of Convertible Preferred Stock to the stockholders of Lead Dog as part of the consideration for all of the issued and outstanding capital stock of Lead Dog.

   (l) On March 22, 2000, pursuant to an equity purchase agreement with Thayer, the Registrant issued (i) 3,000,000 shares of Common Stock and (ii) 16,100 shares of Convertible Preferred Stock to Thayer for an aggregate purchase price of $20,000,000.

   (m) On March 23, 2000, in connection with the acquisition of some of the assets of Internet Information Services, Inc. ("IIS"), the Registrant issued 600,000 shares of Common Stock and 2,220 shares of Convertible Preferred Stock to the stockholders of IIS as part of the consideration for the asset acquisition.

   (n) On March 23, 2000, in connection with the acquisition of substantially all of the assets for Enterpriseworks, LLC, the Registrant issued an aggregate of 3,868,213 shares of Common Stock to the members of EnterpriseWorks, LLC as part of the consideration for the asset acquisition.

   (o) On April 17, 2000, in connection with a stock offering to some of its existing stockholders, the Registrant issued Common Stock and Convertible Preferred Stock to stockholders who elected to participate in the offering as follows: 86,250 shares of Common Stock and 462.875 shares of Convertible Preferred Stock to FBR for an aggregate consideration of $575,000; 8,343 shares of Common Stock and 44.775 shares of Convertible Preferred Stock to Gretchen Frederick for an aggregate consideration of $55,621; 3,650 shares of Common Stock and 19.588 shares of Convertible Preferred Stock to Mark A. Smith for an aggregate consideration of $24,333; 3,650 shares of Common Stock and 19.588 shares of Convertible Preferred Stock to Sidney F. Barcelona for an aggregate consideration of $24,333.

   The sales and issuances of securities in the transactions described above were exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 or Regulation D promulgated thereunder.

   Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about Iconixx or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

Exhibit
Number                                       Description
-------                                      -----------
1.1*      Form of Underwriting Agreement
3.1*      Form of Amended and Restated Certificate of Incorporation to be filed upon the closing of this offering
3.2*      Form of Amended and Restated Bylaws to be effective upon the closing of this offering
4.1       Specimen certificate representing the Common Stock
5.1*      Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock.
10.1*     Iconixx Corporation 1999 Stock Option Plan, as amended
10.2*     Iconixx Web Development, Inc. 401(k) Profit Sharing Plan
10.3*     Iconixx Systems Engineering, Inc. 401(k) Profit Sharing Plan
10.4      Equity Purchase Agreement by and among Empyrean Group Holdings and Thayer ITECH
          Holdings, L.L.C. dated August 12, 1999

 10.5     Equity Purchase Agreement between Iconixx Corporation, Thayer ITECH Holdings,
          L.L.C. and TC ITECH, L.L.C. dated March 22, 2000
 10.6     Stockholders Agreement by and among Empyrean Group Holdings, Inc., Thayer ITECH
          Holdings, L.L.C. and The Other Stockholders of Empyrean Group Holdings, Inc.
          together with Joinders
 10.7     Registration Rights Agreement by and among Empyrean Group Holdings, Inc., and
          Thayer ITECH Holdings, L.L.C. together with Joinders
 10.8     Contribution Agreement by and Among Empyrean Group Holdings, Inc. and Executives
          together with Joinder and First Amendment
 10.9     Form of Senior Management Agreements between Empyrean Group Holdings, Inc. and the following executive officers:
 10.9.1.1 Stuart C. Johnson schedule of material terms
 10.9.1.2 Graham B. Perkins schedule of material terms
 10.9.1.3 Thomas B. Modly schedule of material terms
 10.9.1.4 Jason H. Levine schedule of material terms
 10.9.1.5 Matthew B. Walker schedule of material terms
 10.9.1.6 David T. Fu schedule of material terms
 10.9.1.7 William K. Stephens schedule of material terms
 10.10    Employment Agreement dated November 3, 1999 between IconixGroup, Inc. and Leo C.
          Mullen
 10.11    Employment Agreement dated August 12, 1999 between BSG Solutions, Inc. and John
          R. McDougall
 10.12    Employment Agreement dated March 23, 2000 between Iconixx Web Development, Inc.
          and Christopher Clark
 10.13    Employment Agreement dated March 23, 2000 between Iconixx-Houston and D. Derrik
          Deyhimi
 10.14    Master Services Agreement dated January 1, 1996, as amended, between
          Sprint/United Management Company and Iconixx Systems Engineering, Inc. (by
          assignment from its affiliate Business Solutions Group, LLC)
 10.15    Recapitalization Agreement dated August 11, 1999 by and among Thayer ITECH
          Holdings, L.L.C., Business Solutions Group, Inc., BSG Holdings, Inc. and The
          Stockholders of BSG Holdings, Inc.
 10.16    Business Loan and Security Agreement dated as of August 12, 1999 by and among
          Empyrean Group Holdings, Inc., BSG Solutions, Inc. (as Borrowers), First Union
          Commercial Corporation, Bank of America, N.A. (as Lenders), and First Union
          National Bank (as Agent) and Bank of America (as Co-Lead Arranger)
 10.17    Stock Purchase Agreement dated October 29, 1999 by and among Empyrean Group
          Holdings, Inc., IconixGroup, Inc., The Invisions Group, Ltd. and The Stockholders
          of The Invisions Group, Ltd.
 10.18    Stock Purchase Agreement dated February 23, 2000 by and among Iconixx
          Corporation, Lead Dog Design, Inc. and The Stockholders of the Lead Dog Design,
          Inc.
 10.19    Asset Purchase Agreement by and Among Iconixx Corporation, Iconixx-Houston, Inc.,
          EnterpriseWorks, L.L.C. and Certain Members of EnterpriseWorks, L.L.C.
 10.20    Professional Services Agreement dated August 12, 1999 between TC Management
          Partners IV, L.L.C. and Empyrean Group Holdings, Inc.
 10.21    Sublease Agreement dated April 24, 2000 between Chevy Chase Bank, F.S.B. and
          Iconixx Corporation.
 10.22    Web Site Development Agreement dated as of November 2, 1999 by and between Bear,
          Stearns & Co. Inc. and Lead Dog Designs, Inc.
 10.23    Asset Purchase Agreement by and among Iconixx Corporation, Iconixx Web
          Development, Inc., Internet Information Services, Inc. and the Majority
          Shareholders of Internet Information Services, Inc. dated March 23, 2000.
 21.1     Subsidiaries of the Registrant
 23.1     Consent of Arthur Andersen LLP
 23.2*    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

 24.1 Power of Attorney (included on signature page)
 27.1 Financial Data Schedule

--------
*  To be filed by amendment.

   (b) Financial Statement Schedules:

   Schedule II--Valuation and Qualifying Accounts

   All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf on its behalf by the undersigned, thereunto duly authorized, in the city of Vienna, Commonwealth of Virginia, on May 12, 2000.

                                          ICONIXX CORPORATION

                                                   /s/ Stuart C. Johnson
                                          By: _________________________________
                                                     Stuart C. Johnson
                                               Chairman and Chief Executive
                                                          Officer

   Each person whose signature appears below constitutes and appoints Stuart C. Johnson and Jason H. Levine, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 12, 2000 by the following persons in the capacities indicated.

              Signature                                       Title
              ---------                                       -----

        /s/ Stuart C. Johnson                       Chairman, President, Chief
______________________________________               Executive Officer and
          Stuart C. Johnson                          Director (Principal
                                                     Executive Officer)

        /s/ Graham B. Perkins                       Chief Financial Officer
______________________________________               (Principal Financial and
          Graham B. Perkins                          Accounting Officer)

        /s/ Carl J. Rickertsen                      Director
______________________________________
          Carl J. Rickertsen

        /s/ Phillip G. Norton                       Director
______________________________________
          Phillip G. Norton

         /s/ Robert Michalik                        Director
______________________________________
           Robert Michalik

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Iconixx Corporation:

   We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Iconixx Corporation included in this registration statement and have issued our report thereon dated May 9, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II-- Valuation and Qualifying Accounts for Iconixx Corporation is the responsibility of Iconixx Corporation's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Vienna, Virginia
May 9, 2000

                                                                     SCHEDULE II

                              ICONIXX CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in Thousands)

                                                         Additions
                                                    -------------------
                               Beginning             Charged            Ending
                                Balance  Deductions to Expense Other(1) Balance
                               --------- ---------- ---------- -------- -------
Period Ending December 31,
 1997
  Allowance for Doubtful
   Accounts...................   $--        $--        $--       --      $--
Period Ending December 31,
 1998
  Allowance for Doubtful
   Accounts...................   $--        $--        $--       --      $--
Period Ending December 31,
 1999
  Allowance for Doubtful
   Accounts...................   $--        $--        $--        86     $ 86

--------
(1) Recorded through purchase accounting in connection with the acquisition of IconixGroup, Inc. in accordance with APB No. 16.

                                 Exhibit Index

Exhibit Number                                     Description
--------------                                     -----------
1.1*            Form of Underwriting Agreement
3.1*            Form of Amended and Restated Certificate of Incorporation to be filed upon the closing of this offering
3.2*            Form of Amended and Restated Bylaws to be effective upon the closing of this offering
4.1             Specimen certificate representing the Common Stock
5.1*            Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock.
10.1*           Iconixx Corporation 1999 Stock Option Plan, as amended
10.2*           Iconixx Web Development, Inc. 401(k) Profit Sharing Plan
10.3*           Iconixx Systems Engineering, Inc. 401(k) Profit Sharing Plan
10.4            Equity Purchase Agreement by and among Empyrean Group Holdings and Thayer ITECH
                Holdings, L.L.C. dated August 12, 1999
10.5            Equity Purchase Agreement between Iconixx Corporation, Thayer ITECH Holdings,
                L.L.C. and TC ITECH, L.L.C. dated March 22, 2000
10.6            Stockholders Agreement by and among Empyrean Group Holdings, Inc., Thayer ITECH
                Holdings, L.L.C. and The Other Stockholders of Empyrean Group Holdings, Inc.
                together with Joinders
10.7            Registration Rights Agreement by and among Empyrean Group Holdings, Inc., and
                Thayer ITECH Holdings, L.L.C. together with Joinders
10.8            Contribution Agreement by and Among Empyrean Group Holdings, Inc. and Executives
                together with Joinder and First Amendment
10.9            Form of Senior Management Agreements between Empyrean Group Holdings, Inc. and the following executive officers:
      10.9.1.1  Stuart C. Johnson schedule of material terms
      10.9.1.2  Graham B. Perkins schedule of material terms
      10.9.1.3  Thomas B. Modly schedule of material terms
      10.9.1.4  Jason H. Levine schedule of material terms
      10.9.1.5  Matthew B. Walker schedule of material terms
      10.9.1.6  David T. Fu schedule of material terms
      10.9.1.7  William K. Stephens schedule of material terms
10.10           Employment Agreement dated November 3, 1999 between IconixGroup, Inc. and Leo C.
                Mullen.
10.11           Employment Agreement dated August 12, 1999 between BSG Solutions, Inc. and John
                R. McDougall
10.12           Employment Agreement dated March 23, 2000 between Iconixx Web Development, Inc.
                and Christopher Clark
10.13           Employment Agreement dated March 23, 2000 between Iconixx-Houston and D. Derrik
                Deyhimi
10.14           Master Services Agreement dated January 1, 1996, as amended, between
                Sprint/United Management Company and Iconixx Systems Engineering, Inc. (by
                assignment from its affiliate Business Solutions Group, LLC)
10.15           Recapitalization Agreement dated August 11, 1999 by and among Thayer ITECH
                Holdings, L.L.C., Business Solutions Group, Inc., BSG Holdings, Inc. and The
                Stockholders of BSG Holdings, Inc.
10.16           Business Loan and Security Agreement dated as of August 12, 1999 by and among
                Empyrean Group Holdings, Inc., BSG Solutions, Inc. (as Borrowers), First Union
                Commercial Corporation, Bank of America, N.A. (as Lenders), and First Union
                National Bank (as Agent) and Bank of America (as Co-Lead Arranger)
10.17           Stock Purchase Agreement dated October 29, 1999 by and among Empyrean Group
                Holdings, Inc., IconixGroup, Inc., The Invisions Group, Ltd. and The Stockholders
                of The Invisions Group, Ltd.
10.18           Stock Purchase Agreement dated February 23, 2000 by and among Iconixx
                Corporation, Lead Dog Design, Inc. and The Stockholders of the Lead Dog Design,
                Inc.

Exhibit
Number                                      Description
-------                                     -----------
10.19    Asset Purchase Agreement by and Among Iconixx Corporation, Iconixx-Houston, Inc.,
         EnterpriseWorks, L.L.C. and Certain Members of EnterpriseWorks, L.L.C.
10.20    Professional Services Agreement dated August 12, 1999 between TC Management
         Partners IV, L.L.C. and Empyrean Group Holdings, Inc.
10.21    Sublease Agreement dated April 24, 2000 between Chevy Chase Bank, F.S.B. and
         Iconixx Corporation
10.22    Web Site Development Agreement dated as of November 2, 1999 by and between Bear,
         Stearns & Co. Inc. and Lead Dog Designs, Inc.
10.23    Asset Purchase Agreement by and among Iconixx Corporation, Iconixx Web
         Development, Inc., Internet Information Services, Inc. and the Majority
         Shareholders of Internet Information Services, Inc. dated March 23, 2000.
21.1     Subsidiaries of the Registrant
23.1     Consent of Arthur Andersen LLP
23.2*    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1     Power of Attorney (included on signature page)
27.1     Financial Data Schedule

--------
*  To be filed by amendment.